     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1999.

                                                     REGISTRATION NO. 333-
     ---------------------------------------------------------------------------
     ---------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                            -----------------------------

                                      FORM S-4
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933

                            -----------------------------

                                  INTEL CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                     3674                                    94-1672743
     (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL           (IRS EMPLOYER IDENTIFICATION NUMBER)
      INCORPORATION OR ORGANIZATION)              CLASSIFICATION CODE NUMBER)

         2200 MISSION COLLEGE BOULEVARD, SANTA CLARA, CALIFORNIA 95052
                                 (408) 765-8080
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             F. THOMAS DUNLAP, ESQ.
                               INTEL CORPORATION
         2200 MISSION COLLEGE BOULEVARD, SANTA CLARA, CALIFORNIA 95052
                                 (408) 765-8080
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                  KENNETH R. LAMB                                     GILLES S. ATTIA
                 PETER T. HEILMANN                                    KEVIN A. COYLE
            GIBSON, DUNN & CRUTCHER LLP                             GRAHAM & JAMES LLP
       ONE MONTGOMERY STREET, TELESIS TOWER                    400 CAPITOL MALL, SUITE 2400
          SAN FRANCISCO, CALIFORNIA 94104                      SACRAMENTO, CALIFORNIA 95814
                  (415) 393-8200                                      (916) 441-6700

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 As soon as practicable after the effective date of this Registration Statement and the satisfaction
     or waiver of all other conditions to the Merger described in the proxy statement/prospectus.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                 PROPOSED MAXIMUM         PROPOSED MAXIMUM
SECURITIES TO BE                AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING            AMOUNT OF
REGISTERED                      REGISTERED(1)              PER SHARE               PRICE(1)(2)        REGISTRATION FEE(2)(3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.001 per share........        44,282,563                 $56.03               $2,481,265,270             $689,791.75
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) The number of shares to be registered pursuant to this Registration Statement is based upon the aggregate number of shares of Level One Communications, Incorporated common stock, par value $.001 per share ("LOC Common Stock") currently outstanding, and the number of shares of LOC Common Stock issuable upon exercise of options and warrants to acquire shares of LOC Common Stock currently outstanding, shares of LOC Common Stock issuable upon conversion of LOC's convertible subordinated debt, and shares of LOC Common Stock issuable to other third parties, multiplied by an exchange ratio of 0.86 shares of common stock, par value $.001 per share, of the Registrant.

(2) The registration fee was computed pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of LOC Common Stock, as reported by The Nasdaq Stock Market on June 29, 1999.

(3) $429,374.95 of the registration fee was previously paid with the filing by Level One Communications, Incorporated of preliminary proxy solicitation materials under Section 14(g) and Rule 0-11 of the Securities Exchange Act of 1934, as amended. Such fee has been credited against the registration fee payable hereunder pursuant to Rule 457(b) under the Securities Act of 1933. Accordingly, a registration fee of $260,416.80 is being paid herewith.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      LOGO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 9, 1999

TO THE STOCKHOLDERS OF
LEVEL ONE COMMUNICATIONS, INCORPORATED:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Level One Communications Incorporated, a Delaware corporation, will be held on August 9, 1999, at 9:00 a.m., local time, at 9800 Old Placerville Road, Sacramento, California for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 4, 1999, by and among Level One, Intel Corporation, a Delaware corporation, and a wholly-owned Delaware subsidiary of Intel that provides for, among other things, a merger that will result in Level One's becoming a wholly-owned subsidiary of Intel and Level One stockholders' becoming Intel stockholders. In the merger, each share of Level One common stock will be converted into 0.86 shares of Intel common stock. This conversion amount has been adjusted to take into account the effect of Intel's two for one stock split paid on April 11, 1999.

          2. To consider and vote upon the postponement or adjournment of the special meeting in order to solicit additional votes to approve the merger agreement if the secretary of the special meeting determines that there are not sufficient votes to approve the merger agreement.

     The close of business on July 7, 1999 has been fixed as the record date for determining those stockholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Therefore, only stockholders of record on July 7, 1999 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                      By Order of the Board of Directors
                                      LOGO
                                      John Kehoe
                                      Secretary

July 9, 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     THE MERGER AGREEMENT MUST BE APPROVED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF LEVEL ONE COMMON STOCK. YOUR VOTE ON THIS MATTER IS VERY IMPORTANT. WE URGE YOU TO REVIEW CAREFULLY THE ENCLOSED MATERIAL AND TO RETURN YOUR PROXY CARD PROMPTLY.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                PRELIMINARY COPY
LOGO                                         LOGO

            PROXY STATEMENT                            PROSPECTUS

                           -------------------------

     Intel Corporation and Level One Communications, Incorporated have entered into an agreement that provides for a merger, as a result of which Level One will become a wholly-owned subsidiary of Intel. In the merger, Level One stockholders will receive 0.86 shares of Intel common stock for each of their shares of Level One common stock. This conversion amount has been adjusted to take into account the effect of Intel's two for one stock split paid on April 11, 1999. Intel will issue at least 33.7 million shares of its common stock, but may issue as many as 39.9 million shares if all vested Level One options and warrants are exercised and Level One's convertible debt is converted prior to the merger.

     This proxy statement/prospectus is being furnished to Level One stockholders in connection with the solicitation by Level One's board of directors of proxies for use at the special meeting of stockholders to be held at 9800 Old Placerville Road, Sacramento, California, at 9:00 a.m., local time, on August 9, 1999. At this meeting, Level One stockholders will vote on the proposed merger. This proxy statement/prospectus also constitutes the prospectus of Intel with respect to the shares of Intel common stock to be issued to Level One stockholders in the merger.

     Share Information:

Intel ("INTC").........................  The Nasdaq Stock Market closing price on July 6, 1999: $63.875
Level One ("LEVL").....................  The Nasdaq Stock Market closing price on July 6, 1999: $53.188

     All information concerning Intel in this proxy statement/prospectus has been furnished by Intel, and all information concerning Level One in this proxy statement/prospectus has been furnished by Level One. Level One stockholders are encouraged to read this proxy statement/prospectus carefully and understand it before they vote.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE ON THE PROPOSED MERGER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE ISSUED IN THIS TRANSACTION OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY 7, 1999, AND IS FIRST BEING MAILED TO LEVEL ONE STOCKHOLDERS ON OR ABOUT JULY 9, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................   13
  Risk Factors Relating to the Merger.......................   13
  Risk Factors Relating to Intel............................   15
  Risk Factors Relating to Level One........................   23
LEVEL ONE SPECIAL MEETING...................................   26
  General...................................................   26
  Matters to be Considered..................................   26
  Proxies...................................................   26
  Solicitation of Proxies...................................   26
  Record Date and Voting Rights.............................   26
  Recommendation of Level One Board.........................   27
THE MERGER..................................................   28
  Background of the Merger..................................   28
  Intel's Reasons for the Merger............................   32
  Recommendation of the Level One Board of Directors and
     Level One's Reasons for the Merger.....................   33
  Interests of Level One's Management in the Merger and
     Potential Conflicts of Interests.......................   36
  Opinion of Level One's Financial Advisor..................   39
  The Merger................................................   48
  Closing...................................................   48
  Conversion of Level One Stock; Treatment of Level One
     Stock Options, Warrants and Convertible Subordinated
     Notes..................................................   49
  Exchange of Certificates; Fractional Shares...............   49
  Representations and Warranties............................   50
  Conduct of Business Before the Merger.....................   51
  Conditions to Completing the Merger.......................   55
  Regulatory and Other Approvals Required for the Merger....   56
  Extension, Waiver and Amendment of the Merger Agreement...   57
  Termination of the Merger Agreement.......................   57
  Material Federal Income Tax Consequences..................   60
  Accounting Treatment......................................   62
  Employee Benefits and Plans...............................   62
  Option Agreement..........................................   62
  Restrictions on Resales by Affiliates.....................   64
MANAGEMENT AFTER THE MERGER.................................   65
PRICE RANGE OF COMMON STOCK.................................   66
INFORMATION ABOUT INTEL CORPORATION.........................   68
  General...................................................   68
  Management and Additional Information.....................   69
INFORMATION ABOUT LEVEL ONE COMMUNICATIONS..................   70
  General...................................................   70
  Management and Additional Information.....................   71
INTEL CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS....   72
  Description of Intel Capital Stock........................   72
  Comparison of Rights of Intel Stockholders and Level One
     Stockholders...........................................   72

                                                              PAGE
                                                              ----
DISSENTERS' APPRAISAL RIGHTS................................   76
LEGAL MATTERS...............................................   76
EXPERTS.....................................................   76
STOCKHOLDER PROPOSALS.......................................   76
OTHER MATTERS...............................................   76
WHERE YOU CAN FIND MORE INFORMATION.........................   77
APPENDICES
APPENDIX A -- MERGER AGREEMENT
APPENDIX B -- OPTION AGREEMENT
APPENDIX C -- OPINION OF LEHMAN BROTHERS
APPENDIX D -- FORM OF PROXY CARD

                                    SUMMARY

     This brief summary highlights selected information from the proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand our proposed merger. See "Where You Can Find More Information."

THE MERGER (PAGE 28)

     We have attached the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

PARTIES TO THE MERGER (PAGES 68 AND 70)

INTEL CORPORATION
2200 Mission College Boulevard
Santa Clara, California 95052
(408) 765-8080

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Intel designs, develops, manufactures and markets computer components and related products.

     Intel's major products include micro-processors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products and digital imaging products. For more information about Intel's products, see "Information about Intel Corporation." Intel sells its products to:

     - original equipment manufacturers of computer systems and peripherals;

     - personal computer users; and

     - other manufacturers, including makers of a wide range of industrial and telecommunications equipment.

     Intel had approximately 64,500 employees at December 26, 1998, and 1998 net revenues of $26,273 million. Intel is headquartered in Santa Clara, California.

LEVEL ONE COMMUNICATIONS, INCORPORATED
9750 Goethe Road
Sacramento, California 95827
(916) 855-5000

     Level One designs and sells semiconductor chips. Its products are described as application specific standard integrated circuits, or "ASSPs." Its products are used for high-speed analog and digital signal transmission and to build and connect networks to systems that transport information within an office or around the world. Its products are used to produce systems for local area networks, called LANs, wide area networks, called WANs, and public telephone transmission networks. LANs, WANs and telephone transmission networks enable you to use intranets and the Internet. Level One combines its strengths as an industry leader in analog and digital circuit design with its communications systems expertise to produce solutions with increased functionality.

     Level One had 821 employees at December 27, 1998, and 1998 revenues of $263 million. Level One's principal executive offices are located in Sacramento, California.

EFFECT AND TIMING OF THE MERGER

     We propose that Intel and Level One combine by way of a merger as a result of which each of you will become Intel stockholders. We expect to complete the merger no later than August 10, 1999, although the agreement does not expire until December 31, 1999. We also expect that the merger will close within two business days after the special meeting if Level One stockholders approve the merger.

EXCHANGE OF SHARES (PAGE 49)

     When the merger occurs, each of your shares of Level One common stock will auto-matically become the right to receive from Intel 0.86 shares of Intel common stock.

     You will have to surrender your Level One common stock certificates to receive new certificates representing Intel common stock. You do not need to do this, however, until you receive written instructions after we have completed the merger.

LEVEL ONE STOCK OPTIONS, WARRANTS AND CONVERTIBLE SUBORDINATED NOTES (PAGE 49)

     In the merger, each stock option and warrant to buy Level One common stock will become an option or warrant, as applicable, to buy Intel common stock. However, each option and warrant will continue to be governed by the terms of the Level One stock option plan or other agreement under which it was issued. The number of shares of Intel common stock subject to each new stock option or warrant, as well as the exercise price of that stock option or warrant, will be adjusted to reflect the merger exchange ratio applicable to the Level One common stock.

     In addition, Intel will assume all obligations under Level One's convertible subordinated notes and will provide for the conversion rights to which the subordinated noteholders are entitled.

MANAGEMENT AFTER THE MERGER (PAGE 65)

     There will be no change in the current management of Intel as a result of the merger. Dr. Robert S. Pepper, Level One's president and CEO, will join Intel as vice president of Intel's Network Communications Group and will be general manager of the Level One Communications division.

     Dr. Pepper, who is also a director of Level One, and John Kehoe, Level One's CFO, have signed employment agreements providing for them to remain with Level One, as part of Intel, following the merger.

THE LEVEL ONE STOCKHOLDERS MEETING (PAGE 26)

     At the Level One stockholders meeting, you will be asked to:

     1. approve an agreement that provides for a merger in which Level One will become a wholly-owned subsidiary of Intel; and

     2. vote on the postponement or adjournment of the meeting to solicit additional votes to approve the merger agreement, if the secretary of the meeting decides that there are not enough votes to approve the merger agreement.

RECORD DATE AND THE VOTE REQUIRED (PAGE 26)

     You can vote at the special meeting if you owned Level One common stock at the close of business on July 7, 1999, the record date for the meeting. You can cast one vote for each share of Level One common stock you owned at that time. To adopt the merger agreement, the holders of a majority of shares of Level One common stock allowed to vote at the meeting must vote in favor of it. As of the record date, Level One's directors and executive officers beneficially owned about 3,140,000 shares of Level One common stock entitling them to exercise about 7.83% of the voting power of the Level One common stock entitled to vote at the special meeting. Intel's directors, executive officers and affiliates owned no shares of Level One common stock as of the record date.

     You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable or do not wish to attend. You may revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Level One, or by attending the meeting and voting in person.

OUR REASONS FOR THE MERGER (PAGES 32 AND 33)

     Intel and Level One are proposing to merge because they believe that the merger will significantly benefit their respective stockholders and customers.

     Intel believes that a combination with Level One will:

     - extend its strength in networking and communications; and

     - provide Intel with the necessary building blocks to supply semiconductor chips to meet the rapidly growing networking and communications demands created by the Internet and electronic commerce.

     Level One believes that a merger with Intel will:

     - increase value for its stockholders, employees and customers;

     - allow Level One to continue pursuing its business strategy by delivering on its vision of highly integrated communications systems on semiconductor chips;

     - provide its stockholders with an attractive price for their Level One shares while enabling them to share in Intel's growth over the long term; and

     - make Level One's technology available to a larger customer base through Intel's distribution system and sales force.

     The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see "Forward-Looking Statements May Prove Inaccurate" on page 6.

LEVEL ONE BOARD'S RECOMMENDATION TO STOCKHOLDERS (PAGE 33)

     The Level One board of directors believes that the merger is advisable, fair to you and in your best interests, and unanimously recommends that you vote "FOR" approval of the merger agreement.

OPINION OF LEVEL ONE'S FINANCIAL ADVISOR (PAGE 39)

     Lehman Brothers has delivered its written opinion to Level One's board of directors that, as of March 4, 1999, based upon and subject to the factors and assumptions described in the opinion, the exchange ratio was fair, from a financial point of view, to the Level One stockholders. We have attached a copy of Lehman Brothers' opinion as Appendix C. You may read the opinion for a description of the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in providing its opinion.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGES 66 AND 67)

     Intel common stock is traded on The Nasdaq Stock Market. On March 3, 1999, the last trading day before we announced the merger, Intel common stock closed at $57.34 per share adjusted for Intel's two for one stock split paid on April 11, 1999. Level One common stock is traded on The Nasdaq Stock Market. On March 3, 1999, Level One common stock closed at $32.38 per share.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 55)

     Whether we complete the merger depends on a number of conditions being satisfied in addition to Level One stockholders' approval of the merger agreement.

     However, either Intel or Level One may choose to complete the merger even though one or more of these conditions has not been satisfied, as long as the law allows them to do so. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

WAIVER AND AMENDMENT (PAGE 57)

     We may jointly amend the merger agreement, and each of us may waive our right to require the other to adhere to the terms and conditions of the merger agreement. However, we may not do so after Level One stockholders approve the merger, if the amendment or waiver reduces or changes the consideration that they will receive, unless the stockholders approve the amendment or waiver.

TERMINATION OF THE MERGER AGREEMENT (PAGE 57)

     We can agree at any time prior to completing the merger to terminate the merger agreement. Also, either of us can decide, without the other's consent, to terminate the merger agreement if the merger has not been completed by December 31, 1999, the other company has breached the merger agreement or for other reasons.

TERMINATION OF THE MERGER AGREEMENT IN CONNECTION WITH AN UNSOLICITED ACQUISITION PROPOSAL (PAGE 57)

     Level One may engage in negotiations regarding an unsolicited proposal from a potential acquiror other than Intel if the board decides, based upon advice from its financial advisor, that the potential acquiror is capable of consummating a superior proposal. Level One may also provide the other potential acquiror with the type of due diligence information that it provided to Intel.

     Level One may terminate the merger agreement if, after Level One's board of directors has received an unsolicited proposal from a potential acquiror other than Intel, the board decides in good faith, based upon advice from legal counsel, that it must withdraw its recommendation of the merger with Intel in order to comply with its fiduciary duties under Delaware law. Under these circumstances, however, Level One's board of directors must give Intel a chance to at least match the potential acquiror's proposal. Intel may terminate the merger agreement if Level One's board of directors withdraws or adversely modifies its recommendation that Level One stockholders approve the merger with Intel or recommends that Level One stockholders approve another competing transaction.

LIQUIDATED DAMAGES AND PAYMENT OF EXPENSES IF THE MERGER AGREEMENT IS TERMINATED (PAGE 58)

     Level One has agreed to pay Intel liquidated damages of $75 million if the merger agreement is terminated because Level One decides not to complete the merger, generally where there is another offer for Level One outstanding, or Level One has breached the merger agreement and later agrees to be acquired by another company.

     Upon termination of the merger agreement under circumstances more fully described in "The Merger -- Termination of the Merger Agreement," each of us has agreed to reimburse the other for its costs and expenses related to the merger in the amount of $3 million. Otherwise, whether or not the merger is completed, we will each pay our own fees and expenses.

OPTION AGREEMENT (PAGE 62 AND APPENDIX B)

     Level One has entered into a stock option agreement granting Intel an option to purchase 7,798,546 shares of Level One common stock under certain circumstances. The total number of shares that Intel may purchase if it exercises the option represents 16.6% of the shares of Level One common stock outstanding on March 4, 1999, assuming the option had been exercised, or 19.9% before the exercise.

     Intel may not exercise its option unless certain events occur. These events generally are business combinations or acquisition transactions relating to Level One and certain related events, other than the merger we are proposing, such as a merger or the sale of a substantial amount of assets or stock to a company other than Intel. Level One has advised Intel that no event has occurred as of this date that would allow Intel to exercise its option.

     The exercise price of the option is $50 per share. Under certain circumstances, Intel may require Level One to repurchase the option and Level One may require Intel to sell to Level One any shares of Level One common stock received by Intel upon its exercise of the option.

     Intel may not receive total value in excess of $100 million from the option and Level One's payment of liquidated damages upon termination of the merger agreement as described above.

     We entered into the option agreement so that, if a third party submitted a successful proposal to acquire Level One, Intel would be compensated for its efforts, expenses and lost business opportunities incurred as a result of its attempted acquisition of Level One.

INTEREST OF LEVEL ONE'S OFFICERS IN THE MERGER THAT DIFFER FROM YOUR INTEREST (PAGE 36)

     Some of Level One's officers have interests in the merger that differ from, or are in addition to, their interests as stockholders of Level One. Level One's directors and eight executive officers will receive an aggregate of 315,594 shares of Intel common stock and options to purchase an additional 2,022,771 shares of Intel common stock in exchange for the shares of Level One common stock and/or options to purchase shares of Level One common stock presently owned by these executive officers and directors. These additional interests exist because of employment and related agreements that these officers have entered into with Level One and Intel, and rights that these officers have or will have under some of the benefit plans maintained by Level One and Intel. These agreements and plans will provide the Level One officers with severance benefits if their employment with Level One is terminated after the merger occurs or after Level One is acquired by anyone else.

     If the employment of the eight most highly compensated officers of Level One (excluding Dr. Pepper and Mr. Kehoe) were terminated after the merger, the maximum aggregate amount payable to them would be approximately $3.1 million. In addition, after the merger, Intel will continue the indemnification arrangements for directors and officers of Level One and its subsidiaries in effect prior to the merger. Also, Level One will generally maintain a policy of directors' and officers' liability insurance for six years after the merger for the benefit of those persons who were directors or officers covered by liability insurance immediately before the merger occurs.

     Details about the interests of some of Level One's directors and executive officers are described under "The Merger -- Interests of Level One's Management in the Merger and Potential Conflicts of Interests."

     The members of Level One's board of directors knew about these interests, and considered them, when they approved the merger agreement.

DISSENTERS' APPRAISAL RIGHTS (PAGE 76)

     Delaware law does not provide you with dissenters' appraisal rights in the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES TO LEVEL ONE STOCKHOLDERS (PAGE 60)

     We expect that, for United States federal income tax purposes, your exchange of shares of Level One common stock for shares of Intel common stock generally will not cause you to recognize any gain or loss. You will, however, be taxed on any gain in connection with any cash you receive instead of fractional shares.

     THIS TAX TREATMENT MAY NOT APPLY TO EVERY LEVEL ONE STOCKHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE COMPLICATED. THEY WILL DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES TO YOU.

ACCOUNTING TREATMENT (PAGE 62)

     We will account for the merger using the purchase accounting method. This means that, for accounting and financial reporting purposes, Intel will make a determination of the fair value of Level One's assets and liabilities in order to allocate the purchase price to the assets acquired and the liabilities assumed.

MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (PAGE 72)

     The rights of Intel stockholders are governed by Delaware law and Intel's certificate of incorporation and bylaws. The rights of Level One stockholders are also governed by Delaware law and Level One's certificate of incorporation and by-laws. If we complete the merger, you will become a stockholder of Intel, and your rights will be governed by Delaware law and by Intel's certificate of incorporation and bylaws.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     We have each made forward-looking statements in this proxy statement/prospectus and in other documents to which we refer you that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Intel and Level One after the merger is completed. When we use any of the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the actual financial results and performance of each of our companies after the merger, and these factors or events could cause those results or performance to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     - we could lose customers as a result of the merger;

     - our revenues after the merger may be lower than we currently expect;

     - we may have more difficulty integrating our businesses or our other acquired businesses than we currently expect;

     - competition among companies in Intel's and Level One's industries may increase or a significant new competitor may emerge;

     - technology-related changes, including "year 2000" data systems compliance, may be harder for either of us to make or more expensive than we currently expect, or we may not be able to make them as fast as our competitors;

     - actions taken or failed to be taken by our third party suppliers or service providers;

     - third parties may infringe our proprietary intellectual property rights or patents;

     - litigation involving matters such as intellectual property, antitrust and consumer issues may adversely affect our business;

     - general economic conditions in the U.S. or abroad may change or be worse than we currently expect;

     - legislative or regulatory changes may adversely affect our business; and

     - changes may occur in the securities markets.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

     The following table shows information about our historical income per common share and book value per share, and similar information reflecting the completion of our proposed merger, which we refer to as "pro forma" information. The unaudited pro forma information is presented as if the merger was completed as of the beginning of each period for income statement purposes and on March 27, 1999 for balance sheet purposes.

     We used an exchange ratio of 0.86 shares of Intel common stock for each share of Level One common stock, in computing the pro forma combined and equivalent pro forma combined per share data, after adjusting for Intel's two for one stock split paid on April 11, 1999. All Intel historical and pro forma combined per share results reflect the effects of this stock split.

     The combined pro forma information in the following table and the table on page 12 was prepared using a number of assumptions. We assumed the value of Intel shares to be issued for outstanding Level One shares to be $1.9 billion, based on 39.1 million Level One shares outstanding and the conversion value of a Level One share at the time of the merger agreement. We increased this by approximately $290 million for the value of all outstanding Level One options and warrants, giving a total purchase price of $2.2 billion.

     The allocation of the purchase price will be finalized following receipt of the closing balance sheet of Level One. Based on an analysis of fair value, the excess of the purchase price over the net assets on Level One's balance sheet will then be allocated to tangible assets, liabilities, identifiable intangible assets and goodwill. Intel is currently gathering the data necessary for determining the value of identifiable intangible assets, including in-process research and development. For both in-process and developed technology, Intel's data gathering efforts are focused on identifying the historical and forecasted revenues and costs as well as the stage of completion or remaining product life by individual project or product.

     Intel will acquire Level One's technology in the merger. The principal products that use Level One's technology relate to communications integrated circuit technology and semiconductor components that provide connections for high speed telecommunications and networking applications. Level One's products are used for high-speed analog and digital signal transmission and to connect networks to systems that transport information, such as public telephone transmission networks. The principal technology projects under development by Level One mainly represent two categories. The first is improvements to and newer generations of current products and technologies, which use higher levels of integration and lower cost chips. The second category is new architectures, technologies and products that have the ability to more easily combine voice and data networks while incorporating more data handling capability in a given time frame. A portion of the purchase price will be allocated to developed and in-process technologies upon completion of the valuation analysis. See "Information About Level One Communications" on page 70 for more information about Level One's products.

     We assumed the total amount of goodwill and other intangible assets to be $1.9 billion and to have an average useful life of five years. Because the valuation analysis has not been completed, the actual amount of goodwill and other intangible assets, and the related average useful life could vary from these assumptions. We expect the actual amount of goodwill and other intangible assets to be between $1.8 billion and $2.0 billion.

     A projected $220 million non-recurring write-off of acquired in-process research and development is not included as an adjustment in the calculation of pro forma net income. At the date of the acquisition, we expect that the technological feasibility of the acquired technology relating to this write-off will not have been established and that the technology will have no future alternative uses. For purposes of the pro forma balance sheet information, this charge has been deducted from stockholders' equity. Because the valuation analysis has not been completed, the actual amount of the charge for in-process research and development could vary from this estimate. However, we expect the actual amount to be between $110 million and $330 million.

     Shares for calculating pro forma basic earnings per share were determined by adding the 33.7 million shares assumed issued for Level One shares outstanding to Intel's 3,324 million weighted average shares outstanding, for a total of 3,358 million shares. Shares for pro forma diluted earnings per share added 154 million shares for Intel's stock options and warrants, 3 million shares for Level One's stock options and warrants and 4 million shares for Level One's convertible debt, for a total of 3,519 million shares. Shares for calculating pro forma book value per share used Intel's ending shares outstanding of 3,319 million and added the 33.7 million shares issued for the Level One shares outstanding.

     The pro forma net income data include an adjustment of approximately $97 million in the quarter ended March 27, 1999 and $387 million for the year ended December 26, 1998 for amortization related to goodwill and other intangible assets resulting from the merger. Net income has also been adjusted for approximately $5 million for the quarter ended March 27, 1999 and $19 million for the year ended December 26, 1998 for amortization of premium on Level One's convertible debt.

     The information in the following tables is based on, and should be read together with, the historical financial information that we have presented in our prior Securities and Exchange Commission filings. We have incorporated the historical financial information into this document by reference. See "Where You Can Find More Information" on page 77.

                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA
                             OF INTEL AND LEVEL ONE

                                                   FOR THE QUARTER ENDED   FOR THE FISCAL YEAR ENDED
                                                      MARCH 27, 1999           DECEMBER 26, 1998
                                                   ---------------------   -------------------------
HISTORICAL INTEL
Net income per common share -- basic.............         $ 0.60                    $ 1.82
Net income per common share -- diluted...........         $ 0.57                    $ 1.73
Dividends declared per share.....................         $0.050                    $0.050
Book value per common share at period end........         $ 7.45
PRO FORMA COMBINED PER INTEL SHARE
Net income per common share -- basic.............         $ 0.57                    $ 1.70
Net income per common share -- diluted...........         $ 0.54                    $ 1.60
Dividends declared per share(1)..................         $0.050                    $0.050
Book value per common share at period end........         $ 7.97

                                                   FOR THE QUARTER ENDED   FOR THE FISCAL YEAR ENDED
                                                      MARCH 28, 1999           DECEMBER 27, 1998
                                                   ---------------------   -------------------------
HISTORICAL LEVEL ONE
Net income per common share -- basic.............         $ 0.32                    $ 0.62
Net income per common share -- diluted...........         $ 0.28                    $ 0.57
Book value per common share at period end........         $ 4.65
EQUIVALENT PRO FORMA COMBINED PER LEVEL ONE SHARE(2)
Net income per common share -- basic.............         $ 0.49                    $ 1.46
Net income per common share -- diluted...........         $ 0.46                    $ 1.38
Dividends declared per share(1)..................         $0.043                    $0.043
Book value per common share at period end........         $ 6.85

-------------------------
(1) Pro forma dividends declared per share represent historical dividends declared by Intel.

(2) Equivalent pro forma Level One combined per share data are computed by multiplying the Intel pro forma combined data by the assumed exchange ratio of 0.86.

                            SELECTED FINANCIAL DATA

     The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the completion of our proposed merger. Per share data have been adjusted for stock splits through April 1999.

     This pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Intel and Level One actually been combined during the periods presented.

     The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. Intel's historical financial statements for the five years ended December 26, 1998 were audited by Ernst & Young LLP, independent auditors, and Level One's historical financial statements for the five years ended December 27, 1998 were audited by Arthur Andersen LLP, independent public accountants. The interim information for the first quarter of 1999 is based on unaudited financial statements of Intel and Level One for that quarter. You should read all of the summary financial information we provide in the following tables in connection with this historical financial information.

     This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 77.

     SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INTEL AND LEVEL ONE

                               INTEL CORPORATION

                       FOR THE QUARTERS ENDED                           FOR THE FISCAL YEARS ENDED
                       -----------------------   ------------------------------------------------------------------------
                       MARCH 27,    MARCH 28,    DECEMBER 26,   DECEMBER 27,   DECEMBER 28,   DECEMBER 30,   DECEMBER 31,
                          1999         1998          1998           1997           1996           1995           1994
                       ----------   ----------   ------------   ------------   ------------   ------------   ------------
                             (UNAUDITED)
                                                      (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
  DATA
Net revenues.........   $ 7,103      $ 6,001       $26,273        $25,070        $20,847        $16,202        $11,521
Cost of sales........   $ 2,912      $ 2,749       $12,144        $ 9,945        $ 9,164        $ 7,811        $ 5,576
Research and
  development........   $   663      $   760       $ 2,674        $ 2,347        $ 1,808        $ 1,296        $ 1,111
Operating income.....   $ 2,637      $ 1,781       $ 8,379        $ 9,887        $ 7,553        $ 5,252        $ 3,387
Net income...........   $ 1,999      $ 1,273       $ 6,068        $ 6,945        $ 5,157        $ 3,566        $ 2,288
PER COMMON SHARE DATA
Earnings
  Basic..............   $  0.60      $  0.39       $  1.82        $  2.12        $  1.57        $  1.08        $  0.69
  Diluted............   $  0.57      $  0.36       $  1.73        $  1.93        $  1.45        $  1.01        $  0.65
Dividends declared...   $ 0.050      $ 0.015       $ 0.050        $ 0.058        $ 0.048        $ 0.038        $ 0.029
BALANCE SHEET DATA
At period end:
  Total assets.......   $33,093                    $31,471        $28,880        $23,735        $17,504        $13,816
  Long-term debt and
    put warrants.....   $   699                    $   903        $ 2,489        $ 1,003        $ 1,125        $ 1,136
  Stockholders'
    equity...........   $24,726                    $23,377        $19,295        $16,872        $12,140        $ 9,267

                     LEVEL ONE COMMUNICATIONS, INCORPORATED

                       FOR THE QUARTERS ENDED                           FOR THE FISCAL YEARS ENDED
                       -----------------------   ------------------------------------------------------------------------
                       MARCH 28,    MARCH 29,    DECEMBER 27,   DECEMBER 28,   DECEMBER 29,   DECEMBER 30,   DECEMBER 31,
                          1999         1998          1998           1997           1996           1995           1994
                       ----------   ----------   ------------   ------------   ------------   ------------   ------------
                             (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
  DATA
Revenues.............   $ 84,286     $ 56,630      $262,988       $156,500       $111,987       $ 78,018       $46,825
Cost of sales........     34,718       23,526       109,656         65,583         48,477         33,300        18,785
                        --------     --------      --------       --------       --------       --------       -------
Gross margin.........     49,568       33,104       153,332         90,917         63,510         44,718        28,040
Operating expenses:
  Research and
    development(1)...     17,185       12,553        55,459         37,757         26,923         17,963         9,956
  Sales and
    marketing........     11,341        9,414        39,504         26,532         17,154         11,414         6,772
  General and
  administrative(2)..      4,211        4,166        22,113         12,507          7,487          5,839         3,424
                        --------     --------      --------       --------       --------       --------       -------
  Total operating
    expenses.........     32,737       26,133       117,076         76,796         51,564         35,216        20,152
Operating income.....     16,831        6,971        36,256         14,121         11,946          9,502         7,888
Net interest and
  other income(3)....      1,509          458         3,311          1,882          2,261          2,071         1,440
Provision for income
  taxes(4)...........      6,052        3,700        16,652          9,450          6,374          1,442         1,323
                        --------     --------      --------       --------       --------       --------       -------
Net income...........   $ 12,288     $  3,729      $ 22,915       $  6,553       $  7,833       $ 10,131       $ 8,005
                        ========     ========      ========       ========       ========       ========       =======
PER COMMON SHARE DATA
Earnings
  Basic..............   $   0.32     $   0.10      $   0.62       $   0.19       $   0.25       $   0.35       $  0.31
  Diluted............   $   0.28     $   0.10      $   0.57       $   0.18       $   0.24       $   0.33       $  0.29
BALANCE SHEET DATA
At period end:
  Total assets.......   $338,165                   $326,290       $283,762       $115,732       $101,834       $71,628
  Long-term
    obligations (less
    current
    portion).........   $116,124                   $116,681       $117,474       $  3,829       $  4,463       $   361
  Stockholders'
    equity...........   $181,862                   $163,192       $118,302       $ 96,374       $ 79,558       $63,309

-------------------------
(1) Includes one-time charges for research and development relating to acquisitions in 1996 of $2.5 million and in 1995 of $750 thousand.

(2) Includes one-time transaction charges of $3.6 million relating to acquisitions in 1998.

(3) Includes a one-time gain of $675 thousand relating to the sale of a portion of a minority interest investment in 1996.

(4) Includes a one-time gain on adjustment of deferred tax valuation reserve of $2.5 million in 1995.

       SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF INTEL AND LEVEL ONE

     The following unaudited selected pro forma financial data combine Intel's historical results with Level One's for the quarter ended March 27, 1999 and the fiscal year ended December 26, 1998, giving effect to the merger as if it had occurred as of the beginning of each period for income statement purposes and on March 27, 1999 for balance sheet purposes.

     See the narrative under "-- Unaudited Comparative Per Common Share Data" on page 7 for a discussion of significant assumptions and other information related to the selected pro forma financial data. For more information relating to Intel and Level One see "Where You Can Find More Information" on page 77.

                                                   FOR THE QUARTER ENDED   FOR THE FISCAL YEAR ENDED
                                                     MARCH 27, 1999(5)       DECEMBER 26, 1998(5)
                                                   ---------------------   -------------------------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
  Net revenues...................................         $ 7,187                   $26,536
  Cost of sales..................................         $ 3,044                   $12,641
  Research and development.......................         $   680                   $ 2,729
  Operating income...............................         $ 2,557                   $ 8,028
  Net income.....................................         $ 1,919                   $ 5,723
PER COMMON SHARE DATA
Earnings:
  Basic..........................................         $  0.57                   $  1.70
  Diluted........................................         $  0.54                   $  1.60
Dividends declared(1)............................         $ 0.050                   $ 0.050
BALANCE SHEET DATA
At period end:
  Total assets(2)................................         $35,368
  Long-term debt(3)..............................         $   911
  Stockholders' equity(4)........................         $26,721

-------------------------
(1) Pro forma dividends declared per share represent historical dividends declared by Intel.

(2) Total assets have been adjusted for assumed goodwill and other intangible assets related to the merger of $1.9 billion.

(3) Long-term debt has been adjusted by $97 million to restate the Level One convertible debt to its fair value based on the conversion ratio and the value of Level One shares assumed in the merger.

(4) Stockholders' equity has been adjusted for the assumed $220 million non-recurring write-off of in-process research and development.

(5) The pro forma income statement data has been presented using Intel's fiscal periods, combining the income statements of Level One for the quarter ended March 28, 1999 and the fiscal year ended December 27, 1998.

                                  RISK FACTORS

     Level One stockholders should carefully consider the following risk factors, together with the other information included and incorporated by reference in this proxy statement/prospectus, in deciding whether to vote to approve the merger.

RISK FACTORS RELATING TO THE MERGER

     CHANGES IN THE MARKET VALUE OF INTEL COMMON STOCK COULD ADVERSELY AFFECT THE VALUE OF THE CONSIDERATION THAT YOU ARE RECEIVING FOR YOUR LEVEL ONE COMMON STOCK.

     There will be no adjustment to the exchange ratio of 0.86 shares for changes in the market price of either Level One common stock or Intel common stock, and Level One is not permitted to "walk away" from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Intel common stock. Accordingly, the specific dollar value of Intel common stock to be received by you upon completion of the merger will depend on the market value of Intel common stock at the time of completion of the merger.

     INTEL AND LEVEL ONE COULD LOSE CUSTOMERS AS A RESULT OF THE MERGER OR THE ANNOUNCEMENT OF THE MERGER, WHICH WOULD CAUSE A DECREASE IN REVENUE.

     We cannot assure you that customers of Intel and Level One will continue their current buying patterns without regard to the merger. Certain of Level One's customers may cancel or defer orders for Level One's products as a result of the announcement of the merger. We believe these cancellations or deferrals may occur because those Level One customers who are also Intel customers may do so in order to maintain diversity of suppliers, some Level One customers may view competition with Intel differently from competition with Level One, or some Level One customers might be concerned about our ability to integrate our operations. See "-- We may not successfully integrate our business operations or our management may be distracted by the integration process." Any such delay or cancellations could have an adverse effect on Level One's or, after the closing of the merger, Intel's business, financial condition and results of operations. Any significant delay or reduction in orders for Intel's or Level One's products could have an adverse effect on Intel's or Level One's business, financial condition and results of operations. These effects may occur with respect to each company during the period prior to the consummation of the merger or following the merger.

     LEVEL ONE STOCKHOLDERS MAY EXPERIENCE LOWER RETURNS ON THEIR INVESTMENT AFTER THE MERGER.

     Level One stockholders may receive a lower return on their investment after the merger than if the merger does not occur. A lower return could occur, for example, if Intel does not achieve the anticipated operating and strategic benefits of the merger or if Intel does not otherwise achieve its business objectives and the market price for Intel's stock is adversely affected. Also, the issuance of Intel common stock in the merger will result in dilution and this could hurt its market price.

     THE IRS MAY CHALLENGE THE TAX-FREE NATURE OF THE MERGER, AND IF THIS CHALLENGE WERE SUCCESSFUL YOU COULD BE REQUIRED TO PAY INCOME TAX ON ANY GAIN REALIZED IN THE MERGER.

     Intel and Level One will not seek a ruling from the Internal Revenue Service that the merger generally will be tax-free to Level One stockholders. Therefore, there is a risk that the Internal Revenue Service may later challenge the tax-free nature of the merger. If it does, Level One stockholders may be required to pay tax on any gain realized in the merger. See "The Merger -- Material Federal Income Tax Consequences."

     LEVEL ONE'S DIRECTORS AND OFFICERS HAVE CONFLICTS OF INTEREST THAT COULD HAVE INFLUENCED THEIR DECISION TO RECOMMEND THE MERGER TO LEVEL ONE STOCKHOLDERS.

     In considering the recommendation of the Level One board of directors to approve the merger, Level One stockholders should recognize that some of Level One's directors and officers have conflicts of interest because of employment arrangements, potential severance benefits and other reasons. These reasons are described under the headings "The Merger -- Interests of Level One's Management in the Merger and Potential Conflicts of Interests" and "Management After the Merger."

     WE MAY NOT SUCCESSFULLY INTEGRATE OUR BUSINESS OPERATIONS, OR OUR MANAGEMENT MAY BE DISTRACTED BY THE INTEGRATION PROCESS.

     Integrating the operations of Level One with those of Intel after the merger may be difficult and time consuming. The integration of our combined operations may temporarily distract management from the day-to-day business of the combined company after the merger. Intel and Level One may fail to manage this integration effectively or to achieve any of the anticipated benefits that both companies hope will result from the merger. After the merger has been completed, Intel may integrate, among other things, the following business operations of Level One into Intel:

     - product and service offerings;

     - product development, sales and marketing;

     - research and development;

     - administrative and customer service functions; and

     - management information systems.

     INTEL EXPECTS TO INCUR POTENTIALLY SIGNIFICANT INTEGRATION COSTS IN CONNECTION WITH THE MERGER, WHICH COULD NEGATIVELY AFFECT INTEL'S EARNINGS.

     Intel expects to incur costs from integrating Level One's operations with those of Intel. These costs may be substantial and may include:

     - costs for employee redeployment, relocation or severance;

     - conversion of information systems;

     - reorganization or closures of facilities; and

     - relocation or disposition of excess equipment.

     Intel cannot determine the amount of these costs at this time. Intel expects to charge these costs to operations in the quarter in which the merger is completed and in subsequent quarters as decisions are made and costs are incurred. This will increase Intel's operating costs and expenses and decrease Intel's operating income for those quarters.

     INTEL COULD LOSE KEY LEVEL ONE PERSONNEL WHO ARE NECESSARY TO ACHIEVE THE BENEFITS THAT INTEL AND LEVEL ONE EXPECT TO REALIZE FROM THE MERGER.

     The merger could lead to the loss of key Level One personnel even though some of them have signed employment and related agreements providing for them to remain with Level One after the merger. Level One's contribution to the combined company's success will depend in part on the continued service of key groups of Level One personnel. If one or more of Level One's senior management, engineers or manufacturing, sales or customer support personnel leaves after we complete the merger, Level One's business could be seriously harmed, and Intel may not be able to achieve the benefits that it expects to realize from the Merger.

     THE FAILURE TO SATISFY CONDITIONS TO OUR COMPLETION OF THE MERGER OTHER THAN THE APPROVAL OF LEVEL ONE'S STOCKHOLDERS COULD JEOPARDIZE THE MERGER. FAILURE TO COMPLETE THE MERGER COULD BE COSTLY TO LEVEL ONE AND ITS STOCKHOLDERS.

     Even if Level One's stockholders approve the merger, the merger may not close if any of the following occurs:

     - Level One experiences any material and adverse change in its business since the time Level One and Intel signed the merger agreement;

     - Either Intel or Level One has materially breached any of its representations, warranties or covenants made in the merger agreement; or

     - There is imposed a law, regulation or court order which prohibits the merger.

     If the merger is not completed:

     - Level One may be required to pay Intel an expense reimbursement of $3 million and, if an acquisition or other similar transaction involving Level One occurs, pay Intel liquidated damages of $75 million;

     - If an acquisition or other similar transaction involving Level One occurs, Intel's option to purchase up to 7,798,546 shares of Level One common stock may become exercisable;

     - The price of Level One common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

     - Level One must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

RISK FACTORS RELATING TO INTEL

     A variety of factors may cause significant quarterly and annual fluctuations in Intel's business, results of operations and financial condition. Many of these factors are beyond Intel's control including business cycles and seasonal trends of the computing, semiconductor and related industries.

     VOLATILITY IN THE PRICE OF INTEL COMMON STOCK COULD NEGATIVELY AFFECT THE VALUE OF THE SHARES YOU RECEIVE IN THE MERGER.

     The price of Intel's common stock has experienced significant volatility and could experience significant volatility in the future for the following reasons, among others:

     - variations between Intel's actual or anticipated financial results and the published expectations of analysts;

     - speculation in the press or analyst community;

     - general conditions in the computing and semiconductor industries; or

     - general economic and political conditions.

     In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies in particular, and these fluctuations have often been unrelated to the operating performance of these companies.

     Intel cannot give you any assurance that the foregoing factors will not adversely affect the market price of Intel's common stock in the future.

     SUBSTANTIAL AND ONGOING COMPETITION IN THE SEMICONDUCTOR INDUSTRY REQUIRES THAT INTEL CONSTANTLY CREATE NEW PRODUCTS, IMPROVE ITS EXISTING PRODUCTS AND SELL ITS PRODUCTS AT COMPETITIVE PRICES.

     Intel's financial results are substantially dependent upon sales of its microprocessors and other semiconductor components. Competitive pressures within the semiconductor industry could cause a significant decrease in Intel's sales of these products and could force Intel to sell its products at significantly lower prices, each of which could have a material, negative impact on Intel's earnings and results of operations. Many companies compete with Intel and are engaged in the same basic fields of activity. Intel expects that the level of this competition will increase in the future from large, established semiconductor and related product companies, as well as from emerging companies serving specialized market segments that Intel either serves or plans to enter. Intel cannot assure you that it will compete successfully with these competitors.

     Some of Intel's competitors have developed and marketed software compatible products that are intended to compete in the market segments for entry level and high performance desktop computers, workstations and servers. Intel also faces competition from rival microprocessor architectures. Intel's continued success depends on its ability to identify new product opportunities and stay ahead of its competitors so that such competitor's products will not render Intel's products obsolete or noncompetitive. In addition, Intel will have to achieve sufficient cost reductions on existing products because prices decline rapidly in the semiconductor industry as unit volume grows, competition develops and production experience is accumulated. Intel's revenues and margins could be adversely affected and Intel may lose business opportunities if Intel is unable to match price declines or the technological, product, applications support, software or manufacturing advances of its competitors.

     The market for microprocessors has become increasingly segmented by price. Intel's strategy has been to introduce ever higher performance microprocessors tailored for the different segments of the worldwide computing market, using a tiered brand approach. If consumer demand or end user requirements change, Intel's sales could shift away from higher margin products, and this could negatively affect its results of operations and financial condition.

     THE COMPUTING INDUSTRY MUST CONTINUE TO BE CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE FOR INTEL'S NEW PRODUCTS TO GENERATE SUFFICIENT DEMAND TO ENABLE INTEL TO ACHIEVE A COMPETITIVE RATE OF RETURN ON ITS CAPITAL INVESTMENTS.

     Intel's success depends on its continued ability to create faster and better products than its competitors and the ability of the computing industry to develop new or improved products that are able to utilize Intel's most current innovations and enhancements. If the demand does not continue to grow and move rapidly toward higher performance products in the various market segments, Intel's revenues and gross margin may decrease, Intel's capacity may be under-utilized and capital spending may be slowed. Intel cannot assure you that the computing industry will develop to the extent or in the time frames anticipated by Intel.

     THE LOSS OF OR SIGNIFICANT CURTAILMENT OF PURCHASES BY ANY OF INTEL'S LARGEST CUSTOMERS WOULD LIKELY HAVE AN ADVERSE IMPACT ON INTEL'S REVENUE AND EARNINGS.

     While Intel generates revenues from more than a thousand customers worldwide, the loss of or significant curtailment of purchases by one or more of its largest customers, including curtailments due to a change in the sourcing policies or practices of these customers, would likely adversely affect

Intel's earnings and revenues. In 1998, Intel's sales to Compaq Computer Corporation represented 13% of total revenues and its sales to Dell Computer Corporation represented 11% of total revenues. No other customer accounted for more than 10% of total revenues. Sales to Intel's five largest customers accounted for approximately 42% of total revenues during 1998.

     PRODUCTS THAT CONTAIN, OR ARE RUMORED TO CONTAIN, DESIGN DEFECTS OR ERRATA COULD IMPOSE SIGNIFICANT COSTS ON OR OTHERWISE ADVERSELY AFFECT INTEL.

     Because the design and production process for semiconductors is highly complex, Intel has in the past and may again produce products whose design deviates from published specifications. Such products are said to contain "errata." In addition, one or more of Intel's products may be found to contain production defects after Intel has already shipped such products. These production defects could be caused by either raw materials or errors in the production process. If errata or production defects are discovered after Intel has already shipped one or more of its products in volume, Intel could be adversely affected in one or more of the following ways:

     - Replacements, recalls or software patches could impose substantial costs on Intel. A software patch may cure the defects but still impedes the performance of the defective product.

     - Rumors, false or otherwise, may be circulated by the press and other media which could cause a decrease in sales of Intel's products.

     - Customers or end users may file suits or assert other legal claims against Intel alleging damages caused by defective products or errata. If Intel does not successfully defend such suits, it could be required to pay substantial damages. Even if Intel prevails in suits filed by customers or end users, Intel may be required to expend significant funds in defense.

     INTEL MAY BE UNSUCCESSFUL IN ASSERTING, DEFENDING OR LICENSING INTELLECTUAL PROPERTY RIGHTS, AND SUCH EFFORTS MAY BE TIME CONSUMING, MAY IMPOSE SIGNIFICANT COSTS ON INTEL, OR MAY CAUSE INTEL TO BE ENJOINED FROM USING CERTAIN INTELLECTUAL PROPERTY.

     In the semiconductor industry, competitors often assert intellectual property infringement claims against one another. If Intel is notified that it is infringing the intellectual property rights of others, Intel may seek to obtain a license under the third party's intellectual property rights or resort to litigation to defend itself against such claims. Intel cannot assure you that all necessary licenses can be obtained on satisfactory terms or at all, and any such litigation could be extremely expensive and time-consuming and could result in significant damages being awarded to the other party. Injunctive relief could also be awarded that may prohibit Intel from using certain intellectual property. Any such result could seriously harm Intel's business or results of operations.

     The success of Intel's business depends in part upon its ability to successfully defend its intellectual property. Although Intel attempts to protect its intellectual property rights through patents, copyrights, trade secrets, trademarks and other measures, Intel cannot assure you that Intel will be able to protect its technology or other intellectual property adequately or that competitors will not be able to develop similar technology independently. Intel also cannot assure you that any patent applications that it may file will be issued or that foreign intellectual property laws will protect Intel's intellectual property rights.

     INTEL'S CURRENT AND FUTURE LITIGATION INCLUDING MATTERS OTHER THAN INTELLECTUAL PROPERTY MAY IMPOSE SIGNIFICANT COSTS ON INTEL OR SUBJECT INTEL TO INJUNCTIVE RELIEF.

     Intel is and in the future may be involved in litigation involving antitrust, consumer and other laws. The expense of litigating, fees and damages imposed on Intel and injunctive relief ordered as a result of litigation matters could all have a material negative affect on Intel's business, results of operations and financial condition.

     EXCESS OR INSUFFICIENT INVENTORIES MAY ADVERSELY IMPACT INTEL'S REVENUES AND EARNINGS DUE TO EITHER INCREASED INVENTORY COSTS OR LOST CUSTOMERS.

     If Intel produces excess or insufficient inventories because it does not accurately anticipate customer demand, Intel's results of operations could be adversely impacted due to either increased inventory costs or lost customers. Intel cannot assure you that the industry projections for future growth upon which Intel is basing its manufacturing capacity strategy will prove to be accurate. Most of Intel's customers place orders that may be canceled or rescheduled without any or without a significant penalty. In addition, Intel's inventory risk increases during periods of strong demand and/or restricted semiconductor capacity because, based on Intel's past experience, customers often over-order to assure adequate supply and then, in some cases, cancel or postpone orders without notice or significant penalty if other product becomes available or if end user demand changes. Component shortages from the suppliers for Intel's customers could also cause those customers to cancel or delay plans to incorporate Intel's products into the design of target products, resulting in the cancellation or delay of orders for Intel's products. Conversely, Intel's results of operations may also be affected if Intel does not add capacity fast enough to meet market demand.

     INTEL'S RELIANCE ON THIRD-PARTY SUPPLIERS MAY RESULT IN INCREASED COSTS OR DELAYS IF ITS SUPPLIERS FAIL TO DELIVER SUPPLIES AND SERVICES AS EXPECTED.

     Intel depends on third parties to provide it with certain critical supplies and services. If Intel's suppliers fail to deliver supplies and services as expected by Intel, Intel may suffer manufacturing delays, which could have a negative impact upon Intel's sales. Intel does not maintain the capability to replace most third-party supplies with internal production. Increased demand for Intel's products could result in increased costs or production delays if Intel is unable to obtain necessary supplies from its third-party suppliers. Supply agreements cannot eliminate these risks since Intel's suppliers may not be able to meet increased demand because of their own capacity limitations. In addition, Intel cannot eliminate these risks simply by increasing its inventories because Intel is in an industry characterized by rapid technological change, so higher levels of raw materials and finished goods increases the risks of inventory obsolescence.

     INTEL'S FAILURE TO FREQUENTLY TRANSFORM ITS MANUFACTURING OPERATIONS AND MANUFACTURING INTERRUPTIONS OR DELAYS COULD CAUSE INTEL TO FAIL TO MEET CUSTOMER DEMAND FOR ITS PRODUCTS.

     Because product cycles are short in the market segments in which it competes, Intel's success depends on its ability to frequently transform its manufacturing operations to meet the rapidly changing demands of its customers. If Intel is unable to execute such manufacturing transitions, including the current shift to the Pentium(R) III and to the 0.18 micron process technology, Intel's business, results of operations and financial condition could be negatively affected.

     In addition, Intel could be subject to interruptions of its manufacturing operations as a result of a labor dispute, equipment failure, natural disaster, infrastructure failure, political instability or other cause. Such interruptions may make it impossible for Intel to manufacture a sufficient number of products to meet customer demand. Normal manufacturing risks include, for example, errors and interruptions in the fabrication process arising from equipment failure or poor performance, delays in deliveries of raw materials and components by suppliers, and defects in raw materials, all of which can affect manufacturing yields.

     DUE TO INTEL'S ORDER REVISION AND CANCELLATION POLICIES INTEL MAY BE UNABLE TO SELL PRODUCTS ON WHICH IT SPENT SIGNIFICANT RESOURCES OR MAY HAVE TO DO SO AT SIGNIFICANTLY LOWER PRICES.

     Because of the nature of Intel's sales and distribution arrangements, Intel must commit resources to the production of products without having received firm advance purchase commitments from customers. Any inability to sell products to which it had devoted significant resources or any unexpected significant decline in the price of Intel's products could have a material negative effect on Intel's revenues. Intel's products are sold or licensed through its own sales offices and through industrial and retail distributors and representatives. Sales made through each of these channels generally do not require that customers, distributors or representatives make advance purchase commitments, or, if they do make advance commitments, they are able to avoid such commitments for contractual or legal reasons.

     INTEL'S SIGNIFICANT INTERNATIONAL MANUFACTURING OPERATIONS AND SALES SUBJECT IT TO RISKS ASSOCIATED WITH RAPID AND UNEXPECTED LEGAL, POLITICAL, ECONOMIC, SOCIAL, REGULATORY AND OTHER CHANGES OUTSIDE OF THE UNITED STATES.

     The global reach of Intel's business causes it to be subject to unexpected, uncontrollable and rapidly changing events and circumstances in addition to those experienced in United States locations. Negative changes in the following factors, among others, could have a negative impact on Intel's business and results of operations:

     - effects of exposure to currency other than United States dollars, due to non-U.S. operations and non-U.S. customers, subjects Intel to factors such as currency controls and fluctuations in foreign currency exchange rates

     - inability of non-US infrastructure providers to support demanding manufacturing requirements

     - differing foreign technical standards

     - regulatory, social, political, labor or economic conditions in a specific country or region

     - trade protection laws, policies and measures and other regulatory requirements affecting trade and investment, including loss or modification of exemptions for taxes and tariffs, and import and export license requirements

     - exposure to different legal standards, particularly with respect to intellectual property

     - the availability and costs of air and other transportation between Intel's foreign facilities and the United States

     In particular, certain Asian countries have recently experienced significant economic difficulties, including currency devaluation and instability, business failures and a generally depressed business climate, particularly in the semiconductor industry. In view of Intel's significant manufacturing facilities in Asia and historical sales to Asian customers, the Asian economic crisis could adversely affect Intel's business and results of operations.

     INTEL'S CONTINUED GROWTH DEPENDS UPON ITS ABILITY TO RETAIN AND ATTRACT A SUFFICIENT NUMBER OF QUALIFIED EMPLOYEES.

     Intel believes that its future growth and success will depend upon its ability to retain and motivate key members of its employee team and to attract, train and retain new engineering, manufacturing, sales and management personnel in the future. Intel cannot assure you that it will be able to attract and retain the necessary personnel to manage its operations effectively. Intel faces intense competition both within and outside of the semiconductor industry to attract and retain a limited pool of talented employees at all levels. Such persons include both US and non-US citizens at domestic and foreign locations. The employment of non-citizens may be restricted by applicable law in the US and elsewhere.

     INTEL'S RECENT AND FUTURE ACQUISITIONS AND TRANSACTIONS MAY NOT BE SUCCESSFUL.

     Intel expects to continue to make acquisitions of, and investments in, businesses that offer complementary products, services and technologies, augment its market segment coverage, or enhance its technological capabilities. Intel may also enter into strategic alliances or joint ventures to achieve these goals. Intel cannot assure you that it will be able to locate suitable acquisition, investment, alliance, or joint venture opportunities or that it will be able to consummate any such transactions or relationships on terms and conditions acceptable to Intel, or that such transactions or relationships will be successful.

     Any transactions or relationships will be accompanied by the risks commonly encountered with those matters. Risks that could have a material adverse affect on Intel's business, results of operations or financial condition include, among other things:

     - the difficulty of assimilating the operations and personnel of the acquired businesses;

     -  the potential disruption of Intel's ongoing business;

     -  the distraction of management from Intel's business;

     - the inability of management to maximize the financial and strategic position of Intel;

     -  the maintenance of uniform standards, controls, procedures and policies;

     - the impairment of relationships with employees and clients as a result of any integration of new management personnel;

     - risk of entering market segments in which Intel has no or limited direct prior experience and where competitors in such market segments have stronger market segment positions; or

     -  the potential loss of key employees of an acquired company.

     Neither Intel's employees nor those of the companies it has acquired are normally hired under employment agreements that require either party to maintain their employment for any specific period of time. The high demand for numerous categories of employees in high-technology industries provides employees with opportunities to leave Intel or the acquired companies on short notice. Intel has had to deal with employee attrition and other of the above-mentioned risks in each of its previous acquisitions, although they did not have a material adverse effect on Intel. With regard to future acquisitions, it is nevertheless possible that these factors could have a material adverse effect on Intel's business, results of operations or financial condition. See "Information about Intel Corporation."

     Consideration paid for future acquisitions, if any, could be in the form of cash, stock, rights to purchase stock or a combination. Future acquisitions by Intel could result in potentially dilutive issuances of equity securities, large one-time write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect Intel's results of operations or the price of Intel's common stock.

     THE FAILURE OF INTEL'S KEY SUPPLIERS AND OTHERS TO BE YEAR 2000 COMPLIANT AND INTEL'S FAILURE TO ADEQUATELY DEVELOP AND IMPLEMENT YEAR 2000 CONTINGENCY PLANS COULD CAUSE INTEL TO EXPERIENCE MANUFACTURING INTERRUPTIONS OR DELAYS THAT COULD ADVERSELY IMPACT INTEL'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Intel cannot give you any assurance that the failure to ensure year 2000 capability by a supplier, customer, another third party or Intel would not have a material adverse effect on its financial condition or overall trends in results of operations.

     Because Intel does not have control over the year 2000 readiness of its suppliers and other third parties, Intel believes it is subject to risks relating to infrastructure, telecommunications, transportation supply channels and critical suppliers of materials. If Intel's suppliers are not year 2000 capable, Intel could experience manufacturing interruptions or shutdowns, decreased yields, quality inconsistencies, delayed or inaccurate product testing, delivery delays, or service interruptions. Intel is working with its suppliers to determine the extent to which they are year 2000 capable and is developing contingency plans for those who are not making sufficient progress, but Intel cannot assure you that these contingency plans will adequately address the year 2000 problem.

     Year 2000 issues, either real or imagined, could adversely affect customer order patterns. Although Intel is developing contingency plans to address possible changes in customer order patterns due to year 2000 issues, the lack of readiness of customers to deal with year 2000 issues is beyond Intel's control and may adversely affect customers' operations and their ability to order and pay for products. Intel does not believe it is legally responsible for costs incurred by customers related to ensuring their year 2000 capability, except as specifically provided for in a "Year 2000 Capable" limited warranty on certain products, but Intel cannot assure you that customers will not assert claims based on lack of year 2000 compliance.

     Intel's failure to correctly identify and effectively remediate significant year 2000 risks with its own internal systems could have an adverse impact on its business operations. Intel is developing contingency plans and will continue to do so during the remainder of 1999, but Intel cannot assure you that these contingency plans will adequately address the year 2000 problem.

    A SIGNIFICANT NATURAL DISASTER COULD TEMPORARILY AFFECT INTEL'S BUSINESS AND RESULTS OF OPERATIONS BECAUSE MANY OF INTEL'S FACILITIES ARE LOCATED IN GEOGRAPHIC REGIONS THAT HAVE HISTORICALLY BEEN SUBJECT TO NATURAL DISASTERS.

     Intel's corporate headquarters, a portion of its manufacturing facilities, assembly and research and development activities, and certain other critical business operations are located near major earthquake fault lines. In addition, many other personal computer component makers and many of Intel's customers are also located near these same earthquake fault lines. In addition, many of Intel's other facilities, both domestic and international, are located in areas which have historically been the subject of natural disasters. A significant natural disaster, such as an earthquake, could have a material adverse impact on Intel's business and operating results.

     COMPLIANCE WITH CURRENT OR INCREASED ENVIRONMENTAL REGULATIONS COULD IMPOSE SIGNIFICANT BURDENS ON INTEL, WHICH COULD HAVE AN ADVERSE IMPACT ON INTEL'S EARNINGS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Intel uses a number of hazardous substances to produce its semiconductor products. Intel's failure to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in the manufacturing process described below could result in suspension of manufacturing operations and fines being imposed on Intel. Intel may also be required to alter its manufacturing processes or even cease operations in certain locations, which would result in significant costs for Intel. Governmental regulations could also require that Intel incur expensive remediation costs or other expenses to comply with environmental regulations. Any failure by Intel to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous substances, could subject Intel to future liabilities and could otherwise adversely affect Intel. Liability for cleanup under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several. Consequently if other parties that share responsibility with Intel for contamination at any site are unable to pay for their share of any damages or remediation, Intel may be held liable to pay for some or all of their share.

     In the process of manufacturing integrated circuits, many layers are added to the surface of a silicon wafer in a particular sequence and pattern to form the circuit. At specific points in the sequence, surface materials are removed by polishing, grinding, stripping/etching or cleaning. Many of the materials used in the process are considered to be hazardous. Materials used in forming layers on the wafer include organic polymer, solid arsenic, and alloys of aluminum, copper and silicon. Gases are also used including nitrogen, argon, helium, phosphine, diborane, dichlorosilane, ammonia and boron trichloride. Typical solvents for stripping and cleaning include isopropyl alcohol, ethylene glycol and N-methyl-2-pyrollidone. Stripping, cleaning and developing materials include sulfuric acid, hydrofluoric acid, sodium hydroxide, hydrogen peroxide, hexamethyldisilazane, nitric acid and hydrochloric acid.

     INCREASED REGULATION OF THE INTERNET OR CHANGES IN THE INTERPRETATION OF EXISTING LAWS COULD HAVE AN ADVERSE IMPACT ON INTEL BECAUSE DECREASED INTERNET USE COULD RESULT IN A DECREASED DEMAND FOR INTEL'S PRODUCTS.

     Increased regulation of the Internet could cause the growth of the Internet to decrease or increase the costs of doing business on the Internet, either of which may result in decreased demand for Intel's products. Decreased demand for Intel's products would have an adverse effect on Intel's business, results from operations and financial condition. There are currently few laws or regulations that apply directly to access or commerce on the Internet. However, due to the Internet's increasing popularity and use, laws and regulations may be adopted at the international, non-United States, federal, state and local levels with respect to the Internet, covering a range of issues. The adoption of any future laws or regulations might decrease the Internet's growth or impose taxes or otherwise increase costs for companies doing business on the Internet. In addition, applicability to the Internet of existing laws or regulations governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal property is uncertain.

RISK FACTORS RELATING TO LEVEL ONE

     LEVEL ONE'S RELIANCE ON THIRD PARTIES TO MANUFACTURE, ASSEMBLE AND TEST ITS PRODUCTS MAY RESULT IN INCREASED COSTS OR DELAYS.

     Because Level One does not manufacture the silicon wafers used for its products, Level One depends on its wafer suppliers to produce wafers in sufficient quantities to meet customer demand at acceptable yields and at competitive prices. Level One also depends on wafer suppliers to assemble, test and deliver wafers on time. In 1994 and 1995, Level One's wafer suppliers reduced shipments without prior notice, which resulted in increased costs and delays that required Level One to transfer the production of some products to a new supplier. Supply agreements with wafer suppliers cannot eliminate this risk since Level One's suppliers may not be able to produce enough wafers to meet increased demand because of their own capacity limitations.

     IN ORDER TO COMPETE EFFECTIVELY IN THE SEMICONDUCTOR INDUSTRY, LEVEL ONE NEEDS TO CONTINUALLY DEVELOP NEW PRODUCTS THAT GAIN MARKET ACCEPTANCE.

     In the semiconductor industry, price competition is intense and product life cycles are short. As a result, the average selling price for Level One's products decreases rapidly as new or competing products are introduced. To compensate, Level One relies on obtaining yield improvements to reduce manufacturing costs and on introducing new products which incorporate advanced features that result in higher average selling prices. To the extent that Level One does not successfully develop and timely introduce new products that achieve market acceptance, or to the extent that Level One does not achieve sufficient cost reductions on existing products to maintain margins, Level One may be adversely impacted. To be successful, Level One must identify new product opportunities, stay ahead of its competitors so that their products will not render Level One's products obsolete or noncompetitive, and gain market acceptance of its products with target customers. Because of the increasing complexity of Level One's new products, Level One could experience delays in completing development and introduction of new products that could adversely impact its anticipated market share for new products. Level One may be adversely affected by a failure in any of these areas.

     LEVEL ONE'S RECENT ACQUISITIONS PLACE A STRAIN ON LEVEL ONE'S MANAGEMENT AND PERSONNEL RESOURCES.

     In July 1998, Level One acquired Acclaim Communications, Inc. In late November 1998, Level One acquired Jato Technologies, Inc. In order to successfully integrate these two newly acquired businesses and successfully manage Level One's existing business, Level One will need to expand and refine its management and personnel resources. Level One will also need to significantly increase its development, testing, quality control, marketing, logistics and service capabilities. If Level One does not effectively expand and deploy its resources to meet these needs, Level One's business may be adversely impacted.

     ASSERTING AND DEFENDING INTELLECTUAL PROPERTY RIGHTS MAY IMPACT LEVEL ONE'S RESULTS OF OPERATIONS REGARDLESS OF SUCCESS.

     In the semiconductor industry, competitors often assert intellectual property infringement claims against one another. The success of Level One's business depends on its ability to successfully defend its intellectual property. This litigation may have a material impact on Level One's financial condition regardless of whether or not Level One is successful. There is no assurance that Level One will be successful in defending or asserting its intellectual property rights.

     EXCESS OR INSUFFICIENT INVENTORIES MAY ADVERSELY IMPACT LEVEL ONE'S REVENUES AND EARNINGS.

     If Level One produces excess or insufficient product inventories because it does not accurately anticipate customer demand, Level One's revenues and earnings could be materially adversely impacted. This may happen for three reasons. First, some of Level One's customers place orders with long lead-times that may be canceled or rescheduled without significant penalty. Second, Level One's inventory risk increases during periods of strong demand and/or restricted semiconductor capacity because, based on Level One's past experience, customers often over-order to assure adequate supply and then may cancel or postpone orders without notice or significant penalty if other product becomes available. Third, component shortages from Level One's customers' suppliers could cause those customers to cancel or delay plans to incorporate Level One's products into the design of target products, resulting in the cancellation or delay of orders for Level One's products.

     THE COMPLETION OF LEVEL ONE'S 4% CONVERTIBLE NOTE OFFERING HAS INCREASED LEVEL ONE'S INTEREST EXPENSE AND MAY LIMIT LEVEL ONE'S ABILITY TO OBTAIN ADDITIONAL FINANCING FOR WORKING CAPITAL, ACQUISITIONS OR OTHER PURPOSES.

     Level One incurred approximately $115 million in additional debt as a result of its issuance in September 1997 of 4% Convertible Subordinated Notes due 2004. These notes increased Level One's ratio of long-term debt to total capitalization from 3.0% at June 29, 1997, to 41.7% at December 27, 1998. This increased leverage has increased Level One's interest expense substantially. This increased leverage could adversely affect Level One's ability to obtain additional financing for working capital, acquisitions or other purposes and could make Level One more vulnerable to economic downturns and competitive pressures. This increased leverage could also affect Level One's liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, Level One could be forced to reduce other expenditures and/or forego potential acquisitions to be able to meet such requirements.

     THE FAILURE OF LEVEL ONE'S KEY SUPPLIERS TO BE YEAR 2000 COMPLIANT AND LEVEL ONE'S FAILURE TO DEVELOP YEAR 2000 CONTINGENCY PLANS COULD CAUSE LEVEL ONE TO EXPERIENCE MANUFACTURING INTERRUPTIONS OR DELAYS THAT COULD ADVERSELY IMPACT LEVEL ONE'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

     Level One is currently in the process of determining whether there are any critical areas in its business that are not Year 2000 compliant. Level One has begun a comprehensive project to prepare its computer systems for the Year 2000. Level One presently estimates that the total cost of addressing its Year 2000 problems will be approximately $500,000, of which approximately 48% has been expended to date. This cost estimate was derived utilizing numerous assumptions, including the assumption that Level One has already identified its most significant Year 2000 problems and that the assessment, remediation and contingency plans of its third party suppliers will be fulfilled in a timely manner without significant additional cost to Level One. Level One believes that there is a remote possibility of an adverse impact on its business due to problems with its internal systems or products. Level One's products have no date specific functions or date dependencies and will operate according to published specifications through the Year 2000 and dates into the 21st century. As part of its Year 2000 assessment, Level One is contacting key suppliers of products and services to determine whether such suppliers' operations, products and services are Year 2000 capable and/or to monitor their progress toward Year 2000 compliance. If Level One's suppliers are not Year 2000 compliant, Level One could experience manufacturing interruptions or shutdowns, decreased yields, quality inconsistencies, delayed or inaccurate product testing, delivery delays, or service interruptions. It is possible that one or more of these problems could have a material adverse effect on Level One's business, financial condition, or results of operations. There is also a risk because Level One has not yet fully developed Year 2000 contingency plans to address any failure of Level One's Year 2000 assessment to identify and remediate significant Year 2000 risks to its business operations. Development of contingency plans is in progress and will continue during calendar year 1999. Such plans include or could include accelerating replacement of affected equipment or software, using back-up equipment and software, developing temporary manual procedures to compensate for system deficiencies, and identifying Year 2000 capable suppliers and service providers. There can be no assurance that any such contingency plans would adequately address the Year 2000 problem. The failure to develop a successful contingency plan could result in significant delays and inefficiency in Level One's business which could have a material adverse effect on Level One's business, financial condition and results of operations.

                           LEVEL ONE SPECIAL MEETING

GENERAL

     This proxy statement/prospectus is first being mailed to the record holders of Level One common stock around July 9, 1999. Also enclosed is a notice of the special meeting of Level One stockholders and a form of proxy that the Level One board of directors is soliciting for use at the special meeting and at any adjournments or postponements thereof. The special meeting will be held on August 9, 1999, 9:00 a.m., local time, at 9800 Old Placerville Road, Sacramento,, California.

MATTERS TO BE CONSIDERED

     The purpose of the special meeting is to vote on the merger agreement. Level One stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to allow additional time for the solicitation of additional votes to approve the merger agreement if the secretary of the meeting determines that there are not sufficient votes to approve the merger agreement.

PROXIES

     Level One stockholders should fill out and send back the accompanying form of proxy if they will be unable to attend the special meeting in person. Level One stockholders may revoke their proxies at any time before the proxies are exercised by giving the secretary of Level One written notice of revocation, properly executed proxies of a later date or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Level One proxies should be addressed to Level One Communications, Incorporated, 9750 Goethe Road, Sacramento, California 95827, Attention: John Kehoe. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If no specification is made, the proxies will be voted in favor of the merger agreement. No proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. However, if a stockholder abstains from voting on the adoption of the merger agreement and makes no specification on an adjournment or postponement for the purpose of soliciting additional proxies, then the proxy will be voted for the adjournment or postponement.

SOLICITATION OF PROXIES

     Level One will pay the entire cost of soliciting proxies. In addition to soliciting proxies by mail, Level One will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Level One stock and obtain their voting instructions, if necessary. Level One will reimburse these record holders for their reasonable expenses in performing these tasks. Level One has also made arrangements with Corporate Investor Communications to assist in soliciting proxies from banks, brokers and nominees and has agreed to pay Corporate Investor Communications approximately $7,000 plus expenses for its services. If necessary, Level One may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Level One stockholders, either personally or by telephone, letter or other means.

RECORD DATE AND VOTING RIGHTS

     The Level One board of directors has fixed July 7, 1999 as the record date for determining the Level One stockholders entitled to notice of and to vote at the Level One special meeting. Therefore,

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

only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, the Level One special meeting. At the close of business on the record date, there were 39,443,081 shares of Level One common stock outstanding held by about 435 record holders in addition to approximately 15,400 holders who do not hold shares in their own names. A majority of these shares must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to occur. Each share of outstanding Level One common stock entitles its holder to one vote.

     Shares of Level One common stock present in person at the Level One special meeting but not voting, and shares for which Level One has received proxies but with respect to which holders of these shares have abstained, will be counted as present at the special meeting for purposes of determining whether or not a quorum exists. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted on at the special meeting without specific instructions from them. However, broker non-votes will be counted for purposes of determining whether a quorum exists.

     Under Delaware law and Level One's certificate of incorporation, holders of a majority of the outstanding shares of Level One common stock entitled to vote at the Level One special meeting must vote for the merger agreement in order for it to be adopted by Level One.

     Because approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of Level One common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against approving the merger agreement. Therefore, the Level One board of directors urges stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

     As of the record date, Level One's directors and executive officers beneficially owned about 3,140,000 shares of Level One common stock, entitling them to exercise about 7.83% of the voting power of the Level One common stock entitled to vote at the special meeting. Level One expects that each of these directors and/or executive officers will vote his or her shares for the merger agreement.

     More information about the beneficial ownership of Level One common stock by those who own more than 5% of the stock, and more detailed information about the beneficial ownership of Level One common stock by directors and executive officers of Level One, can be found in Level One's annual report on Form 10-K for the year ended December 27, 1998. See "Where You Can Find More Information."

RECOMMENDATION OF LEVEL ONE BOARD

     The Level One board has unanimously approved the merger agreement and the proposed merger and other transactions described in the merger agreement. The Level One board believes that the merger agreement is in the best interests of Level One and its stockholders and recommends that Level One stockholders vote "FOR" the merger agreement. See "The Merger -- Recommendation of the Level One Board of Directors and Level One's Reasons for the Merger."

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

                                   THE MERGER

     The following summary of the material terms and provisions of the merger agreement and the option agreement is qualified by reference to the merger agreement and the option agreement. The merger agreement is attached as Appendix A and the option agreement is attached as Appendix B to this proxy statement/prospectus, each of which is incorporated herein by reference. This section of the proxy statement/prospectus describes the most significant aspects of the merger, including the principal provisions of the merger agreement and the option agreement between Level One and Intel.

BACKGROUND OF THE MERGER

     As a regular part of its business plan Level One has from time to time considered opportunities for expanding and strengthening its technology, products, research and development capabilities and distribution channels, including strategic acquisitions, business combinations, investments, licensing and development agreements and joint ventures. Until recently, Level One has focused on independent growth and establishment of market segment share and has not seriously considered being acquired by a larger company. On December 9, 1998, however, during a dinner meeting called by Mark Christensen, Vice President and General Manager, Network Communications Group of Intel, to discuss with Robert S. Pepper, Ph.D., Chairman and Chief Executive Officer of Level One and Greg Lang, Vice President, Network Interface Division of Intel, the current status of various programs underway between Level One and Intel, Mr. Christensen suggested that Level One consider entering into discussions regarding a possible combination of Intel and Level One. Earlier that day, Mr. Christensen had met with Leslie Vadasz, Senior Vice President of Intel and Arvind Sodhani, Vice President and Treasurer of Intel to discuss the possible concept of acquiring Level One.

     Since August 1995, Level One has sold various products to Intel, including repeaters. In mid-1998, Intel and Level One began discussing Level One's second generation 8-port repeater product. There were also discussions about a new Level One's transceiver product, which ultimately led to a memorandum of understanding between Level One and Intel that was announced in September 1998. In connection with that business relationship, Level One and Intel executed a corporate non-disclosure agreement on August 18, 1995, as amended from time to time, pursuant to which all of these discussions were conducted. For a more detailed description of Level One's products see "Information about Level One Communications."

     On December 18, 1998, during a scheduled internal meeting at Intel involving Mr. Vadasz, Mr. Sodhani, Craig Barrett, Chief Executive Officer of Intel, Andy Grove, Chairman of Intel, Andy Bryant, Chief Financial Officer of Intel and Mr. Christensen, agreement was reached to continue exploratory acquisition discussions with Level One.

     On December 29, 1998, Mr. Vadasz called Dr. Pepper to inquire about Level One's interest in pursuing acquisition discussions. During that conversation, both Dr. Pepper and Mr. Vadasz discussed the strategic fit both perceived in such a combination. Dr. Pepper indicated to Mr. Vadasz that Level One was willing to explore further discussions with Intel.

     On January 14, 1999, Dr. Pepper, John Kehoe, Senior Vice President and Chief Financial Officer of Level One, Michael Wodopian, Vice President, Business Development of Level One, Mr. Christensen (by video teleconference), Guy Anthony, Assistant Treasurer of Intel, Mr. Sodhani, Mr. Vadasz, Kirby Dyess, Vice President, Business Development of Intel, Keith Larson, Manager, Business Development of Intel, and Mr. Lang met at Intel's facility in Santa Clara, California. At the meeting, Level One's executives made a presentation regarding Level One's business and its product strategy.

     On January 18, 1999, during a conference call with Mr. Kehoe, Messrs. Anthony and Sodhani proposed a possible cash acquisition of Level One for a premium of approximately 27% over the

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

38 5/8 price of Level One on that date, and the assumption of all outstanding Level One options. Mr. Kehoe responded that Level One preferred a tax-free reorganization in which Level One stockholders would have a continuing stock ownership interest in Intel. Mr. Kehoe agreed to report the proposal to the board of directors of Level One. Mr. Sodhani indicated that Intel had never done a stock transaction and that the Intel board of directors preferred an all cash transaction.

     On January 19, 1999, during a scheduled internal meeting at Intel involving Mr. Vadasz, Mr. Sodhani, Dr. Barrett, Dr. Grove, Mr. Bryant, Mr. Christensen, Mr. Anthony, Ms. Dyess and Suzan A. Miller, in-house senior legal counsel of Intel, the status of negotiations was discussed and a decision was reached to seek Intel board of directors approval for an acquisition.

     On January 19, 1999, during a conference call with Messrs. Sodhani and Anthony, Mr. Kehoe indicated that Level One would be willing to accept a price in the high $50's to low $60's. Messrs. Sodhani and Anthony responded that Intel would not be able to structure a transaction at such a price level.

     On January 21, 1999, at a regularly scheduled meeting, Level One's board, among other things, discussed the status of the proposed transaction with Intel. Members of the board discussed the strategic advantages to Level One that would result from a merger with Intel. Dr. Pepper presented to the board a summary of all discussions with Intel, and the board provided Dr. Pepper some guidance about the circumstances under which Level One should continue discussions. Among the considerations were that the transaction be structured as an all-stock tax-free transaction in order to enable Level One stockholders to continue their ownership interest in the venture, albeit with a much smaller percentage, but in a much larger enterprise, which has significant liquidity. Following that discussion, Graham & James LLP, outside legal counsel to Level One, made a detailed presentation about the fiduciary obligations of the directors. Based on that information, the board directed Dr. Pepper to contact Mr. Vadasz to continue discussions. Concurrently, Mr. Vadasz called Dr. Pepper and suggested a meeting between Dr. Pepper and Dr. Barrett to discuss the strategic advantages of a combination.

     On January 26, 1999, Dr. Pepper met with Dr. Barrett at Intel's facility in Santa Clara, California. During the meeting, they were joined by Dr. Grove. The parties agreed there could be a strategic fit of Level One with Intel's Network Communications Group.

     On January 27, 1999 Intel's board was given a presentation by Intel management proposing an acquisition of Level One. The board approved a resolution authorizing an acquisition within specified parameters, including a deal structure involving either cash or Intel stock and the assumption of outstanding options, warrants, convertible debt and other rights to acquire Level One common stock.

     On January 28, 1999, Mr. Sodhani called Mr. Kehoe to confirm that the Intel board of directors had decided, in principle, to pursue a potential merger with Level One and was willing to consider an all-stock tax-free merger.

     On February 3, 1999, Level One's board held a telephonic meeting after which the board instructed Dr. Pepper to engage Lehman Brothers as Level One's financial advisor with respect to the proposed transaction. On February 5, 1999, an engagement agreement was entered into between Level One and Lehman Brothers.

     On February 10, 1999, Dr. Pepper and Messrs. Kehoe and Wodopian met with representatives of Lehman Brothers and Graham & James LLP to discuss various aspects of the proposed transaction, including the strategic aspects of the transaction, the proposed structure, valuation issues and timing concerns. A portion of the discussion also focused on a due diligence request received from Intel. After this meeting, the parties held a conference call with Mr. Sodhani, Ms. Miller and Mr. Anthony

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

to introduce Lehman Brothers and Graham & James and discuss organizational and timing matters. Subsequently, Lehman Brothers had a telephone conversation with Mr. Sodhani to discuss the proposed terms of the transaction.

     On February 16, 1999, Level One held a telephonic board meeting to discuss the transaction. During this call, Lehman Brothers and Dr. Pepper advised the Level One board of the status of price negotiations with Intel, whose representatives had indicated that Intel's board would not consider an exchange ratio that valued the Level One shares at a price per share above the mid $50's. Following Lehman Brothers' and Dr. Pepper's report, the board discussed the advantages and disadvantages of suspending the discussions with Intel. Among other things, the board considered Intel's price indication in light of their preliminary expectations in mid-January of a price in the high $50's to low $60's, when Level One's stock was trading at over $40 per share, and the $34 per share price at which Level One's stock was trading on February 16, 1999. After an extensive discussion, the board determined to continue the discussions with Intel and instructed Dr. Pepper and Mr. Kehoe accordingly.

     On February 18, 1999, Dr. Pepper, Messrs. Kehoe, Wodopian, Sodhani, Anthony, Larson, and Christensen and Ms. Dyess, met at the offices of Gibson, Dunn & Crutcher LLP, outside corporate counsel to Intel, in San Francisco to discuss principal synergies and potential hurdles in connection with the merger, including the synergies discussed below in the section titled "-- Recommendation of the Level One Board of Directors and Level One's Reasons for the Merger." Following this meeting Dr. Pepper reported on the status of the transaction to several Level One board members individually. On February 22, 1999, Mr. Vadasz called Dr. Pepper to discuss the status of the negotiations and to ascertain whether an agreement could be reached. Dr. Pepper reported that members of the Level One board were enthusiastic about the strategic advantages in the merger and, given the decline in Level One's stock price from as high as $41 3/8 on January 20 to $31 13/16 on February 17, may be willing to accept a price in the mid $50's. On February 23, 1999, Dr. Pepper and Mr. Kehoe met at Lehman Brothers' offices in San Francisco to discuss the status of the transaction and had a telephonic negotiation session with Mr. Sodhani. After an extensive discussion, the parties adjourned for the evening.

     On February 24, 1999, the directors of Level One conducted a telephonic board meeting. Also in attendance were representatives of Graham & James and Lehman Brothers. Dr. Pepper reported that, after extensive negotiations, subject to due diligence review, Intel was prepared to consider an exchange ratio without any collar that implied a price of $54 per share of Level One at that time. It was proposed that the exchange ratio be fixed using the closing Intel price on the trading day prior to the day on which the definitive merger agreement was executed, subject to renegotiation or termination until the agreement was actually signed. The board noted Level One's closing stock price activity since the February 16, 1999 meeting, which included a drop to as low as $31 3/8 on February 19, 1999 and a closing price of $33 5/8 on February 23, 1999. The board also noted that the price of Level One's stock dropped relative to the price of Intel's stock, which remained in the mid-to low $60's, as adjusted for Intel's stock split. After an extensive discussion and presentations by Lehman Brothers, the board voted to proceed with the negotiation of a possible transaction valued at $54, subject to acceptable terms in the merger agreement and a due diligence review of Intel.

     Later on February 24, 1999, representatives from Level One, Intel, Lehman Brothers, Gibson, Dunn & Crutcher and Graham & James held a telephonic meeting to discuss organizational matters, the due diligence process, the external communications program and the merger agreement with the goal of moving forward as expeditiously as possible to complete due diligence and execute a definitive merger agreement. On February 25 and 26, 1999, representatives from Level One, Intel, Lehman Brothers, Gibson, Dunn & Crutcher and Graham & James held additional telephonic meetings to discuss the due diligence process, external communications and the draft merger agreement. On

February 27 and 28, 1999, representatives from Level One, Intel, Lehman Brothers, Gibson, Dunn & Crutcher and Graham & James met at Graham & James' offices in Sacramento, California to conduct due diligence regarding each party and negotiate the terms of the merger agreement.

     Also on February 27, 1999, Level One held a telephonic board meeting to discuss the potential transaction. At that meeting, Graham & James made a presentation on the significant terms and conditions of the draft merger agreement and reviewed the board's fiduciary duties with respect to considering an acquisition transaction and the proposed terms of the draft merger agreement. Representatives of Lehman Brothers discussed with the board certain valuation metrics applicable to the proposed transaction, such as the comparable company analysis, the comparable transactions analysis, the premiums paid analysis, the historical exchange ratio analysis, the contribution analysis and the pro forma merger analysis, all of which are discussed below in the section titled
"-- Opinion of Level One's Financial Advisor." Representatives of Lehman Brothers also discussed the possibility of other potential acquirers and the likelihood that any other company would under the circumstances be interested in an acquisition of Level One. The Level One board, management and financial and legal advisors then engaged in an extensive discussion of the various advantages and disadvantages of a potential acquisition by Intel, an acquisition by another company or a strategy of remaining independent. Management reported that while Level One has, from time to time, considered all manner of strategic acquisitions, business combinations, investments and joint ventures, they have not received any offers or serious expressions of interest from any party other than Intel. The board then discussed the possibility of seeking other offers and concluded that since the likelihood of finding an additional acceptable suitor was low, the risks associated with the delay in seeking an additional suitor and the potential detrimental effect on the proposed acquisition by Intel of such a delay outweighed the possible benefits of seeking an additional suitor. The board also considered the approximately 60% premium, based on the $33 1/2 closing price of Level One stock on February 26, to be paid for Level One shares being discussed by Level One and Intel. The board therefore elected not to conduct a formal "market check."

     The board then discussed the alternative of remaining independent. Members of management and the board believed that while Level One was capable of achieving its long-term goals as a stand-alone entity, if appropriate terms could be reached, Level One stockholders would benefit from becoming part of a much larger, more diversified, well-known and historically well-managed company. The board then discussed a number of matters relating to the terms of the proposed merger, including the proposed exchange ratio, the conditions to closing, the ability to consider competing proposals, the proposed stock option agreement and termination provisions. The Level One board then instructed management to continue discussions with respect to the proposed merger and provided management with a negotiating framework with respect to the terms of the proposed merger.

     On March 1, 1999, representatives of Level One, Intel and Lehman Brothers and their respective counsel met at the offices of Gibson, Dunn & Crutcher in San Francisco, California to negotiate the terms of the merger agreement, while separate teams from Level One, Intel, Lehman Brothers, Graham & James and Gibson, Dunn & Crutcher met at Graham & James' offices in Sacramento to continue due diligence. Later on March 1, 1999, the Level One board held a telephonic board meeting that was attended by representatives of Lehman Brothers and Graham & James. At this meeting, Graham & James reviewed the latest terms of the draft merger agreement, copies of which had previously been delivered to each board member. Representatives of Lehman Brothers then made a presentation to the Level One board regarding the terms, structure and valuation aspects of the proposed merger. This presentation included a discussion of the several analyses of the terms of the merger described under "-- Opinion of Level One's Financial Advisor."

     On March 2, 1999, the Intel transaction team reviewed the status of negotiations and due diligence with Dr. Barrett and Messrs. Vadasz, Sodhani and Christensen.

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

     On March 3, 1999, Level One held a board meeting at which all of its directors were present either in person, via video conference or telephonically. Graham & James updated the board on the status of the merger agreement, copies of which had been previously distributed to each board member. Representatives of Lehman Brothers updated the board on the status of the exchange ratio negotiations. The board engaged in an extensive discussion of the perceived advantages and disadvantages of the proposed merger, including the factors discussed under "-- Recommendation of the Level One Board of Directors and Level One's Reasons for the Merger." After discussion, the board approved an exchange ratio of 0.47, which would have been 0.94 after adjustment for Intel's two for one stock split paid on April 11, 1999, and instructed management to continue to negotiate the terms of the merger agreement.

     On March 4, 1999, the market price of the Level One common stock declined from $32 3/8 on March 3 to below $30, closing at $27 1/8 per share. Intel's common stock, which had closed at $114 11/16 on March 3, ended March 4 at $113 3/8 per share, which equate to stock prices of $57 11/32 and $56 11/16 respectively after giving effect to Intel's two for one stock split paid on April 11, 1999. Accordingly, Intel re-evaluated the exchange ratio and proposed that it be adjusted down to 0.43, which, after adjustment for Intel's two for one stock split paid April 11, 1999, represented an exchange ratio of 0.86. Representatives of Level One, Intel and Lehman Brothers met to discuss the effect of the stock price on the proposed exchange ratio. Following such discussions, Level One held another telephonic board meeting at which management, Graham & James and Lehman Brothers updated the board on the revised exchange ratio proposal from Intel and the terms of the merger agreement. The board then discussed the opinion of Lehman Brothers that as of March 4, 1999, from a financial point of view, the revised exchange ratio was fair to Level One's stockholders and noted that the premium of approximately $21.63 represented by the 0.43 exchange ratio as of March 4 was substantially the same as the premium of approximately $21.53 represented by the 0.47 exchange ratio as of March 3. The Board also considered the various factors set forth under "-- Recommendation of the Level One Board of Directors and Level One's Reasons for the Merger." After further discussion the board voted unanimously to authorize a reduction in the exchange ratio to 0.43 and approved the final terms of the merger agreement, the stock option agreement and the exhibits thereto.

     Following this meeting, the parties finalized the merger agreement, the stock option agreement and all exhibits. Level One, Intel and Intel's subsidiary then executed the merger agreement and the stock option agreement and publicly announced the execution after the close of the market on March 4, 1999.

INTEL'S REASONS FOR THE MERGER

     Intel's strategic intent is to grow a multi-billion dollar business and become one of the leading wireline data communications semiconductor chip suppliers through internal development, strategic acquisitions and alliances. Intel's board of directors unanimously approved the merger and determined that the merger would provide Intel with a strategic presence in wireline data communications semiconductor chips and that Level One's leadership in key market segments would complement Intel's leadership in client networking solutions. In approving the merger Intel's board considered the following benefits:

     - The merger complements Intel's core strengths in semiconductor chips, network client connections and original equipment manufacturing sales capability.

     - The merger will position Intel to serve the growing wireline communications semiconductor chip market segment with a broad sales channel, compelling technology and cost effective product integration, manufacturing and packaging.

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

     - Level One is a leader in the market segments they serve and will bring Intel a strong marketing and engineering capability in the local area network and wide area network system semiconductor chip market segments.

     - Level One's sales channel provides opportunities for increased sales of complementary Intel product lines.

     The above discussion of reasons for the merger includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ materially from those expressed in these statements. For a discussion of these risks and uncertainties, and other factors that could affect future results and performance, see "Risk Factors."

RECOMMENDATION OF THE LEVEL ONE BOARD OF DIRECTORS AND LEVEL ONE'S REASONS FOR THE MERGER

     The Level One board of directors believes that the merger is advisable and fair to and in the best interests of Level One and Level One's stockholders. Accordingly, the Level One board of directors has unanimously approved the merger agreement and unanimously recommends that Level One stockholders vote for the adoption of the merger agreement and the transactions contemplated by that agreement, including the merger.

     The Level One board of directors has approved the merger primarily because it believes that the combined company, as compared to Level One on its own, will provide significantly greater opportunities to expand the nature and scope of Level One's products and technologies, which will in turn benefit Level One stockholders. The Level One board of directors believes that the merger provides Level One with the resources necessary to use its technological advantages to move into rapidly expanding market segments and allows it the opportunity to increase internal research and development while continuing its strategy of acquiring technologies. The merger will also provide Level One with a vastly increased distribution system and sales force, permitting more rapid introduction of new products to the market and will significantly improve its ability to meet customer demand for communications integrated circuits in local area networks and wide area networks as these two areas converge as well as in public telephone transmission networks.

     The Level One board of directors believes that because of the advantages and synergies described above the merger will also increase value for Level One stockholders, as well as provide a more stable platform for Level One's employees and customers. While the merger will result in Level One stockholders not being able to benefit directly from the expected benefits to Level One's business effected by the merger, the Level One board of directors believes that the merger will yield for Level One stockholders an attractive exchange ratio for their shares of Level One common stock, while enabling them to continue to share in Level One's growth over the long term as part of a much larger and highly successful company with a highly liquid trading market. The board believes the liquidity provided by the market for Intel common stock will substantially reduce the risk associated with an investment in a smaller company such as Level One.

     The above discussion of reasons for the merger includes forward-looking statements about possible or assumed future results of operations of the combined company and the performance of the combined company after the merger. Future results and performance are subject to risks and uncertainties, which could cause such results and performance to differ materially from those expressed in these statements. For a discussion of these risks and uncertainties, and other factors that could affect future results and performance, see "Risk Factors."

     In reaching its decision to approve the merger agreement and the option agreement, the Level One board of directors consulted with Level One's management, as well as with its financial and legal advisors, and considered a number of factors, including the following:

     - The Level One board of directors reviewed various historical information concerning Level One's and Intel's respective businesses, financial performances and conditions, operations, technologies, management teams and competitive positions. The Level One board of directors considered available information on Intel including its public reports for its most recently completed fiscal year and subsequent fiscal quarters as filed with the Securities and Exchange Commission. In addition, the board of directors instructed management and Lehman Brothers to conduct additional due diligence on Intel's financial condition and prospects and the results of that due diligence were reported to the board of directors. The board of directors concentrated particularly on the two companies' financial condition, results of operations, business and prospects before and after giving effect to the merger. In particular, the Level One board of directors noted that both companies had significant revenue and operating profit growth over recent years and are leaders in their respective market segments. Based in part upon these factors, the Level One board of directors believes that a merger with Intel would be advisable and fair to and in the best interests of Level One and Level One's stockholders.

     - The Level One board of directors examined current financial market conditions and historical market prices, volatility and trading information with respect to Level One common stock and Intel common stock. In particular, the board noted the recent fluctuations in Level One's stock price, from lows such as $16 3/8 as recently as October 8, 1998, to a recent high of $41 3/8 on January 20, 1999. While Intel's stock is also subject to fluctuations, they are not as significant on a percentage basis as Level One's stock. In addition, the board noted that Intel's daily trading volume reported by The Nasdaq Stock Market averaged approximately 17 million shares over the three months prior to March 1999, which equates to a volume of 34 million shares after giving effect to Intel's two for one stock split paid on April 11, 1999, while Level One's averaged approximately 900,000 shares over the same time period.

     - The Level One board of directors compared the consideration to be received by Level One stockholders in the merger with the consideration received in various comparable merger transactions. The details of this comparison are set forth below under "-- Opinion of Level One's Financial Advisor." Based on this comparison, the Level One board of directors believes that an exchange ratio of 0.86 shares of Intel common stock for each share of Level One common stock falls within the range of what is reasonable and fair for Level One's stockholders.

     - The Level One board of directors viewed the terms of the merger agreement and option agreement, including but not limited to the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as reasonable in light of the entire transaction. The Level One board of directors also considered the terms of the proposed merger agreement regarding Level One's rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the option agreement and the provisions regarding liquidated damages. The Level One board of directors considered that the provisions in these agreements for the benefit of Level One reasonably protected the interests of Level One stockholders, and those for the benefit of Intel did not present any significant reasons not to proceed with the transaction considering all of the circumstances.

     - The Level One board considered favorably the detailed financial analyses and pro forma and other information relating to the two companies presented by Lehman Brothers, including Lehman Brothers' opinion that the
       0.86 exchange ratio was fair to the Level One stockholders from a financial point of view. The Level One board viewed the analyses and opinion of an independent, internationally recognized financial advisor such as Lehman Brothers to be important factors in reaching a determination that the transaction should be approved.

     - The Level One board of directors considered the anticipated impact of the proposed transaction on the combined company's future performance, financial and otherwise. In this regard, the Level One board of directors expected that the combined company might be able to realize synergies in their combined manufacturing, purchasing and sales and administrative operations. Potential synergies considered by the Level One board included expanded sales and marketing capabilities, increased purchasing power for raw materials and other resources, increased product development capabilities and increased access to manufacturing technologies and capabilities. The Level One board of directors also evaluated the potential for any cost savings. The Level One board of directors also noted favorably that the former Level One stockholders, as stockholders of Intel, would share the benefits of any of these synergies.

     - The Level One board considered the merger's impact on Level One's customers and employees. Generally, the Level One board viewed the impact on employees as positive, in that they would become part of a world renowned leader in computer chip design and manufacturing and a highly successful company that has substantially greater resources than Level One. The Level One board also generally viewed the impact on Level One's customers as positive, in that they would also have the benefits of an industry leader standing behind Level One's product lines and knowing that Level One will likely have the resources to continue to develop the faster and more efficient chips demanded by its customers. At the same time, however, the Level One board noted that the transaction could create some transitional dislocation and uncertainty, such as the possible loss of jobs or relocation of employees as is typical in similar transactions.

     - The Level One board received reports from Level One's management and its financial advisor as to the results of their due diligence investigation of Intel, which consisted of a review of publicly available information and research analyst reports and a conference call with members of Intel management. Such reports indicated no significant issues that would preclude the Level One board's approval of the merger.

     - The Level One board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

        - the challenges of integrating a business such as Level One with a company such as Intel and the attendant risk that the potential benefits sought in the merger might not be fully realized;

        - the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

           1. Level One's sales, operating results and stock price;

           2. Level One's ability to attract and retain key management, sales and marketing and technical personnel; and

           3. the progress of potential and actual technology development projects with third parties who may view working with Intel differently than working with Level One.

        - the possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

        - the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

        - the interests of certain officers and directors of Level One in the merger, including the matters described under "-- Interests of Level One's Management in the Merger and Potential Conflicts of Interests;"

        - the effect on the ability of Level One to consider competing offers prior to consummation of the merger, including the effect of the covenant to not solicit other bidders and the liquidated damages provisions in the merger agreement;

        - the effect of the option agreement on Level One's capital structure and the fact that by entering into the option agreement Level One would likely be precluded from being acquired in a pooling-of-interests transaction;

        - risks associated with fluctuations in Intel's stock price prior to closing of the merger; and

        - various other risks.

     The Level One board also considered what alternatives existed to the merger, including reviewing the prospects for Level One as an independent company. In light of the factors described above, the Level One board determined that the value and benefits available to Level One stockholders from the merger exceeded the potential they might realize from Level One's continuing as an independent company.

     The Level One board also considered the potential that another third party might be willing to enter into a strategic relationship with or acquire Level One. The Level One board did not, however, view this as likely, given that there are a limited number of suitable candidates and, except for Intel, none had made any substantive proposal for a relationship or acquisition, despite opportunities to do so. In this light, the Level One board of directors also evaluated Intel's requirement before entering into any agreement that Level One agree to the provisions of the merger agreement limiting Level One's rights to consider and negotiate acquisition proposals with others. It appeared unlikely to the Level One board that Level One would be able to enter into a transaction with Intel without these provisions. In such case, the Level One stockholders would not realize any of the value or benefits offered by the Intel merger.

     The above discussion of the information and factors considered by the Level One board of directors is not intended to be exhaustive but includes all material factors considered by it. In reaching its determination to approve and recommend the merger, the Level One board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The Level One board of directors is unanimous in its recommendation that Level One stockholders vote for approval and adoption of the merger agreement. For a discussion of the interests of certain executive officers and directors of Level One in the merger, see "-- Interests of Level One's Management in the Merger and Potential Conflicts of Interests."

INTERESTS OF LEVEL ONE'S MANAGEMENT IN THE MERGER AND POTENTIAL CONFLICTS OF INTERESTS

     Some members of Level One's management have interests in the merger that are in addition to their interests as Level One stockholders generally. The Level One board was aware of these interests and considered them in approving the merger agreement.

     The directors, officers and principal stockholders of Level One and their associates may have had in the past, and may have in the future, transactions in the ordinary course of business with Intel.

Any of these transactions were, and are expected to be, on substantially the same terms as those between Intel and others for similar transactions.

     Employment Agreements. At the time it entered into the merger agreement, Intel also entered into employment agreements with Dr. Robert Pepper and John Kehoe. Dr. Pepper's employment agreement provides that his employment with Level One will continue following the closing of the merger. During his employment, Dr. Pepper will be entitled to a specified annual base salary of at least $440,000 and an incentive bonus which for 1999 could be at least $660,000. In addition to his cash compensation, it will be recommended to Intel's board of directors that Dr. Pepper receive options to purchase 50,000 shares of Intel common stock. If Intel or Level One terminates Dr. Pepper's employment for reasons other than cause before October 9, 2003, or if Dr. Pepper retires after June 26, 2000, Intel or Level One will hire him as a consultant until December 31, 2003. While he is a consultant, all of Dr. Pepper's Level One stock options will continue to vest. After June 26, 2000, Dr. Pepper may choose to become a part-time employee of Intel or Level One. If he becomes a part-time employee, his Level One stock options will continue to vest and his rights under Intel's or Level One's benefit plans will be governed by the terms of those plans.

     Mr. Kehoe's agreement provides that his employment with Level One will continue for a period of 18 months following the closing of the merger. During his employment, Mr. Kehoe will be entitled to a specified annual base salary of at least $252,000 and an incentive bonus which for 1999 could be at least $201,000. At the end of Mr. Kehoe's employment term, Intel or Level One will hire him as a consultant until December 31, 2002. If Mr. Kehoe becomes a consultant under the terms of his employment agreement, he will receive a fee of $6,000 per year and his Level One stock options will continue to vest.

     In addition, both Dr. Pepper and Mr. Kehoe will enter into Intel's standard employee confidentiality agreement.

     Agreement Regarding Key Level One Employees. Also at the time they entered into the merger agreement, Intel, Intel's subsidiary and Level One entered into an agreement regarding key Level One management employees. The Level One employees are:

     - George Papa, Vice President, Worldwide Sales;

     - Daniel Koellen, Vice President, Quality and Reliability;

     - Mike Ricci, Vice President, Telecom;

     - Mike Wodopian, Vice President, Business Development and Strategic
       Planning;

     - David McKinnon, Vice President, Networking;

     - Walter Thirion, Vice President, Strategic Technology Development;

     - Hiroshi Takatori, Fellow; and

     - David Bridgeford, Controller.

     Under the agreement, each of these employees will receive stock options to purchase 20,000 shares of Intel common stock. The agreement also provides that if their employment is terminated for reasons other than cause within 18 months following the closing of the merger, they will receive continued payments of their base salary for the period up to the end of the 18 months plus six months. The maximum aggregate amount payable to the management employees is approximately $3.1 million. In addition, their Level One stock options will be converted into Intel stock options and will continue to vest.

     Indemnification; Directors' and Officers' Insurance. The merger agreement provides that, after the merger, Intel will, as permitted by law, indemnify persons who were Level One's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a Level One director or officer. The merger agreement further provides that Intel will cause the Level One officers and directors immediately prior to the merger to be covered by Level One's directors' and officers' liability insurance policy or a similar policy for six years after the merger. In addition, Intel has agreed to honor Level One's agreements and charter provisions to indemnify its officers and directors in effect on March 4, 1999.

     Consideration to be Received by Level One Management in the Merger. On the closing, the following executive officers and directors of Level One will receive, in exchange for their shares of Level One common stock and/or options to purchase shares of Level One common stock, the shares of Intel common stock or options to purchase shares of Intel common stock as set forth below, based on stock and option ownership as of July 1, 1999:

                                                                 INTEL           INTEL
                       NAME AND TITLE                            SHARES         OPTIONS
------------------------------------------------------------  ------------   -------------
Robert S. Pepper, Ph.D. ....................................    142,543        1,016,348
  President and Chief Executive Officer
  and Chairman of the Board of Directors
John Kehoe..................................................         --          290,035
  Senior Vice President, Chief
  Financial Officer and Secretary
George A. Papa..............................................      4,167          166,840
  Vice President, Worldwide Sales
Michael A. Ricci............................................         --          103,028
  Vice President, Telecom
David T. McKinnon...........................................        386           94,600
  Vice President, Networking
Michael R. Wodopian.........................................         --           85,570
  Vice President, Business Development
  and Strategic Planning
Daniel S. Koellen...........................................     13,414          202,809
  Vice President, Quality and
  Reliability
Lee Harrison................................................         96           63,541
  Vice President, Operations
Thomas J. Connors...........................................     69,660               --
  Director
Martin Jurick...............................................     19,350               --
  Director
Henry Kressel, Ph.D. .......................................     24,225               --
  Director
Joseph P. Landy.............................................     41,753               --
  Director

OPINION OF LEVEL ONE'S FINANCIAL ADVISOR

     For purposes of the following discussion, all per share amounts and exchange ratios are expressed without giving effect to Intel's previously announced two for one stock split which was paid on April 11, 1999.

     General. Lehman Brothers has acted as financial advisor to Level One in connection with the merger. On March 4, 1999, Lehman Brothers rendered its opinion to the Level One board of directors that as of such date, from a financial point of view, the exchange ratio of 0.43 shares of Intel common stock for every one share of Level One common stock to be offered to Level One's stockholders in the merger was fair to such stockholders. The 0.43 exchange ratio would equate to a 0.86 exchange ratio after giving effect to Intel's two for one stock split paid April 11, 1999.

     THE FULL TEXT OF THE LEHMAN BROTHERS OPINION DATED MARCH 4, 1999 IS INCLUDED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE LEHMAN BROTHERS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF LEHMAN BROTHERS' OPINION. HOLDERS OF LEVEL ONE COMMON STOCK MAY READ THE LEHMAN BROTHERS OPINION FOR THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

     LEVEL ONE IMPOSED NO LIMITATIONS ON THE SCOPE OF LEHMAN BROTHERS' INVESTIGATION OR THE PROCEDURES TO BE FOLLOWED BY LEHMAN BROTHERS IN RENDERING ITS OPINION, EXCEPT THAT LEVEL ONE DID NOT AUTHORIZE LEHMAN BROTHERS TO SOLICIT, AND LEHMAN BROTHERS DID NOT SOLICIT, ANY INDICATIONS OF INTEREST FROM ANY THIRD PARTY WITH RESPECT TO THE PURCHASE OF ALL OR A PART OF LEVEL ONE'S BUSINESS. IN ADDITION, LEHMAN BROTHERS DID NOT HAVE ANY ACCESS TO ANY FINANCIAL FORECASTS OR PROJECTIONS PREPARED BY THE MANAGEMENT OF INTEL AS TO THE FUTURE FINANCIAL PERFORMANCE OF INTEL.

     LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE LEVEL ONE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY STOCKHOLDER OF LEVEL ONE AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. LEHMAN BROTHERS' OPINION DOES NOT ADDRESS LEVEL ONE'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed:

     - the merger agreement and the specific terms of the merger;

     - publicly available information concerning Level One and Intel that it believed to be relevant to its analysis;

     - financial and operating information with respect to the business, operations and prospects of Level One furnished to it by Level One;

     - publicly available estimates of the future financial performances of Level One and Intel prepared by third party research analysts;

     - a trading history of Level One's common stock from January 1, 1994 to the present and a comparison of that trading history with those of other companies that it deemed relevant;

     - a trading history of Intel's common stock from January 1, 1994 to the present and a comparison of that trading history with those of other companies that it deemed relevant;

     - a comparison of the historical financial results and present financial condition of Level One with those of other companies that it deemed relevant;

     - a comparison of the historical financial results and present financial condition of Intel with those of other companies that it deemed relevant;

     - a comparison of the financial terms of the merger with the financial terms of certain other transactions that it deemed relevant; and

     - the potential pro forma financial effects of the merger on Intel and a comparison of the relative contributions of Level One and Intel to the combined company following consummation of the merger.

     In addition, Lehman Brothers had discussions with the management of Level One and Intel concerning their respective businesses, operations, assets, financial conditions and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate, all as summarized below.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers also relied upon the assurances of the managements of Level One and Intel that they are not aware of any facts or circumstances that would make the information relied upon by Lehman Brothers inaccurate or misleading. Upon advice of Level One, Lehman Brothers assumed that the financial projections of Level One were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Level One as to the future financial performance of Level One. Lehman Brothers also considered publicly available estimates of the future financial performance of Level One prepared by third party research analysts. For purposes of its analysis, with the consent of Level One, Lehman Brothers assumed that Level One will perform in a range between the projections prepared by management and the estimates of third party research analysts. In arriving at its opinion, with the consent of Level One, Lehman Brothers was not provided with and did not have any access to any financial forecasts or projections prepared by the management of Intel as to the future financial performance of Intel, and accordingly, upon advice of Intel, Lehman Brothers assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Intel, and Lehman Brothers relied upon such estimates in performing its analysis. Lehman Brothers did not conduct a physical inspection of the properties and facilities of Level One or Intel. Lehman Brothers also did not make or obtain any evaluations or appraisals of the assets or liabilities of Level One. Upon advice of Level One and its legal and accounting advisors, Lehman Brothers assumed that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and therefore as a tax-free transaction to the stockholders of Level One. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 4, 1999.

     In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Level One or Intel, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio to be offered to Level One's stockholders in the merger on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Level One and Intel. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     The following is a summary of the material financial analyses used by Lehman Brothers in connection with rendering its opinion to the Level One board of directors. Certain of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

     Comparable Company Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Level One with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Level One. Specifically, Lehman Brothers included in its review two groups of communications semiconductor companies. Due to the uniqueness of Level One's business, both groups of companies were considered by Lehman Brothers to be comparable to the business of Level One and therefore were relevant in performing its analysis. The first group consisted of leadership communications semiconductor companies, including:

     - Broadcom Corporation;

     - PMC-Sierra Inc.; and

     - Vitesse Semiconductor Corporation.

     The second group consisted of general communications semiconductor companies, including:

     - Anadigics, Inc.;

     - Applied Micro Circuits Corporation;

     - DSP Communications, Inc.;

     - Galileo Technology Ltd.;

     - MMC Networks, Inc.;

     - RF Micro Devices, Inc.;

     - Transwitch Corporation; and

     - TriQuint Semiconductor, Inc.

     For each of Level One, the leadership communications semiconductor companies and the general communications semiconductor companies, Lehman Brothers calculated the ratio of market price to the mean earnings per share estimates for calendar years 1999 and 2000 reported by First Call, which is a service widely used by the investment community to gather earnings estimates from various research analysts. Lehman Brothers also calculated the ratio of the transaction price to the mean

First Call earnings per share estimates and earnings per share estimates prepared by Level One management for calendar years 1999 and 2000. Lehman Brothers arrived at the transaction price by multiplying Intel's intraday price on March 4, 1999 by the 0.43 shares of Intel common stock, or 0.86 shares after giving effect to Intel's stock split paid April 11, 1999, and used $116.25 as the intraday price of Intel as of the time on March 4, 1999 that the merger was agreed to between Level One and Intel. In addition, in performing its analysis, Lehman Brothers used for Level One both the March 3, 1999 closing price of $32.38 and the intraday price of $27.25 as of the time on March 4, 1999 that the merger was agreed to between Level One and Intel.

                                                                PROJECTED EPS
                                                                 MULTIPLES:
                                                              -----------------
                                                              CY 1999   CY 2000
                                                              -------   -------
COMPARABLE COMPANY MULTIPLES:
(as of 3/3/99)
Level One Based on 3/4/99 Intraday Price....................   22.7x     17.9x
Level One Based on Transaction Price:
  Based on First Call Estimates.............................   41.0x     32.3x
  Based on Management Estimates.............................   35.2x     28.2x
Level One Based on 3/3/99 Closing Price.....................   26.5x     20.9x
Median of Leadership Communications Semiconductor Cos.......   46.7x     35.3x
Median of General Communications Semiconductor Cos..........   30.4x     22.6x

     Lehman Brothers also compared selected financial data of Intel with similar data of selected companies engaged in businesses considered by Lehman Brothers to be comparable to that of Intel. Specifically, Lehman Brothers included in its review the following broadline semiconductor companies:

     - Advanced Micro Devices, Inc.;

     - STMicroelectronics N.V.; and

     - Texas Instruments Incorporated.

     For each of Intel and the broadline semiconductor companies, Lehman Brothers calculated the ratio of market price to the mean First Call earnings per share estimates for calendar years 1999 and 2000.

                                                                PROJECTED EPS
                                                                 MULTIPLES:
                                                              -----------------
                                                              CY 1999   CY 2000
                                                              -------   -------
COMPARABLE COMPANY MULTIPLES:
(as of 3/3/99)
Intel Corporation...........................................   24.5x     21.0x
Median of Broadline Semiconductor Cos.......................   31.0x     18.4x

     Because of the inherent differences between the businesses, operations, financial conditions and prospects of Level One and Intel and the businesses, operations, financial conditions and prospects of the companies included in their comparable company groups, Lehman Brothers believed that it was inappropriate to rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Level One, Intel and the companies in their respective comparable company groups that would affect the public trading values of Level One, Intel and such comparable companies. In particular, Lehman Brothers considered markets served, rates of growth and profitability of Level One and each of the companies in the comparable company groups. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

     Premiums Paid Analysis. Using publicly available information, Lehman Brothers reviewed the premiums paid, or proposed to be paid, in the case of transactions pending as of the date of the Lehman Brothers opinion, in selected acquisitions in the technology sector having transaction values between $1 billion and $5 billion since January 1, 1995. The technology transactions included the following transactions:

     - the acquisition of GeoCities by Yahoo! Inc.;

     - the acquisition of The Learning Company, Inc. by Mattel, Inc.;

     - the acquisition of Netscape Communications Corporation by America Online, Inc.;

     - the acquisition of Boole & Babbage, Inc. by BMC Software, Inc.;

     - the acquisition of Berg Electronics Corp. by Framatome Connectors International S.A.;

     - the acquisition of PMT Services, Inc. by NOVA Corporation;

     - the acquisition of DSC Communications Corporation by Alcatel Alsthom;

     - the acquisition of Yurie Systems, Inc. by Lucent Technologies Inc.;

     - the acquisition of Tracor, Inc. by The General Electric Company, plc;

     - the acquisition of Network General Corporation by McAfee Associates,
       Inc.;

     - the acquisition of CompuServe Corporation (H&R Block, Inc.) by WorldCom, Inc.;

     - the acquisition of Octel Communications Corporation by Lucent Technologies Inc.;

     - the acquisition of Tandem Computers Incorporated by Compaq Computer Corporation;

     - the acquisition of Keystone International, Inc. by Tyco International
       Ltd.;

     - the acquisition of Logicon, Inc. by Northrop Grumman Corporation;

     - the acquisition of VeriFone, Inc. by Hewlett-Packard Company;

     - the acquisition of Cascade Communications Corp. by Ascend Communications, Inc.;

     - the acquisition of Tencor Instruments by KLA Instruments Corporation;

     - the acquisition of Cheyenne Software, Inc. by Computer Associates International, Inc.;

     - the acquisition of UUNet Technologies, Inc. by MFS Communications Company, Inc.;

     - the acquisition of The Continuum Company, Inc. by Computer Sciences Corporation;

     - the acquisition of StrataCom, Inc. by Cisco Systems, Inc.;

     - the acquisition of Teledyne, Inc. by Allegheny Ludlum Corporation;

     - the acquisition of Davidson & Associates, Inc. by CUC International Inc.;

     - the acquisition of Conner Peripherals, Inc. by Seagate Technology, Inc.;

     - the acquisition of Lotus Development Corporation by International Business Machines Corporation;

     - the acquisition of Legent Corporation by Computer Associates International, Inc.; and

     - the acquisition of E-Systems, Inc. by Raytheon Company.

     Lehman Brothers also reviewed the premiums paid in selected acquisitions in the semiconductor sector since January 1, 1987. The semiconductor transactions included the following transactions:

     - the acquisition of Quality Semiconductor, Inc. by IDT Corporation;

     - the acquisition of Information Storage Devices, Inc. by Winbond Electronics Corporation;

     - the acquisition of Benchmarq Microelectronics, Inc. by Unitrode Corporation;

     - the acquisition of Amati Communications Corporation by Texas Instruments Incorporated;

     - the acquisition of Cyrix Corporation by National Semiconductor
       Corporation;

     - the acquisition of Chips and Technologies, Inc. by Intel;

     - the acquisition of Zilog, Inc. by the Texas Pacific Group, Inc.;

     - the acquisition of Brooktree Corporation by Rockwell International Corporation;

     - the acquisition of Orbit Semiconductor, Inc. by The DII Group, Inc.;

     - the acquisition of NexGen, Inc. by Advanced Micro Devices, Inc.;

     - the acquisition of M/A-COM, Inc. by AMP Incorporated;

     - the acquisition of MIPS Computer Systems, Inc. by Silicon Graphics, Inc.;

     - the acquisition of Avantek, Inc. by Hewlett-Packard Company;

     - the acquisition of Silicon Systems Inc. by TDK Corp.; and

     - the acquisition of Monolithic Memories, Inc. by Advanced Micro Devices, Inc.

     Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing one month and one day prior to the announcement of the transaction. Lehman Brothers also calculated the premium per share paid by the acquiror compared to the highest and lowest share price of the target company prevailing during the 52-week period prior to the announcement of the transaction. Lehman Brothers compared the premiums paid in the technology sector transactions and the semiconductor sector transactions to the premium to be paid by Intel for Level One in the merger. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

                                                                              52-WEEK
                                                                           --------------
                                                       1-MONTH    1-DAY    HIGH      LOW
                                                       -------    -----    -----    -----
TRANSACTION PREMIUMS:
Intel/Level One merger (based on 3/4/99 intraday        37.7%     80.1%     20.8%   205.3%
  prices)............................................
Technology Deals (median)............................   59.2%     38.5%     14.1%   117.0%
% of technology deals at lower premium than the         21.4%     82.1%     60.7%    89.3%
  merger.............................................
Semiconductor Deals (median).........................   36.2%     31.0%    (24.9)%   90.5%
% of semiconductor deals at lower premium than the      50.0%     93.8%     81.3%    93.8%
  merger.............................................

     Comparable Transactions Analysis. The comparable transactions analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced since January 1, 1995 in the semiconductor sector involving target companies which were similar to Level One in terms of business mix, product portfolio and/or markets served. The comparable transactions included:

     - the acquisition of Symbios, Inc. (Hyundai Electronics Industries) by LSI Logic Corporation;

     - the acquisition of Benchmarq Microelectronics, Inc. by Unitrode Corporation;

     - the acquisition of Plessey Semiconductors Group (The General Electric Company, plc.) by Mitel Corporation;

     - the acquisition of Raytheon Electronics Semiconductor by Fairchild Semiconductor Corporation;

     - the acquisition of Amati Communications Corporation by Texas Instruments Incorporated;

     - the acquisition of Cyrix Corporation by National Semiconductor
       Corporation;

     - the acquisition of Chips and Technologies, Inc. by Intel;

     - the acquisition of Zilog, Inc. by the Texas Pacific Group, Inc.;

     - the acquisition of Brooktree Corporation by Rockwell International Corporation;

     - the acquisition of Orbit Semiconductor, Inc. by The DII Group, Inc.;

     - the acquisition of Silicon Systems Inc. (TDK Corp.) by Texas Instruments Incorporated;

     - the acquisition of NexGen, Inc. by Advanced Micro Devices, Inc.; and

     - the acquisition of M/A-COM, Inc. by AMP Incorporated.

     Lehman Brothers calculated the enterprise value of the relevant transactions which is calculated as the consideration offered for the common equity and short- and long-term debt, and subtracting the acquired company's cash and cash equivalents. Lehman Brothers then divided the enterprise value of the relevant transactions by the latest twelve months', or LTM, revenue of the acquired business. Lehman Brothers also divided the consideration offered for common equity by the LTM net income and the publicly available next projected calendar year EPS of the acquired business (Forward EPS).

The following table presents the LTM revenue, LTM net income and forward EPS multiples for the comparable transactions.

                                                TRANSACTION VALUE
                                                AS A MULTIPLE OF
                                           ---------------------------   ENTERPRISE VALUE
                                                  LTM          FORWARD   AS A MULTIPLE OF
                                                  NI             EPS         LTM REV.
                                           -----------------   -------   ----------------
COMPARABLE TRANSACTIONS ANALYSIS:
Intel/Level One merger (based on Intel
  3/4/99 intraday price).................        94.3x          41.0x         8.65x
Median for Comparable Transactions.......        19.4x          26.1x         1.76x

     Because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Level One and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the merger which would affect the acquisition values of the acquired companies and Level One. In particular, Lehman Brothers considered markets served, rates of growth and profitability of Level One and each of the acquired companies as well as business and market conditions existing at the time of the merger as compared to those existing when these transactions were executed. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

     Stock Trading History. Lehman Brothers considered various historical data concerning the history of the trading prices for Level One common stock, an index of the stock prices of the leadership communications semiconductor companies, an index of the stock prices of the general communications semiconductor companies, the Nasdaq composite index and the Philadelphia Semiconductor Index (SOX) for the period from January 1, 1994 to March 3, 1999.

                                                                 PERCENT CHANGE
                                               ---------------------------------------------------
                                               1/1/94 - 3/3/99   1/1/96 - 3/3/99   1/1/98 - 3/3/99
                                               ---------------   ---------------   ---------------
STOCK PRICE PERFORMANCE:
Level One....................................        +201%            +305%              +72%
Leadership Comm. Semiconductor Cos...........       +1930%            +437%             +121%
General Comm. Semiconductor Cos..............        +275%            +282%             +167%
Nasdaq.......................................        +192%            +115%              +44%
SOX..........................................        +154%             +76%              +34%

     Lehman Brothers also considered various historical data concerning the history of the trading prices for Intel common stock, an index of the stock prices of the broadline semiconductor companies and the Nasdaq composite index for the period from January 1, 1994 to March 3, 1999.

                                                                 PERCENT CHANGE
                                               ---------------------------------------------------
                                               1/1/94 - 3/3/99   1/1/96 - 3/3/99   1/1/98 - 3/3/99
                                               ---------------   ---------------   ---------------
STOCK PRICE PERFORMANCE:
Intel........................................       +640%             +304%              +63%
Broadline Semiconductor Cos..................       +422%             +196%              +81%
Nasdaq.......................................       +192%             +115%              +44%

     Historical Exchange Ratio Analysis. Lehman Brothers compared the exchange ratio in the merger to the average exchange ratio obtained by dividing the price of Level One common stock into the price of Intel common stock over historical periods. The historical periods included (1) 1-month, 3-months, 6-months and 12-months prior to announcement of the merger and (2) the period from January 1, 1996 through March 3, 1999 and the period from January 1, 1994 through March 3, 1999. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

                                                HISTORICAL    MERGER EXCHANGE
                                                 EXCHANGE      RATIO PREMIUM
                                                  RATIO      (BASED ON 0.4300)
                                                ----------   -----------------
PREMIUM TO AVERAGE EXCHANGE RATIO:
 1-Month Average..............................    0.2669           61.1%
 3-Months Average.............................    0.2830           51.9%
 6-Months Average.............................    0.2723           57.9%
12-Months Average.............................    0.2999           43.4%
1/1/96 -- 3/3/99 Average......................    0.2824           52.3%
1/1/94 -- 3/3/99 Average......................    0.3461           24.2%

     Contribution Analysis. Lehman Brothers utilized publicly available historical financial data regarding Level One and Intel and estimates for the future financial performance of Level One and Intel to calculate the relative contributions of Level One and Intel to the pro forma combined company with respect to revenues, operating income and net income for the calendar years 1997, 1998, 1999 and 2000, where operating income is defined as income before interest and taxes. Lehman Brothers calculated the contributions based on third party research analyst estimates and Level One management estimates for the future financial performance of Level One and based on third party analyst estimates for the future financial performance of Intel. Lehman Brothers also reviewed the pro forma ownership of the combined company on a diluted basis. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

                                                               CY 1999                 CY 2000
                                                        ---------------------   ---------------------
                                                          MGMT.     RESEARCH      MGMT.     RESEARCH
                                    CY 1997   CY 1998   ESTIMATES   ESTIMATES   ESTIMATES   ESTIMATES
                                    -------   -------   ---------   ---------   ---------   ---------
LEVEL ONE CONTRIBUTION:
Revenues..........................    0.62%    0.99%      1.35%       1.24%       1.80%       1.49%
Operating Income..................    0.14%    0.46%      0.75%       0.63%       0.80%       0.73%
Net Income........................    0.09%    0.37%      0.74%       0.63%       0.78%       0.72%
PRO FORMA OWNERSHIP BASED ON EXCHANGE RATIO:
Level One.........................    1.12%
Intel.............................   98.88%

     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma impact of the merger on Intel's earnings per share based on management and third party research analysts' financial projections for Level One and third party research analysts' financial projections for Intel. In connection with these analyses, Lehman Brothers assumed the merger would be treated under the purchase accounting method. Lehman Brothers concluded that the merger would be approximately 2% dilutive to Intel's earnings in 1999 and 2000. Lehman Brothers concluded that such analysis was supportive of its opinion as to the fairness of the exchange ratio to be offered to Level One's stockholders in the merger.

     Lehman Brothers' Engagement. Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Level One board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with Level One and the semiconductor industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

     As compensation for its services in connection with the merger, Level One has agreed to pay Lehman Brothers:

     - a retainer fee of $150,000;

     - an opinion fee of $1,250,000; and

     - a fee upon consummation of the merger of approximately $7.4 million, against which the retainer fee and the opinion fee would be credited.

     In addition, Level One has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Level One and the rendering of Lehman Brothers' opinion.

     In the ordinary course of its business, Lehman Brothers actively trades in the equity or debt securities of Level One and Intel for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE MERGER

     Once the conditions to completing the merger contained in the merger agreement have been satisfied or waived, the merger will be completed in accordance with Delaware law.

CLOSING

     The closing date of the merger will be a date specified by Intel and Level One but will be no later than two business days after the satisfaction or waiver of the latest to occur of the conditions precedent to the merger in the merger agreement. Intel and Level One anticipate that the merger will close no later than August 10, 1999. However, a delay in obtaining any required governmental approval may delay closing the merger. We cannot assure you if or when these approvals will be obtained or that the merger will, in fact, be completed. If the merger does not occur on or before December 31, 1999, either Intel or Level One may terminate the merger agreement and its obligations to consummate the merger unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations in the merger agreement. See "-- Conditions to Completing the Merger" and "-- Regulatory and Other Approvals Required for the Merger."

CONVERSION OF LEVEL ONE STOCK; TREATMENT OF LEVEL ONE STOCK OPTIONS, WARRANTS AND CONVERTIBLE SUBORDINATED NOTES

     In the merger, each Level One stockholder will receive 0.86 shares of Intel common stock for each of their shares of Level One common stock.

     Each stock option, whether vested or unvested, to acquire Level One common stock granted under Level One's stock option and incentive plans, which we refer to as the Level One stock plans, other than options held by Level One's outside directors, and each warrant or other right to acquire Level One common stock, outstanding and unexercised immediately prior to the merger will be converted automatically in the merger into a stock option, warrant or other right, respectively, to purchase Intel common stock. In each case, the number of shares of Intel common stock subject to the new Intel options, warrants or other rights will be equal to 0.86 shares of Intel common stock for each share of Level One common stock that the holder of the Level One option, warrant or other right would have been entitled to receive had the holder exercised the option, warrant or other right, in full immediately before the merger. The terms of each new Intel option, warrant or other right will be substantially the same as the corresponding Level One option, warrant or other right. In any event, options that are incentive stock options under the Internal Revenue Code will be adjusted as provided by the Internal Revenue Code.

     Soon after the merger occurs, Intel will deliver to the holders of Level One options, warrants and other rights notices that describe these holders' rights under the Level One stock plans, warrants and other rights, as applicable, and confirmation that the terms of the agreements evidencing the grants of the options, warrants or other rights continue subject to adjustments giving effect to stock splits or similar adjustments.

     In addition, Intel will assume all obligations under Level One's convertible subordinated notes and will provide for the conversion rights to which the subordinated noteholders are entitled.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     Following the merger, Intel will deliver to its designated exchange agent certificates representing the shares of Intel common stock, and cash instead of any fractional shares that would otherwise be issued to Level One stockholders under the merger agreement, in exchange for the outstanding shares of Level One common stock.

     Within two business days after the merger becomes effective, the exchange agent will mail to Level One stockholders a transmittal letter. The transmittal letter will contain instructions with respect to the surrender of certificates representing Level One common stock.

     PLEASE DO NOT RETURN LEVEL ONE COMMON STOCK CERTIFICATES WITH THE ENCLOSED PROXY AND DO NOT FORWARD YOUR CERTIFICATES TO THE EXCHANGE AGENT UNLESS AND UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL FOLLOWING THE MERGER.

     Upon surrender of the certificates representing Level One common stock after the merger accompanied by a completed letter of transmittal, you will be issued a certificate representing the shares of Intel common stock issued to you in the merger and you will be paid cash instead of any fractional shares of Intel common stock you would otherwise receive. The amount of cash you receive instead of a fractional share will be equal to the fraction of an Intel share you would otherwise receive multiplied by $57.34, which was the closing price of Intel common stock, as adjusted for stock splits, as reported on The Nasdaq Stock Market the day before the merger agreement was signed.

     Intel will pay you dividends or other distributions declared on Intel common stock only after the merger has occurred and after you have surrendered your certificates representing Level One common stock.

     If a certificate for Level One common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of Intel common stock and any cash instead of a fractional share only after you have delivered an affidavit as to such loss, theft or destruction and as to your ownership of the certificate. Intel or the exchange agent may require you to post bond in such amount as Intel or the exchange agent may determine is necessary as indemnity against any claim that may be made against Intel with respect to the lost, stolen or destroyed certificate.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties by Intel and Level One. These include:

     - due organization, existence, good standing and qualification to do business and, in the case of Level One, its subsidiaries and its equity investments.

     - capitalization and, in the case of Level One, the capitalization of its subsidiaries.

     - corporate power and authority to enter into the merger agreement and perform its obligations under the merger agreement and, in the case of Level One, the stock option agreement.

     - proper execution, delivery and enforceability of the merger agreement and, in the case of Level One, the stock option agreement.

     - compliance of the merger agreement with each party's charter documents, material agreements and applicable law.

     - governmental and third-party approvals.

     - each party's financial statements and filings with the Securities and Exchange Commission.

     - broker's fees arising from the merger.

     - absence of undisclosed significant and negative changes in its business.

     - absence of material legal proceedings and injunctions.

     - accuracy of the information about each party furnished to the other and/or included in this proxy statement/prospectus.

     - each party's and Level One's subsidiaries' compliance with applicable law.

     - tax treatment of the merger.

     - absence of undisclosed liabilities and, in the case of Level One, undisclosed liabilities of its subsidiaries.

     The merger agreement contains additional representations and warranties of Level One. These include its:

     - unanimous approval of the merger and the stock option agreement by Level One's board of directors.

     - absence of material environmental liabilities.

     - payment of taxes and filing of tax returns.

     - employee benefit plans, labor, employment and related matters.

     - absence of existing defaults under its charter documents, material agreements and applicable law.

     - insurance.

     - certain business practices.

     - intellectual property.

     - product warranties and guaranties.

     - customers and suppliers.

     - "Year 2000" compliance.

     - foundry and manufacturing agreements.

CONDUCT OF BUSINESS BEFORE THE MERGER

     Each of Intel and Level One has agreed to do certain things before the merger occurs. These include Level One and its subsidiaries each:

     - conducting its business in the ordinary course.

     - using reasonable effort to preserve intact its business organization and advantageous business relationships.

     - retaining the services of its current officers and employees.

     Intel and Level One have also agreed to:

     - cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities, necessary to complete the merger, and to comply with the terms and conditions of all these consents and approvals.

     - furnish to the other party all information about itself and its subsidiaries as the other party reasonably requests.

     - use all reasonable efforts to take all actions to comply promptly with legal requirements imposed on it and to complete the merger.

     - not issue any press release or make any other public statements without the prior approval of the other party.

     - promptly tell the other party about any events or circumstances that would cause any representations or warranties to not be true or any obligations not to have been fulfilled.

     Intel has also agreed to use all reasonable efforts to list its shares to be issued in the merger on the Nasdaq National Market. Subject to the merger agreement, Intel has agreed to use all reasonable efforts to cause the merger to occur as soon as practicable after Level One stockholders approve the merger.

     Unless the merger agreement permits, Level One has agreed for itself and on behalf of its subsidiaries not to:

     - amend its charter documents.

     - issue or agree to issue any stock of any class or any other securities or equity equivalents, except for shares of Level One common stock issued under options granted prior to the date of the merger and grants of options in the ordinary course of its business consistent with past practice.

     - split, combine or reclassify any shares of its capital stock.

     - declare or pay any dividend or other payment of any kind in respect of its capital stock.

     - acquire any of its or its subsidiaries' securities.

     - reduce the conversion price of its outstanding convertible, subordinated notes.

     - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the merger with Intel.

     - alter any subsidiary's corporate structure or ownership.

     - incur or assume any debt, except under existing lines of credit in the ordinary course of business or change the terms of any existing debt.

     - become responsible for the obligations of any other person except for obligations of Level One's subsidiaries incurred in the ordinary course of business.

     - make any loans to or investments in any other person, except its subsidiaries or for customary loans or advances to employees in the ordinary course of business consistent with its past practices.

     - encumber its capital stock.

     - mortgage or pledge any of its material assets or create or permit any material lien on these assets.

     - except as required by law, enter into, adopt, modify or terminate any employee compensation, benefit or similar plan or increase in any compensation or fringe benefits.

     - grant any severance or termination pay, except as required by law or by any written agreements existing on March 4, 1999.

     - voluntarily accelerate the vesting of any stock options.

     - acquire, license, sell or dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of $500,000 in the aggregate, except for sales of its products and licenses of its software in the ordinary course of business consistent with its past practices.

     - enter into any exclusive license, distribution, marketing, sales or other agreements.

     - enter into a development services or similar agreement with Thinkit Technologies, Inc.

     - sell or dispose of any intellectual property.

     - except as required as a result of a change in law or in generally accepted accounting principles, materially change any of its accounting principles, practices or methods.

     - revalue in any material respect any of its assets other than in the ordinary course of business.

     - acquire any other business or entity.

     - enter into any material agreement other than in the ordinary course of business consistent with its past practices.

     - modify or waive any right under its important contracts.

     - modify its standard product warranty terms or modify any existing product warranties in any significant and negative manner.

     - authorize any new or additional capital expenditure(s) in excess of $1,000,000 in any calendar quarter, except as required pursuant to existing customer contracts or which were provided for in Level One's capital budget which was provided to Intel on March 4, 1999.

     - authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements.

     - make any material tax election or settle or compromise any material income tax liability.

     - permit any material insurance policy naming it as a beneficiary or loss payable to expire, be canceled or be terminated, except if a comparable insurance policy is obtained and in effect.

     - fail to file any tax returns when due or fail to cause such tax returns when filed to be complete and accurate in all material respects.

     - fail to pay any taxes or other material debts when due.

     - settle or compromise any legal proceeding that relates to the merger agreement, involves more than $1,000,000 or would otherwise be material to Level One, or relates to any intellectual property matters.

     - take or fail to take any action that could reasonably be expected to limit the use of any net operating losses, built-in losses, tax credits or other similar items.

     - take or fail to take any action that could reasonably be expected to cause any transaction intended by Level One or its subsidiaries to be a reorganization under Section 368(a) under the Internal Revenue Code to fail to qualify as such a reorganization.

     - agree to take any of the actions described above.

     Level One has also agreed to use all reasonable efforts not to do anything that would make any of its representations or warranties contained in the merger agreement untrue.

     The merger agreement restricts Level One's ability to discuss or negotiate proposals for certain significant transactions with anyone other than Intel. These provisions require Level One not to have or continue discussions with anyone else for any third party acquisition.

     We use the term third party acquisition to mean any of the following:

     - an acquisition of Level One by anyone other than Intel.

     - the acquisition of any significant portion of Level One's assets, other than the sale of its products in the ordinary course of business consistent with its past practices.

     - an acquisition of 15% or more of the outstanding shares of Level One common stock.

     - Level One's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend.

     - Level One's repurchase of more than 10% of its outstanding shares.

     - Level One's acquisition of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of Level One.

     Level One has agreed that it will:

     - not encourage, solicit or participate in discussions with or provide any non-public information to anyone except Intel concerning any third party acquisition. However, the merger agreement does not prohibit the Level One board of directors from taking and disclosing to Level One stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934 with regard to a tender or exchange offer made by someone other than Intel. In addition, if the Level One board determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Level One board may participate in discussions with a third party regarding any unsolicited bona fide proposal or offer, but only for so long as such discussions are likely to lead to an offer:

        1. to acquire, solely for cash and/or securities, all of the shares of Level One common stock then outstanding, or all or substantially all of Level One's assets;

        2. that is fully financed or is financeable and contains terms that the Level One board of directors by a majority vote determines in good faith, based on the written advice of Level One's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to Level One stockholders than the merger with Intel after taking into account all aspects of the transaction;

        3. that the Level One board by a majority vote determines in its good faith judgment based on consultation with the company financial adviser or another financial advisor of nationally recognized reputation and its legal or other advisers to be reasonably capable of being completed after taking into account all aspects of the transaction; and

        4. that does not contain a right of first refusal or right of first offer with respect to any proposal that Intel may make.

        We sometimes refer to an offer that has all of these characteristics as a superior proposal.

     - notify Intel if Level One receives any communication regarding a third party acquisition.

     - provide a copy of any written agreements, proposals, or other materials Level One receives about a third party acquisition.

     - advise Intel from time to time of the status and any significant developments that Level One has knowledge of concerning any third party acquisition.

     Except as described below, the Level One board of directors may not withdraw or modify its recommendation of the merger with Intel. Level One also may not approve, recommend, cause or permit Level One to enter into any agreement or obligation relating to any third party acquisition. However, if the Level One board determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Level One board may withdraw its recommendation of the merger or approve or recommend any superior proposal. The Level One board of directors may do so only after providing written notice to Intel advising Intel that the Level One board of directors has received a superior proposal. This notice must specify the significant terms and conditions and identify the person making the superior proposal. Intel will then have five business days to make a counter offer, which must be accepted if the Level One board of directors by a majority vote determines in good faith, based on the written advice of a financial advisor of nationally recognized reputation, that Intel's counter offer is at least as favorable to Level One stockholders as the superior proposal. If Intel fails to make this counter offer, Level One may enter into an agreement with respect to the superior proposal only if the merger agreement is concurrently terminated in accordance with its terms and Level One has paid all of the $75 million liquidated damages and $3 million of expense reimbursement due to Intel under the merger agreement, as described below under "-- Termination of the Merger Agreement -- Liquidated Damages and Expenses".

     Level One also has agreed that it will:

     - provide Intel with reasonable access to Level One's employees to, among other things, deliver offers of continued employment and provide information to the employees about Intel.

     - provide Intel with reasonable access to Level One's books and records, offices and facilities.

     - take all necessary action to amend, merge, freeze or terminate all of its compensation and benefit plans as requested in writing by Intel.

     - provide Intel periodic financial information.

     Intel and Level One have agreed that they each will take all necessary action to ensure that the corporation surviving the merger will assume all obligations under Level One's subordinated notes and will have provided for the conversion rights to which the subordinated noteholders are entitled.

     Intel has agreed that it will be responsible for obtaining any immigration approvals required for employees transferred from Level One to Intel to become employed at Intel.

CONDITIONS TO COMPLETING THE MERGER

     Neither of Intel or Level One must complete the merger unless:

     - Level One stockholders have approved the merger agreement.

     - no law or order by any United States federal or state court or governmental authority prohibits, enjoins or restricts the merger.

     - Intel and Level One have received all governmental approvals or other requirements necessary to complete the merger and generally operate Level One's business after the merger as it was operated prior to the merger.

     - the registration statement containing this proxy statement/prospectus has become effective and is not subject to any stop order or proceedings seeking a stop order by the Securities and Exchange Commission.

     Level One will not be required to complete the merger unless:

     - except for insignificant defects, Intel's representations and warranties in the merger agreement are true on the closing date of the merger.

     - Intel has performed each of its agreements to be performed before the merger.

     - the Intel common stock issuable to Level One stockholders in the merger will be listed on the Nasdaq National Market.

     - Level One has received an opinion from its or Intel's tax counsel stating that generally the merger will be tax-free to Level One, Intel and Level One stockholders for federal income tax purposes.

     - Level One has received an opinion from Intel's legal counsel relating to certain legal matters.

     Intel will not be required to complete the merger unless:

     - except for insignificant defects, Level One's representations and warranties contained in the merger agreement are true on the closing date of the merger.

     - Level One has performed each of its agreements to be performed before the merger.

     - there have been no significant and negative events regarding Level One or its subsidiaries.

     - Intel has received the opinion of its or Level One's tax counsel stating that generally the merger will be tax-free for federal income tax purposes.

     - Intel has received letters from Level One's directors and executive officers relating to the disposition of the Intel common stock received by them in the Merger.

     - Intel has received the opinion of legal counsel to Level One relating to certain legal matters.

     All of the conditions to completing the merger are waivable. If the condition in respect of either party's receipt of a tax opinion confirming that the merger is a tax-free reorganization is waived and the change in tax consequences is material, or if any other material condition is waived, Level One will resolicit its stockholders' approval and will recirculate the proxy statement/prospectus to its stockholders. Intel and Level One cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

REGULATORY AND OTHER APPROVALS REQUIRED FOR THE MERGER

     General. Intel and Level One have agreed to use all reasonable efforts to do all things reasonably necessary under applicable laws to complete the merger. These things include:

     - obtaining consents of all third parties and governmental authorities necessary or advisable to complete the merger.

     - contesting any legal action designed to prevent the merger.

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act, and the U.S. Federal Trade Commission's rules, Intel and Level One may not complete the merger until we have filed the required notifications with the Federal Trade Commission or the Antitrust Division of the

U.S. Department of Justice, and have waited a specified period of time. On March 24 and March 26, 1999, Level One and Intel filed the notifications required under the Hart-Scott-Rodino Act, as well as certain information required to be given to the Federal Trade Commission and the Department of Justice. On April 25, 1999, the Hart-Scott-Rodino waiting period expired without a request for additional documents or information. However, at any time before or after the merger, and even if the Hart-Scott-Rodino Act waiting period has expired, the Department of Justice, the Federal Trade Commission or any state or foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seeking Intel's divestiture of Level One or Intel's divestiture of its or Level One's businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     Based on information available to them, Intel and Level One believe that the merger will comply with all significant federal, state and foreign antitrust laws. However, we cannot assure you that there will not be a challenge to the merger on antitrust grounds or that, if this kind of challenge were made, we would prevail.

     Intel and Level One are not aware of any other significant regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to try to get them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Extension and Waiver. At any time prior to the merger, Intel and Level One may agree to:

     - Extend the time for the performance of any of the obligations or other acts of the other party.

     - Waive any inaccuracies in the other's representations and warranties.

     - Waive the other's compliance with any of the agreements or conditions in the merger agreement.

     Amendment. The merger agreement may be changed by us at any time before or after Level One stockholders approve the merger. However, any change which by law requires the approval of Level One stockholders will require their subsequent approval to be effective.

TERMINATION OF THE MERGER AGREEMENT

     Termination. The merger agreement may be terminated and the merger abandoned at any time prior to the completion of the merger, before or after it has been approved by Level One stockholders. This termination may occur in the following ways:

     - Intel and Level One agree to terminate it.

     - Intel or Level One decides to terminate it because:

        1. any state or federal court or other governmental authority has issued a non-appealable, final ruling prohibiting the merger; or

        2. the merger is not completed by December 31, 1999, unless the failure to complete it by that date is due to the failure of the party seeking to terminate the merger agreement to perform its agreements in the merger agreement.

     - Level One decides to terminate it because:

        1. Intel's representations or warranties in the merger agreement are untrue such that the conditions to Level One's obligation to complete the merger could not be satisfied by December 31, 1999, so long as Level One has not seriously breached its own obligations under the merger agreement;

        2. Intel failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Intel or the ability of Intel or Level One to complete the merger, so long as Level One has not seriously breached its own obligations in the merger agreement;

        3. Level One has failed to obtain its stockholders' approval of the merger agreement; or

        4. The Level One board has received a superior proposal and responded in a way that permitted termination of the merger agreement, including the payment of liquidated damages and expenses to Intel.

     - Intel decides to terminate it because:

        1. Level One's representations or warranties in the merger agreement are untrue such that the conditions to Intel's obligation to complete the merger could not be satisfied by December 31, 1999, so long as Intel has not seriously breached its own obligations in the merger agreement;

        2. Level One has failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Level One or the ability of Intel or Level One to complete the merger, so long as Intel has not seriously breached its own obligations in the merger agreement;

        3. the Level One board has recommended a superior proposal to its stockholders;

        4. the Level One board has withdrawn or negatively modified its recommendation of the merger with Intel;

        5. Level One has stopped using all reasonable efforts to hold a stockholders' meeting to vote on the merger with Intel; or

        6. Level One convened a meeting of the Level One stockholders to vote on the merger but did not obtain their approval of the merger.

     Effect of Termination. Even after the merger agreement has been terminated, its confidentiality and fees and expenses provisions will remain in effect. Also, termination will not relieve either party from liability for any breach by it of the merger agreement before it was terminated.

     Liquidated Damages and Expenses. Level One has agreed to pay Intel $75 million as liquidated damages if the merger agreement is terminated as follows:

     - It is terminated by Level One because the Level One board of directors received a superior proposal and responded in a way that permitted its termination.

     - It is terminated by Intel because the Level One board recommended that stockholders approve a superior proposal.

     - It is terminated by Intel because:

        - Level One significantly breached its representations, warranties or agreements;

        - the Level One board withdrew or negatively modified its recommendation of the merger with Intel; or

        - Level One stops using all reasonable efforts to convene a stockholders meeting to approve the merger with Intel and, within a year after termination, Level One enters into another agreement for the sale of a substantial interest in Level One or its business or such a sale otherwise occurs.

     - It is terminated by either Intel or Level One because Level One held a stockholders meeting and failed to obtain the required vote for the merger and, within one year of the stockholder's meeting, Level One enters into another agreement for the sale of a substantial interest in Level One or its business or such a sale otherwise occurs.

     In addition, Level One has agreed to pay Intel $3.0 million as reimbursement of its fees and expenses if the merger agreement is terminated as follows:

     - It is terminated by Level One for either of the following reasons:

        1. Level One held a stockholders meeting to vote on the merger but did not obtain stockholder approval.

        2. The Level One board of directors received a superior proposal and responded in a way that permitted its termination.

     - It is terminated by Intel for any of the following reasons:

        1. Level One's representations or warranties in the merger agreement are untrue such that the conditions to Intel's obligation to complete the merger could not be satisfied by December 31, 1999 so long as Intel has not seriously breached its own obligations under the merger agreement.

        2. Level One failed to perform its agreements in the merger agreement, and this failure substantially adversely affects Level One or delays the merger so long as Intel has not seriously breached its own obligations under the merger agreement.

        3. The Level One board of directors recommended that stockholders approve a superior proposal.

        4. The Level One board withdrew or negatively modified its recommendation of the merger.

        5. Level One stopped using all reasonable efforts to hold a stockholders' meeting to vote on the merger.

        6. Level One held a stockholders meeting to vote on the merger but did not obtain stockholder approval.

     Further, Intel has agreed to pay Level One $3.0 million as reimbursement of its fees and expenses if the merger agreement is terminated by Level One because:

     - Intel's representations or warranties in the merger agreement are untrue such that the conditions to Level One's obligation to complete the merger could not be satisfied by December 31, 1999, so long as Level One has not seriously breached its own obligations in the merger agreement.

     - Intel failed to perform its agreements in the merger agreement, and this failure adversely effects Intel or the merger, so long as Level One has not seriously breached its own obligations in the merger agreement.

     Except as described above, whether or not the merger occurs, we have agreed to pay our own fees and expenses incurred in connection with the merger agreement.

     If the merger agreement is terminated in a manner obligating Level One to pay Intel the $75 million liquidated damages, Intel will have the right to exercise its option to purchase up to 7,798,546 shares of Level One common stock. See "-- Option Agreement."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to Level One stockholders exchanging their Level One common stock for Intel common stock. The following discussion does not deal with all federal income tax considerations that may be relevant to particular Level One stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, foreign persons, or tax-exempt organizations. This discussion also does not apply to stockholders who are subject to alternative minimum tax, hold their shares as part of a hedge, straddle or other risk reduction transaction or acquired their Level One common stock through stock option or stock purchase programs or otherwise as compensation. In addition, it does not address the tax consequences of the merger under foreign, state or local tax laws or other tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase Level One common stock in anticipation of the merger.

     LEVEL ONE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE MERGER BASED ON THEIR OWN CIRCUMSTANCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as of the date of this proxy statement/prospectus, all of which are subject to change. Any such changes could be applied retroactively and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Intel, Level One and/or their stockholders.

     Neither Intel nor Level One has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger. Gibson, Dunn & Crutcher LLP, counsel to Intel, has rendered an opinion to Intel and Graham & James LLP, counsel to Level One, has rendered an opinion to Level One that:

     - the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

     - each of Intel and Level One will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     As a condition to the merger, each counsel must render opinions at the closing of the merger to the effect of the points listed above. Opinions of counsel are not binding on the Internal Revenue Service or the courts.

     The opinions that have been rendered and the opinions to be rendered at the closing of the merger are and will be conditioned upon the following assumptions:

     - the truth and accuracy of the statements, covenants, representations and warranties in the merger agreement, in the representations received from Intel and Level One to support the opinions, and in other documents related to Intel and Level One relied upon by such counsel for those opinions.

     - the performance of all covenants contained in the merger agreement and the tax representations without waiver or breach of any material provision thereof.

     - the accuracy of any representation or statement made "to the best of knowledge" or similarly qualified without such qualification.

     - the reporting of the merger as a reorganization under Section 368(a) of the Internal Revenue Code by Intel and Level One in their respective federal income tax returns.

     - other customary assumptions as to the accuracy and authenticity of documents provided to such counsel.

     If the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code as discussed above, and subject to the limitations and qualifications referred to in this discussion, in the opinion of Gibson, Dunn & Crutcher and Graham & James the following U.S. federal income tax consequences will result from the merger:

     - No gain or loss will be recognized by a Level One stockholder upon the receipt of Intel common stock solely in exchange for Level One common stock in the merger, except for gain arising from the receipt of cash in lieu of fractional shares as discussed below.

     - The aggregate tax basis of the Intel common stock received by a Level One stockholder in the merger, including any fractional share of Intel common stock for which cash is received, will be the same as the aggregate tax basis of the Level One common stock exchanged for the Intel stock.

     - The holding period of the Intel common stock received by each Level One stockholder in the merger will include the period for which the Level One common stock exchanged therefor was considered to be held, provided that such Level One common stock was held as a capital asset at the time of the merger.

     - A Level One stockholder receiving cash instead of a fractional share of Intel common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share.

     - Neither Intel nor Level One will recognize gain or loss solely as a result of the merger.

     If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Level One stockholders must recognize gain or loss with respect to each share of Level One common stock surrendered equal to the difference between the tax basis in the share and the fair market value of the Intel common stock received in exchange for the Level One share. In such event, a Level One stockholder's aggregate basis in the Intel common stock received would equal its fair market value, and the stockholder's holding period for the stock would begin the day after the merger.

     Payments in respect of Level One common stock or a fractional share of Intel common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply to a payment to a stockholder who completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Intel and its exchange agent that it is exempt from backup withholding.

ACCOUNTING TREATMENT

     Intel will account for the merger as a "purchase" transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles. Accordingly, Intel will make a determination of the fair value of Level One's assets and liabilities in order to allocate the purchase price to the assets acquired and the liabilities assumed. For accounting purposes, the purchase price of the merger is estimated to be $2.2 billion. For this purchase price calculation, we used an Intel stock price of $57.21, which is the average of Intel's stock price for five days around the agreement date of March 4, 1999, as adjusted for stock splits. We based it on
39.1 million Level One shares outstanding which will be exchanged for 33.7 million Intel shares at the ratio of 0.86. We also included approximately $290 million for the value of employee stock options outstanding and warrants outstanding. In connection with the merger, we anticipate that Intel will take a one-time charge consisting of a write-off of in-process research and development, estimated to be approximately $220 million. The purchase price allocation will be determined, and the one-time charge for the write-off of in-process research and development will be finalized, when additional information concerning asset and liability valuation is obtained and analyzed.

EMPLOYEE BENEFITS AND PLANS

     After the merger, the employee benefit plans, arrangements and agreements of Level One existing on the date of the merger agreement, will remain in effect with respect to Level One employees covered by these plans when the merger occurs unless Intel modifies, freezes or terminates any of these Level One benefit plans or requests Level One to do so. Level One employees who become participants in Intel's compensation and benefit plans will be given credit for service performed for Level One in most cases, but will not be given such credit with respect to eligibility for sabbaticals, participation in Intel's stock option plans and benefit accruals under some of Intel's employee benefit plans.

OPTION AGREEMENT

     Intel and Level One have also entered into an option agreement that permits Intel to purchase up to 7,798,546 shares of Level One common stock at a cash exercise price of $50 per share. The total number of shares issuable upon exercise of the option represents 16.6% of the Level One common stock outstanding on March 4, 1999, assuming exercise of the option, or 19.9% of Level One common stock outstanding on that date, not counting the shares received by Intel.

     We entered into the option agreement so that, if a third party submitted a successful proposal to acquire Level One, Intel would be compensated for its efforts, expenses and lost business opportunities incurred as a result of its attempted acquisition of Level One.

     Intel may exercise the option, in whole or in part, if the merger agreement is terminated in a manner obligating Level One to pay Intel the $75 million liquidated damages. See "-- Termination of the Merger Agreement -- Liquidated Damages and Expenses." Intel may exercise the option until the 12 month anniversary of the date on which the merger agreement has been terminated. However, Intel may not exercise the option if it has willfully and significantly breached the merger agreement.

     If before the option expires any third party acquires or agrees to acquire 50% or more of the outstanding shares of Level One common stock, or Level One enters into an agreement with any person other than Intel providing for an acquisition of Level One or any significant part of its assets, then Intel, instead of exercising the option, will have the right to receive in cancellation of the option cash equal to:

     1. the excess of the greater of:

        - the market value of a share of Level One common stock on the day preceding exercise

        - the highest price per share paid in connection with a third party acquisition not involving Level One's assets, or

        - the fair market value equivalent of a share of Level One common stock in connection with a third party acquisition of Level One assets,

        over $50

     2. multiplied by 7,798,546, the number of Level One shares covered by the option

     The economic benefit that Intel may derive under the option agreement is limited to $25 million. The option may not be exercised for a number of Level One shares as would, at exercise, result in Intel's receiving a total value exceeding this amount. Any amount Intel receives in excess of that amount must be paid to Level One.

     As of the date of this proxy statement/prospectus, Level One has informed Intel that no event triggering Intel's ability to exercise the option has occurred.

     Level One is obligated to issue its shares upon exercise of the option only if there is no legal or regulatory restriction on the exercise, all applicable waiting periods under applicable laws have expired, and Intel's representations and warranties in the option agreement are substantially correct.

     Level One may require Intel to sell to Level One any of these shares still held by Intel at any time during the period that begins on April 4, 2000 and ends 19 months after the exercise in which Intel acquired its Level One shares if:

     - Intel has acquired Level One shares upon exercise of the option;

     - no third party has acquired or agreed to acquire 50% or more of the outstanding shares of Level One common stock; and

     - Level One has not entered into an agreement with any person other than Intel providing for an acquisition of Level One or any significant part of its assets on or before March 4, 2000.

The per share purchase price will be the exercise price of the option, less any dividends paid on the option shares to be repurchased by Level One.

     Intel may request that Level One register under the Securities Act of 1933 the offering and sale of the Level One shares that have been acquired by or are issuable to Intel upon exercise of the option, if requested by Intel within two years after an event permitting exercise of the option. Any registration request must be for at least 20% of the option shares or, if for less than 20% of the originally issuable option shares, all of Intel's remaining option shares. Intel may make up to two demands for registration. Intel's registration rights terminate when Intel becomes entitled to sell all of its option shares under Rule 144(k) of the Securities Act of 1933. In lieu of filing a registration statement, Level One may purchase the option shares directly from Intel. Level One may include any other securities in any registration demanded by Intel only with Intel's consent. Level One will use all reasonable efforts to cause each registration statement to become effective and remain so for 90 days and to obtain all consents or waivers required from third parties. Level One's obligation to file a registration statement and to maintain its effectiveness may be suspended for up to 90 days if the Level One board of directors determines this registration would seriously and negatively affect Level One, or financial statements required to be included in the registration statement are not yet available. If Level One proposes to register the offering and sale of Level One common stock for cash for itself or any other Level One stockholder in an underwriting, it will generally allow Intel to participate in the registration so long as Intel agrees to participate in the underwriting.

     The expenses of preparing and filing any registration statement for these Level One shares and any sale covered by it will generally be paid by Level One, except for underwriting discounts or commissions or brokers' fees, and the fees and disbursements of Intel's counsel.

     For each registration of option shares, Level One and Intel have agreed to customary indemnification provisions for losses and liabilities under the Securities Act and otherwise. However, Intel will not be required to indemnify Level One beyond Intel's proceeds from the offering of its option shares.

     Upon the issuance of option shares, Level One will promptly list the shares on Nasdaq or on any other exchange on which Level One common stock is then listed.

     Because the rights and obligations of Intel and Level One under the option agreement are subject to compliance with the Hart-Scott-Rodino Act, Intel included in its merger notifications filed with the Department of Justice and Federal Trade Commission a description of its rights under the option agreement. See "-- Regulatory and Other Approvals Required for the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Intel common stock issuable to Level One stockholders in the merger and upon exercise of outstanding Level One stock options or warrants after the merger have been registered under the Securities Act. Therefore, these shares of Intel common stock may be traded freely and without restriction by those Level One stockholders and holders of Level One stock options or warrants who are not "affiliates" of Level One as defined under the Securities Act. An "affiliate" of Level One is a person who controls, is controlled by, or is under common control with, Level One. Any subsequent transfer of these shares by a person who is an affiliate of Level One at the time the merger is voted on by the Level One stockholders will require one of the following:

     - further registration of these shares under the Securities Act;

     - compliance with Rule 145 under the Securities Act; or

     - the availability of another exemption from registration under the Securities Act.

     These restrictions are expected to apply to Level One's directors and executive officers and the holders of 10% or more of its outstanding shares of common stock. Intel will give stop transfer instructions to its transfer agent and legend certificates representing the Intel common stock to be received by affiliated persons.

                          MANAGEMENT AFTER THE MERGER

BOARDS OF DIRECTORS

     The Intel board of directors will not change as a result of the merger. Immediately after the merger, the Level One board of directors will consist of two directors selected by Intel.

MANAGEMENT

     The composition of Intel's management will not change as a result of the merger except that Dr. Pepper will join Intel as vice president of Intel's Network Communications Group and will be general manager of the Level One Communications division, which will be a subsidiary of Intel following the merger. It is expected that after the merger, Dr. Pepper and Mr. Kehoe will also remain with Level One with responsibilities comparable to those of their current positions as specified in their employment agreements with Intel.

     Other key staff positions within Level One post-merger have not been finally determined. From time to time prior to the merger, decisions may be made with respect to the management and operations of Level One post-merger, including its other officers and managers.

     Information about the current Intel directors and executive officers is set forth or incorporated by reference into Intel's annual report on Form 10-K for the year ended December 26, 1998. Information about the current Level One directors and executive officers can be found in Level One's annual report on Form 10-K for the year ended December 27, 1998. Intel's and Level One's annual reports on Form 10-K are incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

                          PRICE RANGE OF COMMON STOCK

     INTEL. Intel common stock is listed on The Nasdaq Stock Market under the symbol "INTC" and also trades on The Swiss Exchange. The following table shows, for the periods indicated, the high and low reported closing sale prices per share of Intel common stock on The Nasdaq Stock Market, as well as quarterly dividends declared per share of Intel common stock. Share prices and dividends per share have been restated for the effect of the two for one stock split paid on April 11, 1999.

                                             PRICE RANGE OF
                                              COMMON STOCK
                                             ---------------        CASH
                                              HIGH     LOW     DIVIDEND/SHARE
                                             ------   ------   --------------
1996
  First Quarter............................  $15.25   $12.50      $0.0100
  Second Quarter...........................  $19.22   $14.22      $0.0125
  Third Quarter............................  $24.34   $17.25      $0.0125
  Fourth Quarter...........................  $34.38   $23.86      $0.0125
1997
  First Quarter............................  $41.19   $32.59      $0.0125
  Second Quarter...........................  $42.33   $32.63      $0.0150
  Third Quarter............................  $50.25   $34.77      $0.0150
  Fourth Quarter...........................  $47.69   $34.56      $0.0150
1998
  First Quarter............................  $47.09   $35.13      $0.0150
  Second Quarter...........................  $42.41   $32.97           --
  Third Quarter............................  $45.72   $35.59      $0.0350
  Fourth Quarter...........................  $62.50   $39.22           --
1999
  First Quarter............................  $70.47   $54.53      $0.0500
  Second Quarter...........................  $66.06   $50.50           --
  Third Quarter (through July 6, 1999).....  $63.88   $57.00

     LEVEL ONE. Level One common stock is listed on The Nasdaq Stock Market under the symbol "LEVL." The following table shows the high and low closing sales prices for Level One common stock for the periods indicated, as reported on The Nasdaq Stock Market. Level One has never declared or paid any cash dividends on its common stock, and does not plan on declaring any dividends in the near future.

                                                          PRICE RANGE OF
                                                           COMMON STOCK
                                                          ---------------
                                                           HIGH     LOW
                                                          ------   ------
1996
  First Quarter.........................................  $16.11   $ 7.44
  Second Quarter........................................  $13.56   $ 8.56
  Third Quarter.........................................  $12.61   $ 7.22
  Fourth Quarter........................................  $16.67   $11.92
1997
  First Quarter.........................................  $16.33   $12.67
  Second Quarter........................................  $17.78   $ 9.78
  Third Quarter.........................................  $26.25   $16.33
  Fourth Quarter........................................  $31.33   $17.25
1998
  First Quarter.........................................  $29.95   $18.45
  Second Quarter........................................  $32.88   $20.00
  Third Quarter.........................................  $30.06   $17.44
  Fourth Quarter........................................  $36.20   $16.38
1999
  First Quarter.........................................  $48.69   $27.13
  Second Quarter........................................  $53.75   $41.38
  Third Quarter (through July 6, 1999)..................  $53.19   $47.19

     The merger agreement prohibits Level One from paying cash dividends on Level One common stock before the merger. See "The Merger -- Conduct of Business Before the Merger."

                      INFORMATION ABOUT INTEL CORPORATION

GENERAL

     Intel, the world's largest semiconductor chip maker, is also a leading manufacturer of computer, networking and communications products. Intel designs, develops, manufactures and markets computer components and related products. Intel's principal components consist of integrated circuits used to process information. Integrated circuits are silicon chips, known as semiconductors, etched with interconnected electronic switches.

     Intel is organized into the following four operating segments according to its various product lines:

     - Intel Architecture Business Group -- microprocessors, motherboards and related board-level products, including chipsets and graphics chips.

     - Computing Enhancement Group -- embedded processors and microcontrollers and flash memory products.

     - Network Communications Group -- network and communications products.

     - New Business Group -- Internet data services and other new business opportunities.

     Intel's major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products and digital imaging products. Intel sells its products throughout the world to:

     - original equipment manufacturers, or OEMs, of computer systems and peripherals;

     - PC users, who buy Intel's PC enhancements, business communications products and networking products through resellers, and retail and industrial distributors; and

     - other manufacturers, including makers of a wide range of industrial and telecommunications equipment.

     A microprocessor is the central processing unit of a computer system. It processes system data and controls other devices in the system, acting as the brains of a computer. Intel's microprocessors include the Pentium(R) family of microprocessors and microprocessors based on the P6 microarchitecture, including the Pentium(R) II, the Pentium(R) III, the Pentium(R) II Xeon(TM) and the Pentium(R) III Xeon(TM) processors. In 1998, Intel launched the Celeron(TM) processor, which is based on the same P6 microarchitecture upon which the Pentium(R) II processor is based, but offers a cost-effective solution for PC manufacturers designing PC systems for the "value PC" market segment, which are systems costing less than $1,000. Intel's continued developments in the area of semiconductor design and manufacturing have made it possible to produce smaller, faster microprocessors that consume less power and cost less to manufacture. In 1998, Intel completed the conversion of microprocessor manufacturing to the 0.25-micron process technology. One micron equals one millionth of a meter. The Merced processor, the first member of Intel's new family of 64-bit microprocessors is expected to be available to OEMs in sample volumes in 1999 and initial production volumes in mid-2000. The Merced processor will extend the Intel architecture with new levels of performance and features for the server and workstation market segments, while still running the software that currently operates on 32-bit Intel processor-based machines. Although a 64-bit microprocessor is more complex than a 32-bit microprocessor, it handles twice as much data during the same time period. Sales of microprocessors based on the P6 microarchitecture and related board-

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

level products comprised a majority of Intel's revenues and a substantial majority of its gross margin during 1998.

     Intel's other products complement its microprocessor lines. Intel's chipsets perform essential logic functions surrounding the central processing unit and support and extend the graphics, video and other capabilities of many Intel processor-based systems. Intel provides embedded products such as microprocessors, microcontrollers and memory components to a wide range of manufacturers who use the embedded products in a variety of consumer and industrial applications including cellular phones and automotive systems. Network and communications products sold through resellers, OEMs and retail outlets enhance the capabilities and ease of use of PC systems and networks. Flash memory provides easily reprogrammable memory for cellular phones, computers and other systems. Flash memory retains information when the power is off. Graphics controllers provide enhanced graphics, full motion video and other advanced display capabilities for notebook computers.

     On May 31, 1999, Intel entered into a definitive agreement to acquire Dialogic Corporation in a cash tender offer valued at approximately $780 million. The tender offer period expired on July 2, 1999. As of July 2, 1999, 94% of Dialogic's shares had been tendered. Intel expects to close the acquisition on or about July 8, 1999. The acquisition is aimed at expanding Intel's standard high-volume server business in the networking and telecommunications market segment. Dialogic designs, manufactures and markets computer hardware and software enabling technology for computer telephony systems. Computer telephony is a term used to encompass a wide variety of technologies and applications that use the information processing capabilities of a computer, often a server, to add intelligence to telephone functions and to combine these functions with data processing. Dialogic's products are used in voice, fax, data, voice recognition, speech synthesis and call center management computer telephony applications. Dialogic's products are sold globally to original equipment manufacturers, value-added resellers, systems integrators, applications developers and service providers through both a direct sales force and distributors. Dialogic also licenses the use of various stand alone software products. Dialogic also provides various products which include third party provided technology embedded in Dialogic's products.

     As of December 26, 1998, Intel employed approximately 64,500 people worldwide.

     Intel was incorporated in California in 1968 and reincorporated in Delaware in 1989.

     Intel's principal executive offices are located at 2200 Mission College Boulevard, Santa Clara, California 95052, and its telephone number is (408) 765-8080.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between Intel and its management or major stockholders and other related matters as to Intel is incorporated by reference or set forth in Intel's annual report on Form 10-K for the year ended December 26, 1998, incorporated into this proxy statement/prospectus by reference. Level One stockholders desiring copies of such documents may contact Intel at its address or telephone number indicated under "Where You Can Find More Information."

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

                   INFORMATION ABOUT LEVEL ONE COMMUNICATIONS

GENERAL

     Level One is a leader in communications integrated circuit technology, and provides silicon connectivity solutions for high-speed telecommunications and networking applications. Its products are used for high-speed analog and digital signal transmission and to build and connect networks to systems that transport information within an office or around the world. Its products are used to produce systems for local area networks, called LANs, wide area networks, called WANs, and public telephone transmission networks. LANs, WANs and telephone transmission networks enable you to use intranets, the Internet and the World Wide Web. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability. This results in lower total system cost.

     Level One's advanced products are key components for digitized voice, data and multimedia networks, linking homes and businesses across the nation and around the world. In North America today, there are approximately 1.3 billion miles of copper phone wire in place. The creation of access technologies is critical to the exploitation of these copper lines for transmission of high speed digital signals required by today's networking and telecommunications needs. Level One leverages the installed base of copper wire by developing and offering integrated circuits that facilitate the implementation of a growing number of advanced interactive, multimedia, and enterprise networking applications. These include:

     - videoconferencing;

     - advanced faxing capabilities;

     - telecommuting;

     - image retrieval;

     - teleconferencing;

     - wide area connectivity;

     - leased line backup;

     - file transfer;

     - PC access;

     - remote LAN; and

     - computer-aided design, engineering and manufacturing.

     Simultaneously, Level One has initiated programs to provide solutions that serve the growing needs of the future mixed-media, coaxial cable, fiber and wireless environments.

     Level One develops and sells products to meet the needs of the communications connectivity market which includes the networking market and the telecommunications market. Level One's networking products address the rapid evolution of the LAN networking connectivity markets. For these markets, Level One produces a variety of products:

     - Transceivers, which are communications devices capable of both transmitting and receiving, for Ethernet and Fast Ethernet applications.

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

     - Ethernet repeaters having four ports on a single integrated circuit.

     - Managed Ethernet repeaters.

     - Integrated transceiver solutions.

     The term "Ethernet" refers to a local network used to transfer information at 10 million bits per second. Fast Ethernet transfers information at 100 million bits per second. Level One's telecommunications products service the growing demand for high-speed digital transmission. These products include data pumps and fully integrated transceivers that transport high-speed data in internationally standardized formats and rates to meet the long and short distance information transmission requirement of its customers.

     During 1995, Level One acquired San Francisco Telecom of San Francisco, California, a design firm specializing in system and IC level designs related to specialized fiber optic transmissions, cable modems, and wireless applications. Level One also made an investment in Maker Communications of Waltham, Massachusetts, which specializes in very high speed cell asynchronous transfer mode processing. In December 1996, Level One acquired Silicon Design Experts, Inc. This strategic technology acquisition enhanced Level One's mixed-signal connectivity expertise with the addition of world class, customizable digital signal processing technology, tools and cores immediately applicable for accelerated development of 1 gigabit Ethernet and other high speed digital signal processing-based communications applications.

     As of December 27, 1998, Level One had 821 employees.

     Level One was incorporated in California in November 1985 and reincorporated in Delaware in December 1998.

     Level One's principal executive offices are located at 9750 Goethe Road, Sacramento, California 95827, and its telephone number is (916) 855-5000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Information relating to executive compensation, various benefit plans, including stock option plans, voting securities and the principal holders thereof, relationships and related transactions between Level One and its management or major stockholders and other related matters as to Level One is incorporated by reference or set forth in Level One's annual report on Form 10-K for the year ended December 27, 1998, incorporated into this proxy statement/prospectus by reference. Level One stockholders desiring copies of such documents may contact Level One at its address or telephone number indicated under "Where You Can Find More Information."

            INTEL CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS

     When Intel and Level One complete the merger, Level One stockholders will become Intel stockholders.

     The following is a description of the Intel common stock to be issued in the merger and a summary of the significant differences between the rights of holders of Intel common stock and Level One common stock.

DESCRIPTION OF INTEL CAPITAL STOCK

     INTEL COMMON STOCK. As of February 26, 1999, there were approximately 1,666,235,000 shares of Intel common stock outstanding held of record by approximately 216,000 persons, which would have been 3,324,700,000 shares if Intel's previously announced stock split had occurred prior to that date. Holders of Intel common stock are entitled to one vote per share on all matters to be voted upon by Intel stockholders. Intel stockholders may not cumulate votes for the election of directors. Intel common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Intel board of directors out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of Intel, Intel common stockholders are entitled to share ratably in all assets remaining after payment of liabilities. The Intel common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to the Intel common stock. All outstanding shares of Intel common stock are fully paid and non-assessable, and the shares of Intel common stock to be outstanding after the merger will be fully paid and non-assessable. Harris Trust and Savings Bank is the transfer agent and registrar for the Intel common stock. Harris Trust's address is 311 West Monroe, P.O. Box A3504, Chicago, Illinois 60690.

     INTEL PREFERRED STOCK. The Intel board of directors may issue up to 50,000,000 shares of Intel preferred stock in one or more series and, subject to Delaware law, may:

     - fix the descriptions, powers, preferences, rights, qualifications, limitations and restrictions of any series, and

     - specify the number of shares of any series.

     As of the date of this proxy statement/prospectus, no shares of Intel preferred stock were outstanding. Although Intel presently does not intend to do so, its board may issue without stockholder approval Intel preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of the Intel common stockholders. The issuance of Intel preferred stock may delay or prevent a change in control of Intel.

COMPARISON OF RIGHTS OF INTEL STOCKHOLDERS AND LEVEL ONE STOCKHOLDERS

     The rights of holders of Intel common stock are governed by Delaware law, Intel's restated certificate of incorporation and Intel's bylaws, while the rights of Level One stockholders are governed by Delaware law, Level One's certificate of incorporation and Level One's by-laws. In most respects, the rights of Level One stockholders are similar to those of Intel stockholders. The following discussion summarizes the significant differences between the companies' charter documents. This summary is not a complete discussion of, and is qualified by reference to, Intel's restated certificate of incorporation, Intel's bylaws, Level One's certificate of incorporation, Level One's by-laws and Delaware law.

     CAPITAL STOCK. Intel's restated certificate of incorporation provides that Intel's authorized capital stock consists of 4,500,000,000 shares of common stock and 50,000,000 shares of preferred stock.

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

     Level One's certificate of incorporation provides that Level One's authorized capital stock consists of 236,250,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of March 1, 1999, there were 38,992,734 shares of Level One common stock outstanding held by approximately 397 record holders. As of March 1, 1999, there were no shares of Level One preferred stock outstanding.

     DIRECTORS. Intel's bylaws provide for the Intel board of directors to consist of twelve members. Board vacancies may be filled by the affirmative vote of a majority of the remaining directors.

     Level One's by-laws provide for the Level One board of directors to consist of seven members. Board vacancies may be filled by the affirmative vote of a majority of the remaining directors.

     STOCKHOLDER PROPOSALS. The Intel bylaws provide that in order to properly bring nominations for the election of directors or other business before a stockholder meeting, a stockholder must give timely notice in writing of his or her intent to bring the nomination or business before the meeting, and the business must be a proper subject for stockholder action under Delaware law. To be timely, the stockholder's notice must be delivered to the secretary of Intel not less than 45 days nor more than 120 days before the anniversary of the date on which Intel mailed its proxy materials for the previous year's annual meeting of Intel stockholders. However, if the date of the meeting is set more than 30 days before or after the anniversary of the previous year's annual meeting, to be timely, the stockholder's notice must be delivered not less than the later of 60 days before the meeting or 10 days after the date of the meeting is first publicly announced. The stockholder notice must set forth:

     - if the stockholder intends to make nominations, any information regarding each nominee as would be required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission, including the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if elected,

     - a brief description of the business to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder or the beneficial owners, if any, on whose behalf the proposal is made in the business,

     - the name and address of the stockholder who seeks to bring the action and the beneficial owners, if any, on whose behalf the nomination or proposal is made, and

     - the class and number of shares of Intel stock owned beneficially and of record by the stockholder who seeks to bring the action and the beneficial owners, if any, on whose behalf the nomination or proposal is made.

     The Level One by-laws provide that in order to properly bring nominations for the election of directors or other business before a stockholder meeting, a stockholder must give timely notice in writing of his or her intent to bring the nomination or business before the meeting. To be timely, the stockholder's notice must be delivered to or mailed and received by the secretary of Level One not less than 120 days before the anniversary of the date on which Level One mailed its proxy materials for the previous year's annual meeting of Level One stockholders. However, if the date of the meeting is set more than 30 days before or after the date contemplated at the time of the previous year's annual meeting or if no annual meeting was held the previous year, to be timely, the stockholder's notice must be received a reasonable time before a solicitation is made. The stockholder notice must set forth:

     - the name and address of the stockholder who intends to make nominations or propose the business and of each nominee,

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

     - if the stockholder intends to make nominations, of whether the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

     - if the stockholder intends to make nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons under which the nominations will be made,

     - other information regarding each nominee or each matter of business to be proposed by the stockholder as would be required to be included in a proxy statement under the proxy rules of the Securities and Exchange Commission had the nominee been nominated or the matter proposed by the Level One board of directors, and

     - the consent of each nominee to serve as a director of Level One if so elected.

     STOCKHOLDER APPROVAL OF CERTAIN TRANSACTIONS. Intel's certificate of incorporation provides that Intel may not consummate significant business transactions unless the transactions are first approved by holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of Intel stock entitled to vote generally in the election of directors. These transactions include transactions with interested stockholders of Intel, specifically:

     - any merger or consolidation of Intel or any of its material subsidiaries with or into any corporation which is an interested stockholder or becomes an interested stockholder after the merger or consolidation,

     - any sale, license, lease, exchange, mortgage, pledge, transfer or other disposition of any of Intel's material assets to any interested stockholder, and

     - any issuance or transfer by Intel or any of its subsidiaries of any securities of Intel or any of its subsidiaries to any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of $20 million or more.

     An interested stockholder is any person or entity who:

     - beneficially owns shares of Intel stock representing at least five percent of the total voting power of all outstanding Intel stock entitled to vote in the election of Intel directors or

     - acts with any other person as a group to acquire, hold or dispose of Intel securities and the group beneficially owns at least five percent of the total voting power of all outstanding Intel stock entitled to vote in the election of Intel directors.

Affiliates and associates of interested stockholders are themselves interested stockholders. Intel, its subsidiaries or any employee benefit plan of Intel or any of its subsidiaries are not considered interested stockholders.

     Other transactions requiring the approval described above include:

     - the adoption of any plan or proposal for the liquidation or dissolution of Intel or any of its material subsidiaries, and

     - any reclassification of any Intel securities, any recapitalization of Intel, any merger or consolidation of Intel with or into any of its subsidiaries or any other transaction which results in either:

        1. an increase in the proportionate number of shares of any Intel security or any securities of its subsidiaries beneficially owned by any interested stockholder or

        2. the Intel stockholders ceasing to be stockholders of a corporation with rights similar to Intel stockholders' rights with respect to significant business transactions.

     However, none of the above transactions will require approval of holders of at least 66 2/3 percent of the combined voting power of the outstanding shares of Intel stock entitled to vote generally in the election of directors if the transaction has been approved by a majority of the disinterested Intel directors, except in the case of licenses which may be approved by a committee of the board, or if the transaction meets the following criteria:

     - Intel stockholders must receive consideration from the transaction, the fair market value of which is at least equal to the higher of, as adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, recapitalization, reorganization or similar event:

        1. the highest per share price paid by the interested stockholder involved in the transaction, including any brokerage commissions, transfer taxes, soliciting dealers' fees and other expenses, for any shares of Intel stock acquired during the five-year period before the consummation of the transaction, and

        2. the fair market value per share of Intel stock held by the interested stockholder on the date the interested stockholder first became an interested stockholder, the date the transaction was publicly announced, or the date the transaction was consummated, whichever date yields the highest value;

     - if the interested stockholder involved in the transaction paid cash in order to acquire shares or any interest in shares of Intel stock within the two-year period before the transaction was publicly announced, Intel stockholders must have the option to receive payment in cash for their shares as the consideration in the transaction, unless applicable law requires otherwise;

     - between the date the interested stockholder involved in the transaction first became an interested stockholder and the date the transaction was consummated:

        1. except as approved by a majority of the disinterested Intel directors, Intel has not failed to declare or pay any dividend at the regular date, if Intel had previously paid regular dividends;

        2. except as approved by a majority of the disinterested Intel directors, Intel has not reduced the annual rate of dividends paid on Intel stock;

        3. Intel has increased the annual rate of dividends as necessary to reflect any reclassification, including any reverse stock split or combination of shares, recapitalization, reorganization or any similar transaction, unless a majority of the disinterested Intel directors approves the failure to increase the annual rate; and

        4. the interested stockholder did not become the beneficial owner of any additional shares of Intel stock except as part of the transaction whereby the interested stockholder became an interested stockholder;

     - after the date the interested stockholder involved in the transaction first became an interested stockholder, the interested stockholder did not receive the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Intel;

     - Intel has mailed a proxy or information statement describing the proposed transaction and complying with the requirements of the Securities Exchange Act of 1934 to Intel stockholders at least 30 days before the consummation of the transaction; and

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

     - in the proxy or information statement, the disinterested Intel directors have been provided a reasonable opportunity to state their views about the transaction and to include an opinion of an independent investment banking or appraisal firm selected by the disinterested Intel directors regarding the transaction.

                          DISSENTERS' APPRAISAL RIGHTS

     Level One stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the merger.

                                 LEGAL MATTERS

     The validity of the Intel common stock to be issued in connection with the merger has been passed upon by Gibson, Dunn & Crutcher LLP, San Francisco, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of Intel included in its annual report on Form 10-K for the year ended December 26, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/ prospectus and elsewhere in the registration statement. These financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements and schedules of Level One and its subsidiaries incorporated by reference in this proxy statement/prospectus to the Level One report on Form 10-K for the year ended December 27, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                             STOCKHOLDER PROPOSALS

     Level One will hold a 1999 annual meeting of stockholders only if the merger does not occur before the time of the meeting. In the event that the meeting is held, the secretary of Level One must receive any proposals of Level One stockholders intended to be presented at the 1999 annual meeting by no later than April 13, 1999 in order for the proposals to be considered for inclusion in the Level One proxy materials relating to the meeting.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, the Level One board of directors and the Intel board of directors know of no matters that will be presented for consideration at the Level One special meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the Level One special meeting or any adjournment or postponement of the special meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the management of Level One.

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

                      WHERE YOU CAN FIND MORE INFORMATION

     Intel has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to Level One stockholders of the shares of Intel common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Intel and Intel common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

     In addition, Intel and Level One file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the Securities and Exchange Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Intel and Level One, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     The Securities and Exchange Commission allows Intel and Level One to incorporate by reference information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

     This proxy statement/prospectus incorporates by reference the documents listed below that Intel and Level One have previously filed with the Securities and Exchange Commission. They contain important information about our companies and their financial condition.

                   INTEL SEC FILINGS                                  PERIOD
                   -----------------                                  ------
Annual report on Form 10-K..............................  Year ended December 26, 1998
Annual report to stockholders...........................  Year ended December 26, 1998
The description of Intel common stock set forth in the
  Intel's Registration Statement on Form 8-B (File No.
  000-06217)............................................  Filed: May 3, 1989
Current reports on Form 8-K.............................  Filed: January 14, 1999
                                                                 March 12, 1999
                                                                 April 14, 1999
Quarterly report on Form 10-Q...........................  Quarter ended March 27, 1999

                 LEVEL ONE SEC FILINGS                                PERIOD
                 ---------------------                                ------
Annual report on Form 10-K..............................  Year ended December 27, 1998
The description of Level One common stock set forth in
  Level One's registration statement on Form 8-A (File
  No. 0-22068)..........................................  Filed: July 9, 1993
Current reports on Form 8-K.............................  Filed: February 3, 1999
                                                                 March 8, 1999
Quarterly report on Form 10-Q...........................  Quarter ended March 28, 1999

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

     Intel and Level One incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Level One special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     Intel has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Intel, as well as all pro forma financial information, and Level One has supplied all such information relating to Level One.

     You can obtain any of the documents incorporated by reference in this document through Intel or Level One, as the case may be, or from the Securities and Exchange Commission through the Securities and Exchange Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

                                     INTEL
                          Harris Trust & Savings Bank
                                311 West Monroe
                                 P.O. Box A3504
                          Chicago, Illinois 60690-3504
                  Telephone: (800) 298-0146 (U.S. and Canada)
           (312) 360-5123 (worldwide)

                                   LEVEL ONE
                               Investor Relations
                     Level One Communications, Incorporated
                                9750 Goethe Road
                          Sacramento, California 95827
                           Telephone: (916) 854-1138

     If you would like to request documents, please do so by August 2, 1999 to receive them before the Level One special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

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

                                                                      APPENDIX A

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                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 4, 1999
                                     AMONG
                               INTEL CORPORATION,
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                      AND
                             INTEL RSW CORPORATION

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

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE 1  THE MERGER.........................................................   A-1
  Section 1.1.    The Merger..................................................   A-1
  Section 1.2.    Effective Time..............................................   A-1
  Section 1.3.    Closing of the Merger.......................................   A-1
  Section 1.4.    Effects of the Merger.......................................   A-1
  Section 1.5.    Certificate of Incorporation and Bylaws.....................   A-2
  Section 1.6.    Directors...................................................   A-2
  Section 1.7.    Officers....................................................   A-2
  Section 1.8.    Conversion of Shares........................................   A-2
  Section 1.9.    Dissenters' Rights..........................................   A-2
  Section 1.10.   Exchange of Certificates....................................   A-2
  Section 1.11.   Stock Options...............................................   A-4

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................   A-5
  Section 2.1.    Organization and Qualification; Subsidiaries; Investments...   A-5
  Section 2.2.    Capitalization of the Company and its Subsidiaries..........   A-6
  Section 2.3.    Authority Relative to this Agreement; Recommendation........   A-7
  Section 2.4.    SEC Reports; Financial Statements...........................   A-8
  Section 2.5.    Information Supplied........................................   A-8
  Section 2.6.    Consents and Approvals; No Violations.......................   A-9
  Section 2.7.    No Default..................................................   A-9
  Section 2.8.    No Undisclosed Liabilities; Absence of Changes..............   A-9
  Section 2.9.    Litigation..................................................  A-10
  Section 2.10.   Compliance with Applicable Law..............................  A-11
  Section 2.11.   Employee Benefits...........................................  A-11
  Section 2.12.   Labor and Employment Matters................................  A-14
  Section 2.13.   Environmental Laws and Regulations..........................  A-15
  Section 2.14.   Taxes.......................................................  A-16
  Section 2.15.   Intellectual Property.......................................  A-17
  Section 2.16.   Insurance...................................................  A-21
  Section 2.17.   Certain Business Practices..................................  A-22
  Section 2.18.   Product Warranties..........................................  A-22
  Section 2.19.   Suppliers and Customers.....................................  A-22
  Section 2.20.   Vote Required...............................................  A-22
  Section 2.21.   Tax Treatment...............................................  A-22
  Section 2.22.   Affiliates..................................................  A-22
  Section 2.23.   Opinion of Financial Adviser................................  A-22
  Section 2.24.   Brokers.....................................................  A-23
  Section 2.25.   Representations Complete....................................  A-23

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION...........
                                                                                A-23
  Section 3.1.    Organization................................................  A-23
  Section 3.2.    Capitalization of Parent and its Subsidiaries...............  A-24
  Section 3.3.    Authority Relative to this Agreement........................  A-24
  Section 3.4.    SEC Reports; Financial Statements...........................  A-24
  Section 3.5.    Information Supplied........................................  A-25
  Section 3.6.    Consents and Approvals; No Violations.......................  A-25
  Section 3.7.    Litigation..................................................  A-25
  Section 3.8.    Tax Treatment...............................................  A-25
  Section 3.9.    Brokers.....................................................  A-26

                                                                                PAGE
                                                                                ----
  Section 3.10.   No Prior Activities.........................................  A-26
  Section 3.11.   No Undisclosed Liabilities; Absence of Changes..............  A-26
  Section 3.12.   Compliance with Applicable Law..............................  A-26
  Section 3.13.   Representations Complete....................................  A-26

ARTICLE 4  COVENANTS..........................................................  A-26
  Section 4.1.    Conduct of Business of the Company..........................  A-26
  Section 4.2.    Preparation of S-4 and the Proxy Statement..................  A-29
  Section 4.3.    No Solicitation or Negotiation..............................  A-29
  Section 4.4.    Comfort Letters.............................................  A-31
  Section 4.5.    Meeting of Stockholders.....................................  A-31
  Section 4.6.    Nasdaq National Market......................................  A-32
  Section 4.7.    Access to Information.......................................  A-32
  Section 4.8.    Certain Filings; Reasonable Efforts.........................  A-33
  Section 4.9.    Public Announcements........................................  A-33
  Section 4.10.   Indemnification and Directors' and Officers' Insurance......  A-33
  Section 4.11.   Notification of Certain Matters.............................  A-35
  Section 4.12.   Affiliates; Tax-Free Reorganization.........................  A-35
  Section 4.13.   Additions to and Modification of Company Disclosure
                  Schedule....................................................  A-35
  Section 4.14.   Access to Company Employees.................................  A-36
  Section 4.15.   Company Compensation and Benefit Plans......................  A-36
  Section 4.16.   Convertible Subordinated Notes..............................  A-36
  Section 4.17.   Immigration, Visas..........................................  A-36

ARTICLE 5  CONDITIONS TO CONSUMMATION OF THE MERGER...........................  A-36
  Section 5.1.    Conditions to Each Party's Obligations to Effect the
                  Merger......................................................  A-36
  Section 5.2.    Conditions to the Obligations of the Company................  A-37
  Section 5.3.    Conditions to the Obligations of Parent and Acquisition.....  A-37

ARTICLE 6  TERMINATION; AMENDMENT; WAIVER.....................................  A-38
  Section 6.1.    Termination.................................................  A-38
  Section 6.2.    Effect of Termination.......................................  A-39
  Section 6.3.    Fees and Expenses...........................................  A-39
  Section 6.4.    Amendment...................................................  A-40
  Section 6.5.    Extension; Waiver...........................................  A-40

ARTICLE 7  MISCELLANEOUS......................................................  A-40
  Section 7.1.    Nonsurvival of Representations and Warranties...............  A-40
  Section 7.2.    Entire Agreement; Assignment................................  A-41
  Section 7.3.    Service Credit..............................................  A-41
  Section 7.4.    Validity....................................................  A-41
  Section 7.5.    Notices.....................................................  A-41
  Section 7.6.    Governing Law and Venue; Waiver of Jury Trial...............  A-42
  Section 7.7.    Descriptive Headings........................................  A-43
  Section 7.8.    Parties in Interest.........................................  A-43
  Section 7.9.    Certain Definitions.........................................  A-43
  Section 7.10.   Personal Liability..........................................  A-44
  Section 7.11.   Specific Performance........................................  A-45
  Section 7.12.   Counterparts................................................  A-45

                               TABLE OF EXHIBITS

Exhibit A......................  Form of Affiliate Agreement
                                 Form of Representations Relating to Tax Matters of the
Exhibit B-1....................  Company
                                 Form of Representations Relating to Tax Matters of Parent
Exhibit B-2....................  and Acquisition
                                 Matters to be Covered by Opinion of Legal Counsel to the
Exhibit C......................  Company
                                 Matters to be Covered by Opinion of Legal Counsel to Parent
Exhibit D......................  and Acquisition
Exhibit E......................  Form of Certificate of Merger

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

  [THE COMPANY AGREES TO FURNISH SUPPLEMENTALLY TO THE SECURITIES AND EXCHANGE COMMISSION COPIES OF ANY OF THE FOLLOWING OMITTED SCHEDULES UPON REQUEST OF THE
                                  COMMISSION]

Section 2.1(a).............................................  Subsidiaries
Section 2.1(b).............................................  Good Standing
Section 2.1(c).............................................  Equity Investments
Section 2.2................................................  Warrants
Section 2.6................................................  Consents and Approval
Section 2.7................................................  Defaults
                                                             Undisclosed Liabilities; Absence of
Section 2.8................................................  Changes
Section 2.9................................................  Litigation
Section 2.11(a)............................................  Employee Plans
Section 2.11(b)............................................  Employment and Related Agreements
                                                             Employee Benefits Affected by this
Section 2.11(c)............................................  Transaction
Section 2.11(d)............................................  Employee Benefits to Former Employees
Section 2.11(e)............................................  Employee Matters
Section 2.11(f)............................................  Lawsuits
Section 2.11(h)............................................  Reportable Events/Prohibited Transactions
Section 2.11(i)............................................  Outstanding Options
Section 2.11(k)............................................  Compensation and Benefit Plan Events
Section 2.11(l)............................................  Foreign Plans
Section 2.11(m)............................................  Post Effective Time Amendments
Section 2.11(p)............................................  Limitations on Amendments and Terminations
Section 2.12...............................................  Labor and Employment Matters
Section 2.13...............................................  Environmental Laws and Regulations
Section 2.14(b)............................................  Delinquent or Inaccurate Tax Returns
Section 2.14(c)............................................  All Taxes Paid
Section 2.14(d)............................................  Tax Claims
Section 2.14(e)............................................  Excess Parachute Payments
Section 2.15...............................................  Copyrights
Section 2.15(b)............................................  Trademarks
Section 2.15(c)............................................  Patents
Section 2.15(e)(1).........................................  Inbound License Agreements
Section 2.15(e)(2).........................................  Outbound License Agreements
Section 2.15(h)............................................  Infringement
Section 2.15(i)............................................  Pending or Threatened Infringement Claims

Section 2.15(j)............................................  Infringement Matters
Section 2.15(k)............................................  Existing Software Products
Section 2.15(l)............................................  Non Company Intellectual Property Rights
                                                             Existing and Currently Manufactured
Section 2.15(m)............................................  Software
Section 2.15(o)............................................  Year 2000 Compliance
Section 2.15(p)............................................  Foundry Relationships
Section 2.16...............................................  Insurance
Section 2.18...............................................  Product Warranties
Section 2.19...............................................  Suppliers and Customers
Section 2.22...............................................  Affiliates
Section 4.1................................................  Conduct of Business
Section 5.3(i).............................................  Third Party Consents

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of March 4, 1999, is by and among Level One Communications, Incorporated, a Delaware corporation (the "Company"), Intel Corporation, a Delaware corporation ("Parent"), and Intel RSW Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Section 7.9 of this Agreement.

     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is advisable and fair and in the best interests of their respective stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     Section 1.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Code. Parent, as the sole stockholder of Acquisition, hereby approves the Merger and this Agreement.

     Section 1.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), (a) a Certificate of Merger substantially in the form of Exhibit E (the "Certificate of Merger") shall be duly executed and acknowledged by Acquisition and the Company and thereafter delivered for filing to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL and (b) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, or such later time as Parent and the Company may agree upon and as may be set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     Section 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver) of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, One Montgomery Street, San Francisco, California 94104, unless another time, date or place is agreed to in writing by the parties hereto.

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Acquisition in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     Section 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

     Section 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

     Section 1.8. Conversion of Shares.

     (a) At the Effective Time, each share of common stock of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Merger Consideration"). Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (b) The "Exchange Ratio" shall be 0.43.

     (c) At the Effective Time, each outstanding share of the common stock of Acquisition shall be converted into one share of common stock of the Surviving Corporation.

     (d) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

     Section 1.9. Dissenters' Rights. In accordance with Section 262 of the DGCL, the holders of the Shares shall not be entitled to dissenters' or appraisal rights.

     Section 1.10. Exchange of Certificates.

     (a) From time to time following the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition (the "Exchange Agent") for the benefit of the holders of Shares for exchange in accordance with this Article I: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8; and
(ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund"), in exchange for outstanding Shares.

     (b) Not later than two (2) business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash to be paid for fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be issued a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder is entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and a check representing the amount of consideration payable in lieu of fractional shares shall be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 1.10.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Law, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

     (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

     (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the date hereof that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     (f) No fractions of a share of Parent Common Stock shall be issued in the Merger but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Parent Common Stock as reported on the Nasdaq National Market on the business day immediately preceding the date hereof by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the expiration of one (1) year after the Effective Time shall be delivered to Parent upon demand and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

     (h) Neither Parent nor the Company shall be liable to any holder of Shares or Parent Common Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

     Section 1.11. Stock Options.

     (a) At the Effective Time, each outstanding option, warrant or other right to purchase Shares (a "Company Stock Option" or collectively "Company Stock Options") issued pursuant to the Level One Communications, Incorporated 1993 Stock Option Plan, the Level One Communications, Incorporated 1985 Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan, the Jato Technologies, Inc. 1997 Stock Option Plan, the San Francisco Telecom Stock Option Plan and the Acclaim Communications 1996 Stock Incentive Plan, as amended July 14, 1997, or other agreement or arrangement other than options held by the Company's outside directors, whether vested or unvested, shall be converted as of the Effective Time into an option, warrant or right, as applicable, to purchase shares of Parent Common Stock in accordance with the terms of this
Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued other than outstanding warrants or rights are referred to collectively as the "Company Plans." Each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant, whether or not vested, in full immediately prior to the Effective Time rounded to the nearest whole share at a price per share equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (y) the product of (i) the number of Shares otherwise purchasable pursuant to such Company Stock Option, multiplied by (ii) the Exchange Ratio; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Plan and that the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger). Parent shall comply with the terms of the Company Plans and ensure, to the extent required by and subject to the provisions of such Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

     (c) At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11. Not later than five (5) business days after the Effective Time, Parent shall, if no registration statement is in effect covering such Parent shares, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options held by persons who are directors, officers or employees of the Company or its subsidiaries and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     (d) At or before the Effective Time, the Company shall cause to be effected, in a manner reasonably satisfactory to Parent, amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Schedule (the "Company Disclosure Schedule") delivered by the Company to Parent in accordance with Section 4.13 (which exceptions shall specifically identify a Section, Subsection or clause of a single Section or Subsection hereof, as applicable, to which such exception relates) that:

     Section 2.1. Organization and Qualification; Subsidiaries; Investments.

     (a) Section 2.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Company's directly or indirectly owned subsidiaries and branch offices, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company. Each of the Company and its subsidiaries is duly organized, validly existing and, except as set forth in Section 2.1 of the Company Disclosure Schedule, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the Certificate of Incorporation and bylaws (or similar governing documents), as currently in full force and effect, of the Company and each of its subsidiaries. Section 2.1(a) of the Company Disclosure Schedule specifically identifies each subsidiary of the Company that contains any material assets or through which the Company conducts any material operations. Except as set forth in Section 2.1(a) of the Company Disclosure

Schedule, the Company has no operating subsidiaries other than those incorporated in a state of the United States.

     (b) Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect on the Company" means any circumstance, change in, or effect on the Company and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, earnings or results of operations, or the business (financial or otherwise), of the Company and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Company; (i) a change in the market price or trading volume of the Company Common Stock, (ii) a failure by the Company to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 2.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations, (iii) conditions affecting the semi-conductor industry as a whole or the U.S. economy as a whole, or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     (c) Section 2.1(c) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment in an amount of Three Hundred Thousand Dollars ($300,000) or more or that represents a five percent (5%) or greater ownership interest in the subject of such investment made by the Company or any of its subsidiaries in any person other than the Company's subsidiaries ("Other Interests"). Except as described in Section 2.1(c) of the Company Disclosure Schedule, the Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Liens (as defined below).

     Section 2.2. Capitalization of the Company and its Subsidiaries.

     (a) The authorized capital stock of the Company consists of Two Hundred Thirty-Six Million Two Hundred Fifty Thousand (236,250,000) Shares, of which, as of March 1, 1999, 38,992,734 Shares were issued and outstanding and Ten Million (10,000,000) shares of preferred stock, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of March 1, 1999, approximately 7,430,200 Shares were reserved for issuance and, as of March 1, 1999, approximately 6,770,200 were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between March 1, 1999 and the date hereof, no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such first date, and between March 1, 1999 and the date hereof, no stock options have been granted. Except as set forth above and for the Company's 4% Convertible Subordinated Notes due 2004 (the "Subordinated Notes") issued pursuant to the Indenture dated as of August 15, 1997, by and between the Company and State Street Bank and Trust Company of California, N.A. (the "Indenture"), as of the date hereof, there are outstanding
(i) no shares of
capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other securities of the Company,
(iii) no options, preemptive or other rights to acquire from the Company or any of its subsidiaries, and, except as described in the Company SEC Reports (as defined below), no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other securities of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding rights or obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company. The Company has not voluntarily accelerated the vesting of any Company Stock Options as a result of the Merger or any other change in control of the Company.

     (b) All of the outstanding capital stock of the Company's subsidiaries owned by the Company is owned, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of Applicable Law). Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no (i) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, (ii) options or (iii) other rights to acquire from the Company or any of its subsidiaries any capital stock or other ownership interests in or any other securities of any subsidiary of the Company, and there exists no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section
2.14 of the Company Disclosure Schedule or that are otherwise not material, (ii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

     (c) The Shares constitute the only class of equity securities of the Company or its subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Section 2.3. Authority Relative to this Agreement; Recommendation.

     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations under this Agreement and the Stock Option Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company (the "Company Board"), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement, or to consummate the transactions contemplated hereby or thereby, except the approval of this Agreement by the holders of a majority of the outstanding Shares. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and constitute the valid, legal and binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     (b) Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously (1) approved this Agreement, the Stock Option Agreement, the Merger and the other transactions contemplated hereby, (2) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders, and
(3) has not withdrawn or modified such approval or resolution to recommend (except as otherwise permitted in this Agreement).

     Section 2.4. SEC Reports; Financial Statements.

     (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1997, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of the Company included in the Company SEC Reports fairly present, in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Notwithstanding the foregoing, the Company shall not be deemed to be in breach of any of the representations or warranties in this Section 2.4(a) as a result of any changes to the Company SEC Reports that the Company may make in response to comments received from the SEC on the S-4 or the Proxy Statement (each as defined below).

     (b) The Company has heretofore made, and hereafter will make, available to Acquisition or Parent a complete and correct copy of any amendments or modifications that are required to be filed with the SEC but have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Exchange Act.

     Section 2.5. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement insofar as it relates to the meeting of the Company's stockholders to vote on the Merger will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition that is contained in or omitted from any of the foregoing documents.

     Section 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to and no material permit, authorization, consent or approval of any United States (federal, state or local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the Stock Option Agreement or the consummation by the Company of the transactions contemplated hereby or thereby. Neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract (including any material Supply Contract), agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets.

     Section 2.7. No Default. Except as set forth in Section 2.7 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents), (ii) any material note, bond, mortgage, indenture, lease, license, contract (including any material Supply Contract), agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which it or any of its properties or assets are bound or (iii) any material order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of its properties or assets.

     Section 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company (including the notes thereto). Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section
2.8 of the Company Disclosure Schedule, since September 30, 1998, there have been no events, changes or effects with respect to the Company or its subsidiaries that, individually or in the aggregate, have had or reasonably would be expected to have had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as and to the extent publicly disclosed by the Company in the Company SEC Reports or as set forth in Section
2.8 of the Company Disclosure Schedule, since September 30, 1998, the Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices, and there has not been any (i) material adverse change in the financial condition, properties, business or results of operations of the Company and its subsidiaries; (ii) material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, not covered by insurance; (iii) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its subsidiaries (other than wholly-owned subsidiaries) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries; (iv) amendment of any material term of any outstanding security of the Company or any of its subsidiaries; (v) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; (vi) creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices; (vii) loan, advance or capital contributions made by the Company or any of its subsidiaries to, or investment in, any person other than (x) loans or advances to employees in connection with business-related travel, (y) loans made to employees consistent with past practices that are not in the aggregate in excess of Fifty Thousand Dollars ($50,000), and (z) loans, advances or capital contributions to or investments in wholly-owned subsidiaries, and in each case made in the ordinary course of business consistent with past practices; (viii) material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its subsidiaries relating to its material assets or business (including the acquisition (by sale, license or otherwise) or disposition (by sale, license or otherwise) of any material assets) or any relinquishment by the Company or any of its subsidiaries of any contract, agreement or other right, in any such case, material to the Company and its subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement; (ix) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; (x) any exclusive license, distribution, marketing, sales or other agreement entered into or any agreement to enter into any exclusive license, distribution, marketing, sales or other agreement; (xi) "development services" or other similar agreement with Thinkit Technologies, Inc.; or (xii) change by the Company or any of its subsidiaries in its accounting principles, practices or methods. Since September 30, 1998, except as disclosed in the Company SEC Reports filed prior to the date hereof or increases in the ordinary course of business consistent with past practices, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its subsidiaries to (a) officers of the Company or any of its subsidiaries or (b) any employee of the Company or any of its subsidiaries whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.

     Section 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity or brought by any person that is material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Except as publicly disclosed by the Company in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"). Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in material compliance with the terms of the Company Permits. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by the Company in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same.

     Section 2.11. Employee Benefits.

     (a) For purposes of this Agreement, "Compensation and Benefit Plans" means, collectively, each written bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health, or other plan, agreement, policy or arrangement, that covers employees or directors of the Company or any of its subsidiaries, or pursuant to which former employees or directors of the Company or any of its subsidiaries are entitled to current or future benefits. To the knowledge of the Company, there are no oral Compensation and Benefit Plans to which the Company is a party. The Company has made available to Parent copies of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Compensation and Benefit Plans maintained, or contributed to, by the Company or of its subsidiaries or any person or entity that, together with the Company and its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current employees, officers or directors of the Company or any of its subsidiaries. The Company has also made available to Parent true, complete and correct copies of (1) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Compensation and Benefit Plan (if any such report was required), (2) the most recent summary plan description for each Compensation and Benefit Plan for which such summary plan description is required and (3) each trust agreement and group annuity contract related to any Compensation and Benefit Plan. Each Compensation and Benefit Plan has been administered in accordance with its terms. Each of Company's subsidiaries and all the Compensation and Benefit Plans are all in compliance with applicable provisions of ERISA and the Code.

     (b) Except as otherwise provided in Section 2.11(b) of the Company Disclosure Schedule, the Company and its subsidiaries have performed in all material respects their obligations under each Compensation and Benefit Plan; each Compensation and Benefit Plan and each trust or other funding medium, if any, established in connection therewith has at all times been established, maintained and operated in material compliance with its terms and the requirements prescribed by Applicable Law, including, without limitation, ERISA and the Code.

     (c) With respect to those Pension Plans that are intended to be qualified under Section 401(a) of the Code, such Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would materially adversely affect its qualification or materially increase its costs.

     (d) Except as otherwise provided Section 2.11(d) of the Company Disclosure Schedule, with respect to each Pension Plan currently or formerly maintained by the Company or any entity which is under "common control" with the Company (within the meaning of Section 4001 of ERISA) which is subject to Title IV of ERISA, neither Company or its subsidiaries has incurred, nor do any of them reasonably expect to incur, any liability to the Pension Plan or to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Pension Plan, including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any Pension Plan in a manner which could subject it to liability under Section 4062, 4063 or 4064 of ERISA, or knows of any facts or circumstances that might give rise to any liability of the Company and its subsidiaries to the Pension Plan or to the PBGC under Title IV of ERISA that could reasonably be anticipated to result in any claims being made against Parent, the Company or its subsidiaries by the PBGC subsequent to the Closing Date.

     (e) At all times on and after the effective date of ERISA, neither Company nor any of its subsidiaries nor any entity which is under "common control" with the Company (within the meaning of Section 4001 of ERISA) has maintained, contributed to or otherwise had any obligation with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA).

     (f) Except as disclosed in Section 2.11(f) of the Company Disclosure Schedule, there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending to the knowledge of Company, threatened, anticipated or expected to be asserted with respect to any Compensation and Benefits Plan or any related trust or other funding medium thereunder or with respect to Company or its subsidiaries, as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

     (g) No Compensation and Benefit Plan maintained by Company or its subsidiaries or any related trust or other funding medium thereunder or any fiduciary thereof is, to the knowledge of Company, the subject of a material audit, investigation or examination by an governmental or quasi-governmental agency.

     (h) Except as provided in Section 2.11(h) of the Company Disclosure Schedule, (1) no "reportable event" (as such term is used in Section 4043 of ERISA), "accumulated funding deficiency" (as such terms is used in Section 412 or 4971 of the Code or Section 302 of ERISA), application for or receipt of a waiver from the IRS of any minimum funding requirement under Section 412 of the Code or "prohibited transaction" (as such term is used in Section 4975 of the Code and/or Section 406 of ERISA), has occurred with respect to any Compensation and Benefit Plan established or maintained by Company or its subsidiaries primarily for the benefit of participants employed within the United States; (2) neither Company nor its subsidiaries has any commitment, intention or understanding to create, terminate or adopt any Compensation and Benefit Plan that would result in any additional liability to Parent, the Company or its subsidiaries; and (3) since the beginning of the current fiscal year of any Compensation and Benefit Plan, no event had occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining such Compensation and Benefit Plan maintained by Company, and its subsidiaries from the level of benefits or expense incurred for the most recently completed fiscal year of such Compensation and Benefit Plan.

     (i) Section 2.11(i) of the Company Disclosure Schedule lists all outstanding Stock Options as of March 1, 1999, identifying for each such option:
(1) the number of shares issuable, (2) the number of vested shares, (3) the date of expiration and (4) the exercise price.

     (j) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made.

     (k) Except as provided by this Agreement or in Section 2.11(k) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated by, this Agreement will not (either along with or upon the occurrence of any additional or subsequent events) constitute an event under any Compensation and Benefit Plan or agreement that will or may reasonably be expected to result in any payment (whether severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director of the Company, or its subsidiaries, whether or not any such payment would be an "excess parachute payment" (within the meaning of Section 280G of the Code).

     (l) With respect to each Compensation and Benefit Plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (the "Foreign Plans"), are listed on Section 2.11(l) of the Company Disclosure Schedule. As regards each such Foreign Plan:

          (i) Each of the Foreign Plans is in compliance in all material respects with the provisions of the laws of each jurisdiction in which each such Foreign Plan is maintained, to the extent those laws are applicable to the Foreign Plans;

          (ii) All contributions to, and payments from, the Foreign Plans which may have been required to be made in accordance with the terms of any such Foreign Plan, and, when applicable, the law of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Effective Date. All such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, or disclosed to Parent within 15 days following the date hereof in Section 2.11(d)(ii) of the Company Disclosure Schedule;

          (iii) All material reports, returns and similar documents, if any, with respect to any Foreign Plan required to be filed with any governmental body or distributed to any Foreign Plan participant have been duly and timely filed or distributed or will be filed or distributed by the Closing Date, and all of the Foreign Plans have obtained from the governmental body having jurisdiction with respect to such plans any required determinations, if any, that such Foreign Plans are in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to the Foreign Plan;

          (iv) Each of the Foreign Plans has been administered at all times, and in all material respects, in accordance with its terms. To the knowledge of Company, there are no pending investigations by any governmental body involving the Foreign Plans, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and

          (v) The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Foreign Plan other than the triggering of payment to participants.

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     (m) Each Compensation and Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder and all other applicable laws. All amendments and actions required to bring each of the Compensation and Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time and are disclosed Section 2.11(m) of the Company Disclosure Schedule or will be provided to Parent within fourteen
(14) days of the date hereof.

     (n) Each group medical plan sponsored by the Company or its subsidiaries materially complies with the Medicare Secondary Payor Provisions of Section 1826(b) of the Social Security Act, and the regulations promulgated thereunder.

     (o) Neither Company nor its subsidiaries is, nor do any of them expect to be, subject to (1) a security interest pursuant to Section 412(f) of the Code or
(2) a lien pursuant to Section 412(n) of the Code or Section 4068 or 302(f) of ERISA.

     (p) Except as set forth on Section 2.11(p) of the Company Disclosure Schedule, Parent, the Company and its subsidiaries may terminate or amend any Compensation and Benefit Plan maintained by the Company or its subsidiaries or may cease contributions to any such Compensation and Benefit Plans without incurring any material liability other than a benefit liability accrued in accordance with the terms of such Compensation and Benefit Plan immediately prior to such amendment, termination or ceasing of contributions.

     (q) Neither the Company nor its subsidiaries maintained any Compensation and Benefit Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and section 4980B(b) of the Code and the Company and its subsidiaries are not subject to any liability, including without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

     (r) Neither the Company nor its subsidiaries has incurred, nor does the Company reasonably expect either it or any subsidiary to incur, any liability for any tax imposed under Sections 4971 through 4980B of the Code or civil liability under Section 501(i) or (1) of ERISA;

     (s) Neither the Company nor its subsidiaries has incurred any liability for any tax, excise tax, penalty or fee with respect to any Compensation and Benefit Plan, including, but not limited to, taxes arising under Section 4971, 4977, 4978, 4878B, 4979, 4980 or 4980B of the Code, and no event has occurred and no circumstance has existed that could give rise to any such liability.

     (t) Except as provided in Section 2.11(t) of the Company Disclosure Schedule, no insurance policy nor any other contract or agreement affecting any Compensation and Benefit Plan requires or permits a retroactive increase in premiums or payments due thereunder.

     Section 2.12. Labor and Employment Matters. Except as set forth on Section
2.12 of the Company Disclosure Schedule:

          (a) No collective bargaining agreement exists that is binding on the Company or any of its subsidiaries, and the Company has not been officially apprised that any petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its subsidiaries, with the National Labor Relations Board seeking recognition of a bargaining representative.

          (b) (i) To the Company's knowledge, there is no labor strike, dispute, slow down or stoppage pending or threatened against the Company or any of its subsidiaries; and

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

               (ii) Neither the Company nor any of its subsidiaries has received any demand letters, civil rights charges, suits or drafts of suits with respect to claims made by any of their respective employees.

          (c) All individuals who are performing consulting or other services for the Company or any of its subsidiaries are or were correctly classified by the Company as either "independent contractors" or "employees" as the case may be, and, at the Closing Date, will qualify for such classification.

          (d) Section 2.12(d) of the Company Disclosure Schedule, which has been delivered supplementally to Parent by the Company on the date hereof, contains a preliminary list of the name of each officer, employee and consultant of the Company or any of the Company's subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person, and within twenty-one (21) days of the date hereof, the Company will deliver supplementally to Parent a final list of the name of each officer, employee and consultant of the Company or any of the Company's subsidiaries, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person. As of the date hereof, the Company has not received any information that would lead it to believe that any such person will or may cease to be engaged by the Company or such subsidiary for any reason, including because of the consummation of the transactions contemplated by this Agreement.

          (e) The Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees.

          (f) The Company and each of its subsidiaries has in all material respects withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

          (g) To the knowledge of the Company, there are no pending or threatened claims or actions against the Company or any of its subsidiaries under any worker's compensation policy or long-term disability policy.

     Section 2.13. Environmental Laws and Regulations.

     (a) The term "Environmental Laws" means any applicable federal, state, local or foreign law, statute, treaty, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree or injunction relating to: (a) Releases (as defined in 42 U.S.C. sec. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment,
(b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material, (c) the health or safety of employees in the workplace, (d) protecting or restoring natural resources or (e) the environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. sec. 9601(14)), including "hazardous waste" as defined in 42 U.S.C. sec. 6903, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing materials, (5) PCBs or materials containing PCBs, (6) any material regulated as a medical waste, (7) lead containing paint, (8) radioactive materials and (9) "Hazardous Substance" or "Hazardous Material" as those terms are defined in any indemnification provision in any contract, lease, or agreement to which the Company or any of its subsidiaries is a party.

     (b) During the period of ownership or operation by the Company and its subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous

Material by the Company or any of its subsidiaries in, on, under or affecting such properties or any surrounding site, and neither the Company nor any of its subsidiaries has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead to a Release, except in each case for those which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. There have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting their current or previously owned or leased properties or any surrounding site at times outside of such periods of ownership, operation or lease, except in each case for those which, individually on in the aggregate, would not have a Material Adverse Effect on the Company. Since January 1, 1995, the Company and its subsidiaries have not received any written notice of, or entered into any order, settlement or decree relating to: (a) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or (b) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any subsidiary's properties. There have been no violations of any Environmental Laws by the Company or any subsidiary which violations, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

     (c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that constitute a violation by the Company or any of the Company's subsidiaries of, or are reasonably likely to prevent or interfere with the Company's or any of the Company's subsidiaries' future compliance with, any Environmental Laws, other than any of the foregoing that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 2.14. Taxes.

     (a) Definitions. For purposes of this Agreement:

          (i) the term "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

          (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

     (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, the Company and its subsidiaries have duly and timely filed all Tax Returns required to be filed; and such Tax Returns are complete and accurate and correctly reflect the Tax liability required to be reported thereon. Such Tax Returns do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

     (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, the Company and its subsidiaries have paid or adequately provided in the financial statements included in the SEC Reports for all Taxes (whether or not shown on any Tax Return) accrued through the date of such Company SEC Reports; all Taxes the Company and its subsidiaries accrued following the end of the most recent period covered by the Company SEC Report have been accrued in the ordinary course of

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

business of the Company and each such subsidiary and have been paid when due in the ordinary course of business; and no material election has been made with respect to Taxes of the Company or its subsidiaries in any Tax Returns that have not been provided to Parent.

     (d) Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, no material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation.

     (e) Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (f) Except as set forth in Section 2.14(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

     (g) Except as set forth in Section 2.14(g) of the Company Disclosure Schedule, there is currently no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder.

     (h) Except as set forth in Section 2.14(h) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has agreed to, or is required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

     (i) Neither the Company nor any of its subsidiaries are "consenting corporations" within the meaning of Section 341(f)(1) of the Code.

     Section 2.15. Intellectual Property.

     (a) Section 2.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others, by the Company or any of its subsidiaries, a complete and accurate list of all United States and foreign (a) patents and patent applications; (b) Trademark registrations and applications and material unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). For purposes of this Agreement, "Intellectual Property" means: trademarks and service marks (whether register or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) (collectively "Patents"); copyrights (including any registrations and applications therefor and whether registered or unregistered) (collectively "Copyrights"); computer software; databases; works of authorship; mask works; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, "Trade Secrets").

     (b) Trademarks.

     (i) All Trademark registrations are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise materially affect the priority and enforceability of the Trademark in question.

     (ii) No registered Trademark has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

     (iii) To the knowledge of the Company, there has been no prior use of any material Trademark by any third party that confer upon said third party superior rights in any such Trademark.

     (iv) All material Trademarks registered in the United States have been in continuous use by the Company or its subsidiaries.

     (v) The Company and its subsidiaries have adequately policed the Trademarks against third party infringement, and the material Trademarks registered in the United States have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

     (c) Patents.

     (i) All Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or otherwise materially affect the enforceability of the Patent in question.

     (ii) No Patent has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office. To the Company's knowledge, no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

     (iii) There is no patent or, to the Company's knowledge, patent application of any person that conflicts in any material respect with any Patent or invalidates any claim the Company, or any of the Company's subsidiaries, has in any Patent.

     (d) Trade Secrets.

     (i) The Company and each of its subsidiaries has taken reasonable steps in accordance with normal industry practice to protect their respective rights in its Trade Secrets.

     (ii) Without limiting the generality of Section 2.15(d)(i) and except as would not be materially adverse to the Company or its business, the Company and each subsidiary enforces a policy of requiring each relevant employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms that assign to the Company all rights to any Intellectual Property rights relating to the Company's business that are developed by the employee, consultant or contractor, as applicable, in the course of his or her activities for the Company or are developed during working hours or using Company resources and that otherwise appropriately protect the Intellectual Property of the Company and its subsidiaries, and, except under confidentiality obligations, there has been no disclosure by the Company or any subsidiary of material confidential information or Trade Secrets.

     (e) License Agreements.

     Section 2.15(e)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company or any of its subsidiaries any material right to use or practice any rights under any Intellectual Property other than software commercially available on reasonable terms to any person for a license fee of no more than One Hundred Thousand Dollars

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

($100,000) or otherwise material to the Company (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto.
Section 2.15(e)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company or any of its subsidiaries licenses software or grants other rights in to use or practice any rights under any Intellectual Property, excluding licenses with customers that in the twelve-month period prior to the date hereof have purchased or licensed products for which the total payments to the Company and its subsidiaries did not exceed One Hundred Thousand Dollars ($100,000) or otherwise material to the Company (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. There is no material outstanding or, to the Company's knowledge, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

     (f) Ownership; Sufficiency of IP Assets. The Company or one of its subsidiaries owns or possesses adequate licenses or other rights to use, free and clear of Liens, orders and arbitration awards, all of its Intellectual Property material to its business. The Intellectual Property identified in
Section 2.15(a) of the Company Disclosure Schedule, together with the Company's and its subsidiaries' unregistered copyrights and the Company's and such subsidiaries' rights under the licenses granted to the Company or any of its subsidiaries under the Inbound License Agreements, constitute all the material Intellectual Property rights used in the operation of the Company's and its subsidiaries' businesses as they are currently conducted and are all the Intellectual Property rights necessary to operate such businesses after the Effective Time in substantially the same manner as such businesses have been operated by the Company prior thereto.

     (g) Protection of IP. The Company has taken reasonable steps to protect the Intellectual Property of the Company and its subsidiaries.

     (h) No Infringement by the Company. Except as set forth on Schedule 2.15(c) of the Company Disclosure Schedule, the products used, manufactured, marketed, sold or licensed by the Company and its subsidiaries, and all Intellectual Property used in the conduct of the Company's and its subsidiaries' businesses as currently conducted, do not, or with respect to any Trademark, or patent application, to the knowledge of the Company, do not infringe upon, violate or constitute the unauthorized use of any valid and enforceable rights owned or controlled by any third party, including any Intellectual Property of any third party.

     (i) No Pending or Threatened Infringement Claims. Except and to the extent publicly disclosed in the Company SEC Reports, no litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and, to the Company's knowledge, no notice or other claim in writing has been received by the Company within the one (1) year prior to the date of this Agreement, (A) alleging that the Company any of its subsidiaries has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. Except as specifically disclosed in one or more Sections of the Company Disclosure Schedule pursuant to this Section 2.15, no Intellectual Property (a) that is owned by the Company or any of its subsidiaries or the subject of an Inbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any such subsidiary, except as may be provided in an Inbound License Agreement, or (b) that is the subject of an Outbound License Agreement, is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the sale, transfer, assignment or licensing thereof by the Company or any of its subsidiaries to any person.

     (j) No Infringement by Third Parties. Except as and to the extent publicly disclosed in the Company SEC Reports or as set forth in Section 2.15(j) of the Company Disclosure Schedule, to the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any

Intellectual Property owned or exclusively licensed by the Company or any of its subsidiaries, and no such claims have been brought against any third party by the Company or any of its subsidiaries.

     (k) Assignment; Change of Control. Except as set forth in Section 2.14(k) to the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company's or any of its subsidiaries' rights to own any of its Intellectual Property or their respective rights under any Inbound License Agreement or Outbound License Agreement, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property.

     (l) Software. The Software owned or purported to be owned by the Company or any of its subsidiaries, was either (i) developed by employees of the Company or any of its subsidiaries within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company or any of its subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a subsidiary from a third party. Except as set forth in Section 2.15(l) of the Company Disclosure Schedule, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or any of its subsidiaries, except for such materials or development environments obtained by the Company or any of its subsidiaries from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this
Section 2.15(l), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

     (m) Performance of Existing Software Products. The Company's and its subsidiaries' existing and currently manufactured and marketed Software products listed and described on Section 2.15(m) of the Company Disclosure Schedule perform in all material respects, free of significant bugs, viruses or programming errors, the functions described in any agreed specifications or end user documentation or other information provided to customers of the Company or its subsidiaries on which such customers relied when licensing or otherwise acquiring such products.

     (n) Documentation. The Company and its subsidiaries have taken all actions customary in the software industry to document the Software and its operation, such that the materials comprising the Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

     (o) Year 2000 Compliance.

     (i) Except as set forth in Section 2.15(o) of the Company Disclosure Schedule, all of the Company's and its subsidiaries' material products (including products currently under development) will record, store, process and calculate and present calendar dates falling on and after December 31, 1998, and will calculate any information dependent on or relating to such dates in the same manner and with the same functionality, data integrity and performance as the products record, store, process, calculate and present calendar dates on or before December 31, 1998, or calculate any information dependent on or relating to such dates (collectively "Year 2000 Compliant"). Except as set forth in
Section 2.15(o) of the Company Disclosure Schedule, (A) all of the Company's and its subsidiaries' material products will lose no significant functionality with respect to the introduction of records

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

containing dates falling on or after December 31, 1998; and (B) all of the Company's and its subsidiaries' internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's and its subsidiaries' businesses (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company and its subsidiaries, including its accounting systems, are Year 2000 Compliant. Except as set forth on Section 2.15(o) of the Company Disclosure Schedule, the current versions of the Company's and its subsidiaries' software and all other Intellectual Property may be used prior to, during and after December 31, 1998, such that such Software and Intellectual Property will operate prior to, during and after such time period without error caused by date data that represents or references different centuries or more than one century.

     (ii) The Company's material products and the conduct of the Company's business with its material customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Except as set forth on Section 2.15(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is reasonably likely to incur material expenses arising from or relating to the failure of any of its Business Systems or any products (including all products sold on or prior to the date hereof) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000.

     (p) Foundry Relationships. Section 2.15(p) of the Company Disclosure Schedule sets forth a complete and correct description of each and every (1) foundry relationship, wafer manufacturing and fabricating agreement, understanding or commitment, and (2) integrated circuit die or device purchase, supply or service agreement, understanding or commitment, used by or in connection with the Company's business, in whole or in part, whether written or oral ("Supply Contracts"). The Company has delivered to Parent a correct and complete copy or oral summary of each Supply Contract. There are no fees, penalties, price uplifts, shortfall payments, bill backs or other amounts outstanding under such Supply Contracts. The quantities available for purchase under each such written Supply Contract are as stated on the face of such Supply Contract and are either summarized in Section 2.15(p) of the Company Disclosure Schedule or will be provided to Parent within twenty-one (21) days of the date hereof. Each manufacturing or service site that requires qualification under the terms of a Supply Contract is qualified, and no unresolved differences with respect to product or process specifications remains outstanding. All manufacturing or service terms and conditions are as they appear to be on the face of the Supply Contracts. The Company has not received any written or oral notice from the other party to any Supply Contract, or from any other supplier to the Company, to the effect that such party will not accept purchase orders from the Company on such terms, conditions and quantities consistent with past practices. Prices required to be paid for products or services under such Supply Contract are either summarized on Section 2.15(p) of the Disclosure Schedule or will be provided to Parent within twenty-one (21) days of the date hereof. No condition exists that permit a termination or a material change of such Supply Contracts by the other party under such Supply Contract. Either section 2.15(p) of the Company Disclosure Schedule sets forth information regarding wafer starts and products in production as of the date hereof or such information will be provided to Parent within twenty-one (21) days of the date hereof. Schedule 2.15(p) of the Company Disclosure Schedule sets forth manufacturing information since January 1, 1998 regarding yields under the Supply Contracts or such information will be provided to Parent within twenty-one (21) days of the date hereof.

     Section 2.16. Insurance. Each of the Company and its subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Each material

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Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Except as set forth in Section 2.16 of the Company Disclosure Schedule, none of the material Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material claims of which the Company has knowledge under the Insurance Policies have been filed in a timely fashion.

     Section 2.17. Certain Business Practices. None of the Company, any of its subsidiaries or any directors or officers or, to the Company's knowledge, agents or employees of the Company or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

     Section 2.18. Product Warranties. Section 2.18 of the Company Disclosure Schedule sets forth complete and accurate copies of the forms of written warranties and guaranties by the Company or any of its subsidiaries currently in effect with respect to its products. There have not been any material deviations from such warranties and guaranties, and neither the Company, any of its subsidiaries nor any of their respective salesmen, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties materially in excess of such warranties or guaranties. Neither the Company nor any of its subsidiaries has made any material oral warranty or guaranty with respect to its products not described on such schedule.

     Section 2.19. Suppliers and Customers. The documents and information supplied by the Company to Parent or any of its representatives with respect to relationships and volumes of business done with its significant suppliers and customers are accurate in all material respects. During the last twelve (12) months, neither the Company nor any of its subsidiaries has received notices of termination or written threats of termination from any of the ten (10) largest suppliers or the Twenty-Five (25) largest customers of the Company and its subsidiaries.

     Section 2.20. Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     Section 2.21. Tax Treatment. Neither the Company (including any of its subsidiaries) nor any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     Section 2.22. Affiliates. Except for the directors and executive officers of the Company, each of whom is listed in Section 2.22 of the Company Disclosure Schedule, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

     Section 2.23. Opinion of Financial Adviser. Lehman Brothers Inc. (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares. Such opinion has not been withdrawn, revoked or modified. A true and complete copy of such opinion has been delivered to Parent.

     Section 2.24. Brokers. No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 2.25. Representations Complete. None of the representations or warranties made by the Company in this Agreement or any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND ACQUISITION

     Parent and Acquisition hereby jointly and severally represent and warrant to the Company as follows:

     Section 3.1. Organization.

     (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the Certificates of Incorporation and bylaws as currently in full force and effect, of Parent and Acquisition.

     (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect on Parent" means any circumstance, change in, or effect on Parent and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the operations, financial condition, assets, earnings, or results of operations, or the business (financial or otherwise) of Parent and its subsidiaries, taken as a whole, provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on the Parent; (i) a change in the market price or trading volume of the Parent Common Stock, (ii) a failure by the Parent to meet internal earnings or revenue projections or the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate, or any other revenue or earnings predictions or expectations, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Effective Date, provided further that this Section 3.1(b)(ii) shall not exclude any underlying change, effect, event, occurrence, state of facts or developments which resulted in such failure to meet such estimates, predictions or expectations, (iii) conditions affecting the semi-conductor industry as a whole or the U.S. economy as a whole, or (iv) any disruption of customer or supplier relationships arising primarily out of or resulting primarily from actions contemplated by the parties in connection with or resulting primarily from actions contemplated by the parties in connection with, or which is primarily attributable to, the

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

announcement of this Agreement and the transactions contemplated hereby, to the extent so attributable.

     Section 3.2. Capitalization of Parent and its Subsidiaries.

     (a) The authorized capital stock of Parent consists of Four Billion, Five Hundred Million (4,500,000,000) shares of Parent Common Stock, of which, as of February 19, 1999, approximately One Billion, Six Hundred Sixty One Million (1,661,000,000) shares of Parent Common Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of February 19, 1999, approximately Three Hundred Twenty Two Million (322,000,000) shares of Parent Common Stock were available for issuance under Parent's option plans, of which approximately One Hundred Fifty One Million (151,000,000) were issuable upon or otherwise deliverable in connection with the exercise of options outstanding on such date. Between February 19, 1999 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options and warrants already in existence on such date and except for grants of stock options to employees, officers and directors in the ordinary course of business consistent with past practice. The amounts set forth above do not reflect the special stock distribution announced by Parent on January 28, 1999, pursuant to which each stockholder of record on March 23, 1999 will receive one share of Parent Common Stock for each share of Parent Common Stock held on such record date, which special stock distribution will be payable on April 11, 1999.

     (b) The Parent Common Stock constitutes the only class of equity securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

     Section 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     Section 3.4. SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents ("Parent SEC Reports") with the SEC since January 1, 1997, each of which, complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each law as in effect on the dates such forms, reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the

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

periods then ended. Notwithstanding the foregoing, Parent shall not be deemed to be in breach of any of the representations or warranties in this Section 3.4 as a result of any changes to the Parent SEC Reports that Parent may make in response to comments received from the SEC on the S-4 or the Proxy Statement.

     Section 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition in writing for inclusion or incorporation by reference to (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Proxy Statement will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company that is contained in or omitted from any of the foregoing documents.

     Section 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no material filing with or notice to, and no material permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificates of Incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or (iii) violate any material order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's other subsidiaries or any of their respective properties or assets.

     Section 3.7. Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent threatened, against Parent or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity that could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement beyond the Final Date. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     Section 3.8. Tax Treatment. Neither Parent, Acquisition nor, to the knowledge of Parent, any of its affiliates has taken, proposes to take, or has agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

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

     Section 3.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

     Section 3.10. No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind or entered into any agreement or arrangement with any person.

     Section 3.11. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent (including the notes thereto). There have been no events, changes or effects with respect to Parent or its subsidiaries that have had a Material Adverse Effect on Parent that have not been publicly disclosed by Parent in the Parent SEC Reports.

     Section 3.12. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, Parent and its subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Parent Permits"). Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in material compliance with the terms of Parent Permits. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, the businesses of Parent and its subsidiaries have been and are being conducted in material compliance with all material Applicable Laws. Except as publicly disclosed by Parent in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same.

     Section 3.13 Representations Complete. None of the representations or warranties made by Parent in this Agreement or any statement made in any Schedule or certificate furnished by Parent pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their proxy or consent to this Agreement and the Merger, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE 4

                                   COVENANTS

     Section 4.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement and except as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

          (a) amend its Certificate of Incorporation or bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options granted under the Company Plans prior to the date hereof and except for grants of options in the ordinary course of the Company's business consistent with past practices;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries except as may be required under the Indenture, any Company Option or any other agreement set forth in Section 4.1(c) of the Company Disclosure Schedule, provided that the Company shall not reduce, or agree to reduce, the conversion price of the Subordinated Notes;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any subsidiary;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the ordinary course of business, or modify or agree to any amendment of the terms of any of the foregoing (including the Subordinated Notes); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the ordinary course of business; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company or customary loans or advances to employees in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

          (g) except as may be required by Applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, the terms of which are in all material respects completely and correctly disclosed on Schedule 4.1(j) or as required by applicable federal, state or local law or regulations;

          (i) exercise its discretion or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Plans) or otherwise.

          (j) (1) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions (including in any transaction or series of related transactions having a fair market value in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate), other than sales of its products and licenses of software in the ordinary course of business consistent with past practices, (2) enter into any exclusive license, distribution, marketing, sales or other agreement, (3) enter into a "development services" or other similar agreement with Thinkit Technologies, Inc., or
     (4) sell, transfer or otherwise dispose of any Intellectual Property;

          (k) except as may be required as a result of a change in law or in generally accepted accounting principles, materially change any of the accounting principles, practices or methods used by it;

          (l) revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business;

          (m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) enter into any contract or agreement that would be material to the Company and its subsidiaries, taken as a whole;
     (iii) amend, modify or waive any right under any material contract of the Company or any of its subsidiaries; (iv) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; (v) authorize any additional or new capital expenditure or expenditures in excess of One Million Dollars ($1,000,000) in the aggregate in any calendar quarter, if any such expenditure or expenditures are not listed in the capital budget attached as Section 4.1(m)(v) of the Company Disclosure Schedule; provided that nothing in the foregoing clause (v) shall limit any capital expenditure required pursuant to existing customer contracts; or (vi) authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

          (n) make any material tax election or settle or compromise any material income tax liability or permit any material insurance policy naming it as a beneficiary or loss-payable to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (o) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (p) fail to pay any Taxes or other material debts when due;

          (q) settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would involves more than One Million Dollars ($1,000,000) or that would otherwise be material to the Company or relates to any Intellectual Property matters;

          (r) take any action or fail to take any action that could reasonably be expected to (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company or its subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which the Company or any of its subsidiaries was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code; or

          (s) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(q) (and it shall use all reasonable efforts not to take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto) untrue or incorrect).

     Section 4.2. Preparation of S-4 and the Proxy Statement. The Company and Parent shall diligently work together and promptly prepare and file with the SEC the Proxy Statement and the S-4, respectively. Each of Parent and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

     Section 4.3.  No Solicitation or Negotiation.

     (a) The Company, its affiliates (as reasonably determined by the Company) and their respective officers and other employees with managerial responsibilities, directors, representatives (including the Financial Advisor or any other investment banker and any attorneys and accountants) and agents shall immediately cease any discussions or negotiations with any parties with respect to any Third Party Acquisition (as defined below). The Company also agrees promptly to request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its subsidiaries, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any of its subsidiaries. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under the DGCL, the Company may, in response to a proposal or offer for a Third Party Acquisition which was not solicited and which the Board of Directors of the Company determines, based on consultation with the Company Financial Advisor, is from a Third Party that is capable of consummating a Superior Proposal and only for so long as the Board of Directors so determines that its actions are likely to lead to a Superior Proposal, (i) furnish information only of the type and scope with respect to the Company that the Company provided to Parent prior to the date hereof to any such person pursuant to a customary confidentiality agreement as was executed by Parent prior to the execution of this Agreement and (ii) participate in the discussions and negotiations regarding such proposal or offer; provided, further, that nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer. The Company shall promptly (and in any event within one business day

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after becoming aware thereof) (1) notify the Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the party submitting such proposal, and any request for confidential information is requested in connection with a potential Third Party Acquisition, (2) provide a copy of any written agreements, proposals or other materials the Company receives from any such person or group (or its representatives), and (3) advise Parent from time to time of the status and promptly following any material developments the Company has knowledge of concerning the same.

     (b) Except as set forth in this Section 4.3(b), the Company Board shall not withdraw or modify its recommendation of the transactions contemplated hereby or approve or recommend, or cause or permit the Company to enter into any agreement or obligation with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in subsection (c) below), but in each case only (i) after providing written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not, within five (5) business days of Parent's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any binding agreement with respect to a Superior Proposal (other than any confidentiality agreement entered into in accordance with clause (i) of Section 4.3(a)) unless concurrently therewith this Agreement is terminated by its terms pursuant to
Section 6.1 and the Company pays all amounts due to Parent pursuant to Section
6.3. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 4.3(b).

     (c) For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of any material portion (which shall include fifteen percent (15%) or more) of the assets of the Company and its subsidiaries taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practices; (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; or (vi) the acquisition (or any group of acquisitions) by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business (or businesses) whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal (1) to acquire, directly or indirectly, for consideration consisting solely of cash and/or securities, all of the Shares then outstanding, or all or substantially all the assets, of the Company, (2) that is fully financed or is financeable and contains terms and conditions that the Company Board by a majority vote determines in its good faith judgment (based on the written advice of the Company Financial

Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger, taking into account all aspects of the transactions including taxation, form of consideration, conditions to closing and strategic synergies, (3) that the Company Board by a majority vote determines in its good faith judgment (following and based on consultation with the Financial Adviser or another financial advisor of nationally recognized reputation and its legal and other advisors) to be reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and (4) that does not contain a "right of first refusal" or "right of first offer" with respect to any proposal that Parent may make.

     Section 4.4. Comfort Letters.

     (a) The Company shall use all reasonable efforts to cause Arthur Andersen LLP to deliver a letter dated not more than five days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     (b) Parent shall use all reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five (5) days prior to the date of the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement.

     Section 4.5. Meeting of Stockholders. The Company shall take all actions necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby (the "Meeting"). The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters subject to the provisions of Section 4.3(b). The Company and the Parent shall promptly prepare and file with the SEC the Proxy Statement and the S-4 for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of Section 4.3(b), shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Company Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing, and promptly thereafter mail the Proxy Statement to the stockholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the S-4 and/or the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone (i) the Meeting to the extent necessary to ensure that any necessary supplement or amendment to this S-4 and/or the Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or (ii) the time for which the Meeting is originally scheduled (as set forth in the S-4 and the Proxy Statement), if there are insufficient Shares represented, either in person or by proxy, to constitute a quorum necessary to conduct the business of the Meeting. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested.

     Section 4.6. Nasdaq National Market. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

     Section 4.7. Access to Information.

     (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access during normal business hours to all employees, plants, offices, warehouses and other facilities, to all books and records and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request. Notwithstanding the foregoing, access to the Company's personnel files shall be only permitted to persons from Parent's Network Communications Group and Parent's other employees for which access is reasonably necessary to facilitate the consummation of the Merger and the transactions contemplated thereby. Without limiting any of Parent's other confidentiality obligations, Parent shall maintain all information contained in the Company's personnel files in strictest confidence, will not use such information in violation of any applicable laws, and shall not disclose such information to any third party whatsoever without the prior written consent of the Company and the applicable employee or employees. Between the date hereof and the Effective Time, Parent shall make available to the Company, as reasonably requested by the Company, a designated officer of Parent to answer questions and make available such information regarding Parent and its subsidiaries as is reasonably requested by the Company taking into account the nature of the transactions contemplated by this Agreement.

     (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent (1) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders' equity (deficit) and cash flows for the quarter then ended, and (3) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year) an audited balance sheet as of the end of such year and the related statements of earnings, stockholders' equity (deficit) and cash flows, all of such financial statements referred to in clauses (1), (2) and (3) to prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

     (c) Parent shall, promptly upon the Company's request, furnish to the Company a complete and correct copy of any Parent SEC Report filed with the SEC after the date hereof.

     (d) Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Corporate Nondisclosure Agreement Number 76308 entered into between the Company and Parent dated as of August 18, 1995, and amended as of January 25, 1999 and as of February 27, 1999.

     Section 4.8. Certain Filings; Reasonable Efforts.

     (a) Subject to the terms and conditions herein provided, including Section 4.3(b), each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to do the following, (i) cooperate in the preparation and filing of the Proxy Statement and the S-4 and any amendments thereto, any filings that may be required under the HSR Act and any filings under similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper, advisable or reasonably requested by Parent or the Company, for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger; and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. The Company agrees to use all reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement the proper officers and directors of each party hereto shall take all such necessary action.

     (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other foreign, federal, or state antitrust, competition, or fair trade law. In this regard but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein. Nothing in the Agreement, however, shall require or be construed to require any party hereto to sell or divest any assets or business or to restrict any business operations in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby.

     Section 4.9. Public Announcements. Neither Parent, Acquisition nor the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, or any Third Party Acquisition, without the prior consent of Parent and Acquisition (in the case of the Company) or the Company (in the case of Parent or Acquisition, which consent may be unreasonably withheld), except (i) as may be required by Applicable Law, or by the rules and regulations of, or pursuant to any agreement with, the Nasdaq National Market, or (ii) following a change, if any, of the Company Board's recommendation of the Merger (in accordance with Section 4.3(b)). The first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent, Acquisition and the Company.

     Section 4.10. Indemnification and Directors' and Officers' Insurance.

     (a) After the Effective Time, the Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under Applicable Law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under Applicable Law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this
Section 4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by Applicable Law, that the indemnification provided for in this Section 4.10 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Certificate of Incorporation or bylaws as presently in effect.

     (b) From and after the Effective Time, the Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company's Board of Directors prior to the Effective Time) and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect immediately prior to the Effective Time. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 4.10.

     (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided, however, that in no event will Parent or the Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

     (d) Neither Parent nor any of its Affiliates shall be obligated to guarantee the payment or performance of the Company's obligations under Clauses
(a) or (b) of this Section 4.10 so long as the Company honors such obligations to the extent of its net worth at the Effective Time, and neither Parent nor any such Affiliate shall have any liability or obligation to any Indemnified Person arising from the Company's breach of, or inability to perform its obligations under, such Clauses in excess of the difference between the net worth of the Company at the Effective Time and the aggregate of all amounts paid by the Company in satisfaction of such obligations. The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Company to merge or consolidate with any other Person unless the Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.10.

     Section 4.11. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by such first party to be untrue or inaccurate such that the conditions in Section 5.2(a) or 5.3(a) would not be satisfied at or prior to the Effective Time and (ii) any material failure by such first party to comply with or satisfy in any material respect any covenant condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 4.12. Affiliates; Tax-Free Reorganization.

     (a) The Company shall use all reasonable efforts to obtain from all Company Affiliates and from any person who may be deemed to have become a Company Affiliate, after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit A hereto as soon as practicable.

     (b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of shares of Parent Common Stock by stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act.

     (c) The Company, on the one hand, and Parent and Acquisition, on the other hand, shall execute and deliver to legal counsel to the Company and Parent certificates substantially in the form attached hereto as Exhibits B-1 and B-2, respectively, at such time or times as reasonably requested by such legal counsel in connection with its delivery of an opinion with respect to the transactions contemplated hereby and the Company and Parent shall each provide a copy thereof to the other parties hereto. Prior to the Effective Time, none of the Company, Parent or Acquisition shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the representations in Exhibits B-1 or B-2.

     Section 4.13. Additions to and Modification of Company Disclosure Schedule. Concurrently with the execution and delivery of this Agreement, the Company has delivered a Company Disclosure Schedule that includes all of the information required by the relevant provisions of this Agreement. In addition, the Company shall deliver to Parent and Acquisition such additions to or modifications of any Sections of the Company Disclosure Schedule necessary to make the information set forth therein true, accurate and complete in all material respects as soon as practicable after such information is available to the Company after the date of execution and delivery of this Agreement; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Article 2, nor limit the rights and remedies of Parent and Acquisition under this Agreement for any breach by the Company of such representation and warranties; provided, further, that failure to comply with the disclosure obligations required hereunder shall not be deemed to constitute a failure of the conditions set forth in Sections 5.2(b) or 5.3(b) unless the information to be disclosed would constitute a breach of representations or warranties that would cause a failure of the conditions set forth in Section 5.2(a) or 5.3(a) as the case may be.

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

     Section 4.14. Access to Company Employees. The Company agrees to provide Parent with, and to cause each of its subsidiaries to provide Parent with, reasonable access to its employees during normal working hours following the date of this Agreement, to among other things, deliver offers of continued employment and to provide information to such employees about Parent. All communications by Parent with Company employees shall be conducted in a manner that does not disrupt or interfere with the Company's efficient and orderly operation of its business.

     Section 4.15. Company Compensation and Benefit Plans. The Company agrees to take all actions necessary to amend, merge, freeze or terminate all compensation and benefit plans, effective at the Closing Date, as requested in writing by Parent.

     Section 4.16. Convertible Subordinated Notes. Parent, Acquisition and the Company shall take all necessary actions to ensure that the Surviving Corporation shall (i) assume the due and punctual payment of the principal of, premium, if any, and interest (including liquidated damages, if any) on all the Subordinated Notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed, and (ii) have provided for the applicable conversion rights set forth in Section 15.6 of the Indenture and the repurchase rights set forth in Article XVI of the Indenture. Without limiting the foregoing, the Company shall take no actions that would result in an event of default under the Indenture.

     Section 4.17. Immigration, Visas. Parent shall be responsible for obtaining any required visas or other immigration approvals to allow Transferred Employees (defined below) to become employed by Parent at whatever location is specified by Parent.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 5.1. Conditions to Each Party's Obligations to Effect the
Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

          (d) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby and to operate the Business after the Effective Time in all material respects as it was operated prior thereto (other than under the HSR Act) shall have been given, obtained or complied with, as applicable; and

          (e) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

     Section 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on Parent) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

          (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two
     (2) executive officers of Parent and Acquisition;

          (c) the shares of Parent Common Stock issuable to the Company's stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been approved for quotation on the Nasdaq National Market, upon official notice of issuance;

          (d) the Company shall have received the opinion of tax counsel to the Company or tax counsel to Parent to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate and such opinion shall not have been withdrawn or modified in any material respect; and

          (e) the Company shall have received the opinion of legal counsel to Parent and Acquisition as to the matters set forth in Exhibit D.

     Section 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.24) shall be true and correct (except to the extent that the aggregate of all breaches thereof would not have a Material Adverse Effect on the Company) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date, and in any event, subject to the foregoing Material Adverse Effect qualification) and the representations and warranties of the Company contained in Section 2.24 shall be true and correct in all respects at and as of the Effective Time, and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

          (c) Parent shall have received from each affiliate of the Company referred to in Sections 2.21 and 4.12(a) an executed copy of the letter attached hereto as Exhibit A;

          (d) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

          (e) Parent shall have received the opinion of tax counsel to Parent or tax counsel to the Company to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code, which opinion may rely on the representations set forth in Exhibits B-1 and B-2 and such other representations as such counsel reasonably deems appropriate, and such opinion shall not have been withdrawn or modified in any material respect; and

          (f) Parent shall have received the opinion of legal counsel to the Company as to the matters set forth in Exhibit C.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     Section 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

          (a) by mutual written consent of Parent, Acquisition and the Company;

          (b) by Parent and Acquisition or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state Governmental Entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 31, 1999 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

          (c) by the Company if (i) there shall have been a breach of any representations or warranties on the part of Parent or Acquisition set forth in this Agreement or if any representations or warranties of Parent or Acquisition shall have become untrue, such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within fifteen (15) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; (iii) the Company shall have convened a meeting of its stockholders to vote upon the Merger in accordance with this Agreement and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof); or (iv) the Company Board

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     has received a Superior Proposal, has complied with the provisions of
     Section 4.3(b), and has made the payment called for by Section 6.3(a); or

          (d) by Parent and Acquisition if (i) there shall have been a breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue, such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder having a Material Adverse Effect on the Company (or, in the case of Section 4.3, any material breach thereof) or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition or the Company to consummate the Merger, and the Company has not cured such breach within fifteen (15) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect; (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger; (v) the Company shall have ceased using all reasonable efforts to call, give notice of, or convene or hold a stockholders' meeting to vote on the Merger as promptly as practicable after the date hereof or shall have adopted a resolution not to effect any of the foregoing; or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders at such meeting (including any adjournments thereof).

     Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Sections 4.7(d) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

     Section 6.3. Fees and Expenses.

     (a) In the event that this Agreement shall be terminated pursuant to:

          (i) Section 6.1(c)(iv) or 6.1(d)(iii);

          (ii) Section 6.1(d)(i), (ii), (iv) or (v) and within twelve (12) months thereafter the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or any affiliate thereof); or

          (iii) Section 6.1(c)(iii) or 6.1(d)(vi) and within twelve (12) months following the stockholders' meeting referred to in either such clause, the Company enters into an agreement with respect to a Company Acquisition or a Company Acquisition occurs involving any Third Party (or an affiliate thereof);

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages the Company shall pay to Parent the amount of Seventy-Five Million Dollars ($75,000,000) as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty.

     (b) Upon the termination of this Agreement pursuant to Section 6.1(c)(iii) or (iv), or Section 6.1(d)(i), (ii), (iii), (iv), (v) or (vi), in addition to any other remedies that Parent,

                                      A-39
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Acquisition or their affiliates may have as a result of such termination
(including pursuant to Section 6.3(a)), the Company shall pay to Parent the amount of Three Million Dollars ($3,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

     (c) Upon the termination of this Agreement pursuant to Section 6.1(c)(i) or
(ii), in addition to any other remedies that the Company or its affiliates may have as a result of such termination, Parent shall pay to the Company the amount of Three Million Dollars ($3,000,000) as reimbursement for the costs, fees and expenses incurred by any of them or on their behalf in connection with this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including fees payable to investment bankers, counsel to any of the foregoing and accountants).

     (d) Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     (e) Each of the Company, Parent and Acquisition acknowledge that the agreements contained in this Article 6 (including this Section 6.3) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Company, Parent and Acquisition would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts required pursuant to Section 6.3 when due (including circumstances where, in order to obtain such payment Parent or Acquisition commences a suit that results in a final nonappealable judgment against the Company for such amounts), the Company shall pay to Parent or Acquisition (i) their costs and expenses (including attorneys' fees) in connection with such suit and (ii) interest on the amount that was determined to be due and payable hereunder at the rate announced by Chase Manhattan Bank as its "reference rate" in effect on the date such payment was required to be made.

     Section 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under Applicable Law without such approval. This Agreement (including, subject to Section 4.14, the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

     Section 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     Section 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto that by its terms requires performance after the Effective Time.

     Section 7.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

     Section 7.3. Service Credit.

     (a) To the extent that any employees which accept offers of continued employment become participants in any of Parent's Compensation and Benefits Plans, they shall be given credit for service performed for the Company ("Service Credit") for purposes of the following Parent benefits:

          (i) 401(k)/Profit Sharing Plan (participation and vesting only, not benefit accrual);

          (ii)  Vacation;

          (iii)  Short Term Disability Plan;

          (iv)  Service Awards;

          (v) Service component of any retirement definition (early retirement, rule of 75);

          (vi)  Defined Benefit Plan (participation and vesting only);

          (vii) Supplemental Employee Medical Account Plan ("SERMA") (participation only).

     (b) Transferred Employees shall not be given Service Credit for the following Parent benefits:

          (i)  Sabbatical;

          (ii) Parent Stock Option Plan (acceleration of vesting upon retirement);

          (iii) Benefit accrual under Parent's Defined Benefit Plan;

          (iv)  Benefit accrual under Parent's SERMA;

          (v)  Benefit accrual under Parent's 401(k)/Profit Sharing Plan.

     With respect to the foregoing Parent benefits, service credit shall be counted as of the Effective Time.

     Section 7.4. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

     Section 7.5. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of telecopier, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on

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

the next business day after the date when sent and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

        if to Parent or Acquisition:
                Intel Corporation
                2200 Mission College Blvd.
                Santa Clara, California 95052
                Telecopier: (408) 765-1859
                Attention: General Counsel

           and

                Intel Corporation
                2200 Mission College Blvd.
                Santa Clara, California 95052
                Telecopier: (408) 765-6038
                Attention: Treasurer

           with a copy to:
                Gibson, Dunn & Crutcher LLP
                One Montgomery Street
                Telesis Tower
                San Francisco, California 94104
                Telecopier: (415) 986-5309
                Attention: Kenneth R. Lamb

        if to the Company to:
                Level One Communications Incorporated
                9750 Goethe Road
                Sacramento, California 95827
                Telecopier: 916-854-1103
                Attention: Dr. Robert S. Pepper

           with a copy to:
                Graham & James LLP
                400 Capitol Mall, Suite 2400
                Sacramento, California 95814
                Telecopier: (916) 441-6700
                Attention: Gilles S. Attia, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     Section 7.6. Governing Law and Venue; Waiver of Jury Trial.

     (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not

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

maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

     (b) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

     Section 7.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 1.11(c), 4.11 and 7.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement nor shall any such person be entitled to assert any claim hereunder. In no event shall this Agreement constitute a third party beneficiary contract.

     Section 7.9. Certain Definitions. For the purposes of this Agreement the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.21 and 4.13) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (b) "Applicable Law" means, with respect to any person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the

     Effective Time applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

          (c) "business day" means any day other than a day on which the Nasdaq National Market is closed;

          (d) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (e) "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Company and its subsidiaries taken as a whole; (ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Company of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Company immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Company with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Company prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

          (f) "knowledge" or "known" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of any executive officer of the Company or Parent, as the case may be, and, in addition, with respect to the Company, the persons listed on Section 7.9(f) of the Company Disclosure Schedule. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (1) such individual has actual knowledge of such fact, circumstance, event or other matter, or
     (2) such fact, circumstance, event or other matter is reflected in one or more documents (including e-mails sent to such individual) in, or that have been in, such individual's files.

          (g) "include" or "including" means "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

          (h) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;

          (i) "Stock Option Agreement" means that certain Stock Option Agreement of even date herewith between the Company and Parent; and

          (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 7.10. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the

Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

     Section 7.11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 6.3(a), (b) or (c) it shall not be entitled to specific performance to compel the consummation of the Merger.

     Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                    INTEL CORPORATION

                                    By: /s/ ARVIND SODHANI
                                       -----------------------------------------
                                    Name: Arvind Sodhani
                                    Title: Vice President and Treasurer
                                    Date: March 4, 1999

                                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                    By: /s/ DR. ROBERT S. PEPPER
                                       -----------------------------------------
                                    Name: Dr. Robert S. Pepper
                                    Title: President & Chief Executive Officer
                                    Date: March 4, 1999

                                    INTEL RSW CORPORATION

                                    By: /s/ SUZAN A. MILLER
                                       -----------------------------------------
                                    Name: Suzan A. Miller
                                    Title: President
                                    Date: March 4, 1999

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER BY AND AMONG INTEL CORPORATION,
       LEVEL ONE COMMUNICATIONS, INCORPORATED AND INTEL RSW CORPORATION]

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of March 4, 1999, is by and between Intel Corporation, a Delaware corporation ("Grantee"), and Level One Communications, Incorporated, a Delaware corporation ("Issuer").

                                    RECITALS

     A. Grantee, Intel RSW Corporation ("Acquisition") and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, Acquisition will be merged with and into Issuer (the "Merger").

     B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Stock Option Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Stock Option Agreement and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Stock Option Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 7,798,546 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $50 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

     2. EXERCISE OF OPTION.

     (a) Subject to the satisfaction or waiver of the conditions set forth in
Section 9 of this Stock Option Agreement, prior to the termination of this Stock Option Agreement in accordance with its terms, Grantee may exercise the Option, in whole or in part, at any time or from time to time on or after the occurrence of a Triggering Event (as defined below). The Option shall terminate and not be exercisable at any time following the Expiration Date (as defined in Section
11). The term "Triggering Event" means the time immediately prior to the occurrence of any of the events (or series of events) specified in Section 6.3(a) of the Merger Agreement giving rise to the obligation of the Company to pay the fee specified in Section 6.3(a). Notwithstanding the foregoing, the Option will not be exercisable if Grantee has materially breached the Merger Agreement and such breach remains uncured at the time of exercise.

     (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable and has not terminated, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not less than one (1) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If prior to the Expiration Date (as defined in Section 11 below) any person or group (other than Grantee and its affiliates) shall have acquired fifty percent (50%) or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), or Issuer shall have entered into a written definitive agreement with any person or group (other than Grantee and its affiliates) providing for a Company Acquisition (as defined below), then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a) hereof) to request in writing that Issuer pay, and promptly (but in any event not more than five (5) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to the lesser of:

          (i) (1) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of the Exercise Notice, and (B) (I) the highest price per share of Issuer Common Stock offered to be paid or paid by any such person or group pursuant to or in connection with such Share Acquisition or Company Acquisition or (II) if such Company Acquisition consists of a purchase and sale of assets, the sum of (a) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with a Company Acquisition and (b) the amount of cash to be received by the Company upon the exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, divided by the sum of (y) the number of shares of Issuer Common Stock then outstanding and (z) the number of shares issuable upon exercise or conversion of outstanding in-the-money options, warrants, rights or convertible securities, multiplied by (2) the number of Option Shares then covered by the Option or

          (ii) Twenty-Five Million Dollars ($25,000,000).

     If all or a portion of the price per share of Issuer Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the stock or assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined jointly by the investment bankers of Issuer and the investment bankers of Grantee.

     (c) Notwithstanding anything to the contrary herein, if Grantee (including any of its affiliates) receives proceeds in connection with any sale or other disposition of Option Shares (or any rights thereto or thereof), together with any proceeds in connection with any dividends or distributions received by Grantee on any Option Shares, in an aggregate amount that exceeds the sum of (x) Twenty-Five Million Dollars ($25,000,000), plus (y) the Option Price multiplied by the number of Option Shares purchased hereunder, then all proceeds to Grantee or its affiliates in excess of such sum shall be remitted to Issuer promptly following receipt.

     (d) As used herein, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition by a Third Party of fifty percent (50%) or more of the assets of the Issuer and its subsidiaries taken as a whole;
(ii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding Shares or any securities convertible into or exchangeable for Shares that would constitute fifty percent (50%) or more of the outstanding Shares upon such conversion or exchange, or any combination of the foregoing; or (iii) the acquisition by the Issuer of the assets or stock of a Third Party if, as a result of which the outstanding shares of the Issuer immediately prior thereto are increased by one hundred percent (100%) or more, or (iv) the merger, consolidation or business combination of the Issuer with or into a Third Party, where, following such merger, consolidation or business combination, the stockholders of the Issuer (other than the Third Party or its affiliates) prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

     3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under
Section 2 of this Stock Option Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder,

(a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee a certificate or certificates representing the number of validly issued, fully paid and non-assessable Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.

     4. REGISTRATION AND LISTING OF OPTION SHARES.

     (a) Grantee may, by written notice (a "Registration Notice"), request at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option ("Registrable Securities"), that Issuer register under the Securities Act of 1933, as amended (the "Act"), the offering, sale and delivery, or other disposition, of the Registrable Securities. In connection with any such sale or other disposition, Grantee shall use all reasonable efforts to prevent any person or group from purchasing through such offering shares of Issuer Common Stock representing more than five percent (5%) of the outstanding Common Stock of Issuer on a fully diluted basis at the time of such request. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares, unless the remaining number of Registrable Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Grantee's rights hereunder shall terminate at such time as Grantee shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act. The Registration Notice shall include a certificate executed by Grantee and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing reasonably acceptable to Issuer (the "Manager"), stating that (i) Grantee and the Manager have a good faith intention to commence a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market conditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the per share average of the closing sale prices of Issuer's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Issuer shall thereupon have the option exercisable by written notice delivered to Grantee within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of Issuer's Common Stock on the Nasdaq National Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by Issuer hereunder shall take place at a closing to be held at the principal executive offices of Issuer or its counsel at any reasonable date and time designated by Issuer in such notice within 10 business days after delivery of such notice. The payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds. If Issuer does not elect to exercise its option to purchase pursuant to the foregoing with respect to all Registrable Securities, Issuer shall use reasonable efforts to effect, as promptly as practicable, the registration under the Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice, and Issuer will use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business or consent to general service of process in any jurisdiction by reason of this provision. Without Grantee's prior written consent, no other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety (90) days in any six (6) month period if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests under this Section 4(a). For purposes of determining whether the two (2) requests have been made under this Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.

     (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery of Issuer's Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm underwriting, it will, in addition to Issuer's other obligations under this
Section 4, allow Grantee the right to participate in such registration so long as Grantee participates in such underwriting; provided, however, that, if the managing underwriter of such offering advises Issuer in writing that in its opinion the number of shares of Issuer's Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer will, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons other than Issuer and persons to whom Issuer owes a contractual obligation (other than any director, officer or employee of Issuer to the extent any such person is not currently owed such contractual obligation).

     (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4 and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) ("Registration Expenses") will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of shares of Issuer's Common Stock to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, however, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and shall not forfeit such right to request one registration. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to filed hereunder.

     (d) In connection with each registration under this Section 4, Issuer shall indemnify and hold Grantee, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Grantee, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement.

     (e) In connection with any registration statement pursuant to this Section 4, Grantee agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and shall provide representations and warranties customary for selling shareholders who are unaffiliated with the issuer. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by Grantee to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by Grantee hereunder exceed the proceeds of the offering received by Grantee.

     (f) Upon the issuance of Option Shares hereunder, Issuer will use reasonable efforts to promptly list such Option Shares with such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorized this Stock Option Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Stock Option Agreement, and the consummation of the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Issuer and, assuming this Stock Option Agreement has been duly and validly authorized, executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

          (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Stock Option Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise of the Option, each of which, upon issuance pursuant to this Stock Option Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by Grantee, its affiliates or by applicable law).

          (d) The execution, delivery and performance of this Stock Option Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to
     Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of the Certificate of Incorporation or bylaws, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where failure to obtain such consents, waivers, approvals, licenses or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to adversely affect Grantee's rights hereunder or to have a Material Adverse Effect on Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to enter into and perform its obligations under this Stock Option Agreement.

          (b) The execution and delivery of this Stock Option Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Stock Option Agreement or to consummate the transactions contemplated hereby. This Stock Option Agreement has been duly and validly executed and delivered by Grantee and, assuming this Stock Option Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms.

          (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

     7. COVENANTS OF GRANTEE. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except that Grantee may transfer or dispose of the Option Shares so long as such transaction is in compliance with the Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates) representing the Option Shares (in addition to any legend required under applicable state securities laws) and any legend referring to the provisions of
Section 12 hereof:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

     8. HSR COMPLIANCE EFFORTS. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Stock Option Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly of any required HSR Act notification forms and the documents required to comply with the HSR Act.

     9. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares under this Stock Option Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

          (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Stock Option Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;

          (b) the representations and warranties of Grantee made in Section 6 of this Stock Option Agreement shall be true and correct in all material respects as of the date of the closing for the issuance of such Option Shares; and

          (b) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the Option or acquisition or issuance of Option Shares pursuant to this Stock Option Agreement.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

     11. EXPIRATION. The Option shall expire at the earlier of (y) the Effective Time (as defined in the Merger Agreement) and (z) 5:00 p.m., California time, on the day that is the one year anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

     12. ISSUER CALL. If Grantee has acquired Option Shares pursuant to exercise of the Option (the date of any closing relating to any such exercise herein referred to as an "Exercise Date") and no Company Acquisition with respect to Issuer has been consummated at any time after the date of this Agreement and prior to one year following the date hereof (and Issuer has not entered into a definitive agreement or letter of intent with respect to such a Company Acquisition which agreement or letter of intent remains in effect at the end of such year), then, at any time after the date thirteen (13) months following the date hereof and prior to nineteen (19) months following such Exercise Date, Issuer may require Grantee, upon delivery to Grantee of written notice, to sell to Issuer any Option Shares held by Grantee as of the date that is ten (10) business days after the date of such notice, up to a number of shares equal to the number of Option Shares acquired by Grantee pursuant to exercise of the Option in connection with such Exercise Date. The per share purchase price for such sale (the "Issuer Call Price") shall be equal to the Option Price less any dividends paid on the Option Shares to be purchased by Issuer pursuant to this
Section 12. The closing at any sale of Option Shares pursuant to this Section 12 shall take place at the principal offices of Issuer at a time and on a date designated by Issuer in the aforementioned notice to Grantee, which date shall be no more than twenty (20) and no less than twelve (12) business days from the date of such notice. The Issuer Call Price shall be paid in immediately available funds.

     13. GENERAL PROVISIONS.

     (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing except for the representations and warranties in Section 5(d) hereof which shall be deemed to have been made only as of the date hereof.

     (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Stock Option Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

     (c) Severability. It is the desire and intent of the parties that the provisions of this Stock Option Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Stock Option Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Stock Option Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     (d) Assignment; Transfer of Stock Option. This Stock Option Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided, further, that Grantee shall be entitled to assign or transfer this Stock Option Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

     (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Stock Option Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Stock Option Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

     (f) Amendments. This Stock Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

     (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

          If to Grantee:
               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-1859
               Attention: General Counsel

               and

               Intel Corporation
               2200 Mission College Blvd.
               Santa Clara, California 95052
               Telecopier: (408) 765-6038
               Attention: Treasurer

               with a copy to:

               Gibson, Dunn & Crutcher LLP
               One Montgomery Street
               Telesis Tower
               San Francisco, California
               94104
               Telecopier: (415) 374-8427
               Attention: Kenneth R. Lamb

          If to Issuer:

               Level One Communications,
               Incorporated
               9750 Goethe Road
               Sacramento, California 95827
               Telecopier: 916-854-1103
               Attention: Dr. Robert S. Pepper

               with a copy to:

               Graham & James LLP
               400 Capitol Mall, Suite 2400
               Sacramento, California 95814
               Telecopier: (916) 558-6700
               Attention: Gilles S. Attia

     (h) Headings. The headings contained in this Stock Option Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Option Agreement.

     (i) Counterparts. This Stock Option Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     (j) Governing Law/Jurisdiction/Venue. Governing Law and Venue; Waiver of Jury Trial.

     (1) THIS STOCK OPTION AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED

BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Stock Option Agreement and of the documents referred to in this Stock Option Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Stock Option Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12(g) or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof.

     (2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS STOCK OPTION AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(i).

     (k) Entire Agreement. This Stock Option Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Stock Option Agreement shall be construed to give any person other than the parties to this Stock Option Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Stock Option Agreement or any provision contained herein.

     (l) Expenses. Except as otherwise provided in this Stock Option Agreement, each party shall pay its own expenses incurred in connection with this Stock Option Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    INTEL CORPORATION

                                    By: /s/ ARVIND SODHANI
                                       -----------------------------------------
                                        Name: Arvind Sodhani
                                        Title: Vice President and Treasurer
                                        Date: March 4, 1999

                                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                    By: /s/ DR. ROBERT S. PEPPER
                                       -----------------------------------------
                                        Name: Dr. Robert S. Pepper
                                        Title: President & Chief Executive
                                        Officer
                                        Date: March 4, 1999

  [SIGNATURE PAGE TO INTEL CORPORATION/LEVEL ONE COMMUNICATIONS, INCORPORATED
                            STOCK OPTION AGREEMENT]

                                                                      APPENDIX C

                                LEHMAN BROTHERS

                                                                   March 4, 1999

Board of Directors
Level One Communications, Incorporated
9750 Goethe Road
Sacramento, CA 95827

Members of the Board:

     We understand that Level One Communications, Incorporated ("Level One" or the "Company") has entered into an agreement with Intel Corporation ("Intel") pursuant to which a wholly-owned subsidiary of Intel will be merged with Level One and all outstanding shares of common stock of Level One will be exchanged for shares of common stock of Intel at an exchange ratio of 0.43 shares of Intel common stock for each share of Level One common stock (the "Exchange Ratio") (the "Proposed Transaction"). In addition, all outstanding options to purchase shares of common stock of Level One will be exchanged for options to purchase shares of common stock of Intel at the Exchange Ratio and Intel will assume the Convertible Subordinated Notes due 2004 of Level One which will be convertible into shares of Intel common stock at the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated March 4, 1999 between Level One and Intel (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company and Intel that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) publicly available estimates of the future financial performances of the Company and Intel prepared by third party research analysts, (5) a trading history of the Company's common stock from January 1, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of Intel's common stock from January 1, 1994 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Intel with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (10) the potential pro forma financial effects of the Proposed Transaction on Intel and a comparison of the relative contributions of Level One and Intel to the combined company following consummation of the Proposed Transaction. In addition, we have had discussions with the management of the Company and Intel concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of the Company and Intel that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We also have considered publicly available estimates of the future financial performance of the Company prepared by third party research analysts. For purposes of our analysis, with the consent of the Company, we have assumed that the Company will perform in a range between the projections prepared by management and the estimates of third party research analysts. In arriving at our opinion, with the consent of the Company, we were not provided with and did not have any access to any financial forecasts or projections prepared by the management of Intel as to the future financial performance of Intel, and accordingly, upon advice of Intel, we have assumed that the publicly available estimates of research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Intel and we have relied upon such estimates in performing our analysis. We also have not conducted a physical inspection of the properties and facilities of the Company or Intel and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the Company's stockholders in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Intel for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                                                      APPENDIX D

                     LEVEL ONE COMMUNICATIONS, INCORPORATED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                                 August 9, 1999

     The undersigned stockholder of Level One Communications, Incorporated, a Delaware corporation (the "Company") acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus relating to the Company's combination with Intel Corporation through the merger of Intel RSW Corporation, with and into the Company, pursuant to an Agreement and Plan of Merger, dated as of March 4, 1999, and the transactions contemplated thereby and the undersigned revokes all other proxies and appoints Dr. Robert S. Pepper, John Kehoe and Joseph P. Landy, and each of them, the attorneys and proxies for the undersigned each with full power of substitution to attend and act for the undersigned at the Company's Special Meeting of Stockholders and at any adjournments or postponements thereof in connection therewith to vote and represent all of the shares of the Company's Common Stock which the undersigned would be entitled to vote.

     1. To adopt the Merger Agreement and to approve the transactions contemplated by the Merger Agreement.

     2. To approve the postponement or adjournment of the Special Meeting to solicit additional votes to approve the Merger Agreement.

                                                    (change of address/comments)

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                          (If you have written in the above
                                          spaces please mark the corresponding
                                          box on the reverse side of this card.)

     This card provides voting instructions as applicable to the appointed proxies for shares held of record by the undersigned. If registrations are not identical you may receive more than one set of proxy materials. Please sign date and return all cards you receive.

     THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IN THE ABSENCE OF ANY DIRECTION THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                  SEE REVERSE SIDE

               DETACH & RETURN PROXY CARD; RETAIN ADMISSION CARD

                                 ADMISSION CARD

                        SPECIAL MEETING OF STOCKHOLDERS
                                 AUGUST 9, 1999
                                   9:00 A.M.
                           9800 OLD PLACERVILLE ROAD
                          SACRAMENTO, CALIFORNIA 95827

     Presentation of this card is required for admission to the Special Meeting

            PLEASE PRESENT THIS CARD TO THE LEVEL ONE REPRESENTATIVE
                     AT THE ENTRANCE TO THE SPECIAL MEETING

                     LEVEL ONE COMMUNICATIONS, INCORPORATED

NAME:
ADDRESS:

 -------------------------------------------------------------------------------

     [X] PLEASE MARK YOUR
         VOTES AS IN THIS
         EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

1. Adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement.

        [ ]  FOR               [ ]  AGAINST                 [ ]  ABSTAIN

2. Approval of the adjournment or postponement of the Special Meeting.

        [ ]  FOR               [ ]  AGAINST                 [ ]  ABSTAIN

Please check this box if you plan to attend the special meeting.  [ ]

Change of Address/ Comments  [ ]

Signature(s)                                Date

NOTE: Please sign exactly as name appears above. Joint owners should each sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors or officers against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 9 of the Registrant's currently effective Certificate of Incorporation eliminates to the fullest extent permitted by the Delaware statutory and decisional law the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. Article 9 further prohibits any repeal or modification of Article 9 which would adversely affect any right or protection of any director at the time of such repeal modification. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (a) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law; (b) the Registrant is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding on the condition that the Registrant shall first have received an undertaking by or on behalf of such directors or officer to repay the amount advanced if it is ultimately determined that such director or officer is not entitled to be indemnified by the Registrant; (c) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (d) the Registrant may purchase and maintain insurance to protect itself and its directors and officers; and (e) the Registrant may not retroactively amend the Bylaws indemnification provision in a way that is adverse to such directors, officers and employees.

     The Registrant also maintains director and officer liability insurance. The indemnification provision in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liability arising under the Securities Act.

ITEM 21. EXHIBITS

    EXHIBIT
    NUMBER                           EXHIBIT TITLE
    -------                          -------------
       2.1    Agreement and Plan of Merger dated as of March 4, 1999 among the Registrant, Level One Communications, Incorporated and
              Intel RSW Corporation (included as Appendix A to the
              prospectus/proxy statement included as a part of this
              Registration Statement. The Disclosure Schedules relating to the Merger Agreement have been omitted but will be provided to the Commission upon its request pursuant to Item
              601(b)(2) of Regulation S-K).
       2.2    Stock Option Agreement between the Registrant and Level One
              Communications, Incorporated dated March 4, 1999 (included as Appendix B to the prospectus/proxy statement included as a part of this Registration Statement).
       3.1    Intel Corporation Restated Certificate of Incorporation
              dated May 11, 1993 and Certificate of Amendment to the
              Restated Certificate of Incorporation dated June 2, 1997
              (incorporated by reference to Exhibit 3.1 of Registrant's
              Form 10-K as filed on March 27, 1998).
       3.2    Intel Corporation Bylaws as amended (incorporated by
              reference to Exhibit 3.1 of Registrant's Form 10-Q for the quarter ended September 26, 1998 as filed on November 10,
              1998).
       4.1    Specimen Certificate of the Registrant's Common Stock
              (incorporated by reference to Exhibit 4.1 to Registrant's
              Registration Statement on Form 8-B (file number 000-06217)
              as filed on May 3, 1989).
       4.2    Agreement to Provide Instruments Defining the Rights of
              Security Holders (incorporated by reference to Exhibit 4.1 of Registrant's Form 10-K as filed on March 28, 1986).
       5.1    Opinion of Gibson, Dunn & Crutcher LLP.
       8.1    Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.
       8.2    Opinion of Graham & James LLP as to tax matters.
      10.1    Intel Corporation 1984 Stock Option Plan as amended and
              restated, effective July 16, 1997 (incorporated by reference to Exhibit 10.l of Registrant's Form 10-Q for the quarter
              ended June 27, 1998 as filed on August 11, 1998).
      10.2    Intel Corporation 1988 Executive Long Term Stock Option Plan
              as amended and restated, effective July 16, 1997
              (incorporated by reference to Exhibit 10.2 of Registrant's
              Form 10-Q for the quarter ended June 27, 1998 as filed on
              August 11, 1998).
      10.3    Intel Corporation Executive Officer Bonus Plan as amended
              and restated effective January 1, 1995 (incorporated by
              reference to Exhibit 10.7 of Registrant's Form 10-Q for the quarter ended April 5, 1995 as filed on May 16, 1995).
      10.4    Intel Corporation Sheltered Employee Retirement Plan Plus,
              as amended and restated effective July 15, 1996
              (incorporated by reference to Exhibit 4.1.1 of Registrant's
              Post-Effective Amendment No. 1 to Registration Statement on
              Form S-8 as filed on July 17, 1996).
      10.5    Intel Corporation Special Deferred Compensation Plan
              (incorporated by reference to Exhibit 4.1 of Registrant's
              Registration Statement on Form S-8 as filed on February 2,
              1998).
      10.6    Intel Corporation Deferral Plan for Outside Directors
              (incorporated by reference to Exhibit 10.6 of Registrant's
              Form 10-K as filed on March 26, 1999).

    EXHIBIT
    NUMBER                           EXHIBIT TITLE
    -------                          -------------
      21      Intel Subsidiaries (incorporated by reference to Exhibit 21 of Registrant's Form 10-K as filed on March 26, 1999).
      23.1    Consent of Ernst & Young LLP, independent auditors.
      23.2    Consent of Arthur Andersen LLP, independent public
              accountants.
      23.3    Consent of Lehman Brothers.
      23.4    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
              5.1 and Exhibit 8.1).
      23.5    Consent of Graham & James LLP (included in Exhibit 8.2).
      24.1    Power of Attorney (see the signature page to this
              Registration Statement).
      99      Form of Proxy for holders of Level One Communications,
              Incorporated common stock (included as Appendix D to the
              proxy statement/prospectus included as part of this
              Registration Statement).

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) (1) That for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

             (3) That every prospectus (i) that is filed pursuant to paragraph
        (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that for purposes of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (f) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (g) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in the registration statement when it became effective.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON JULY 7, 1999.

                                          INTEL CORPORATION

                                          By:   /s/ F. THOMAS DUNLAP, JR.
                                            ------------------------------------
                                              F. Thomas Dunlap, Jr.
                                              Vice President and Secretary

                               POWER OF ATTORNEY

     Each person whose individual signature appears below hereby constitutes and appoints Andy D. Bryant, F. Thomas Dunlap, Jr. and Arvind Sodhani and each of them severally, as his or her true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED BELOW ON THE 7TH DAY OF JULY 1999.

            /s/ CRAIG R. BARRETT
--------------------------------------------       --------------------------------------------
              Craig R. Barrett                     Gordon E. Moore
   President, Chief Executive Officer and          Chairman Emeritus of the Board and Director
   Director, Principal Executive Officer

--------------------------------------------       --------------------------------------------
John P. Browne                                     David S. Pottruck
Director                                           Director

             /s/ ANDY D. BRYANT                                  /s/ JANE E. SHAW
--------------------------------------------       --------------------------------------------
               Andy D. Bryant                                      Jane E. Shaw
   Senior Vice President, Chief Financial                            Director
  Officer and Principal Accounting Officer

            /s/ WINSTON H. CHEN                                /s/ LESLIE L. VADASZ
--------------------------------------------       --------------------------------------------
              Winston H. Chen                                    Leslie L. Vadasz
                  Director                              Senior Vice President and Director

            /s/ ANDREW S. GROVE                                /s/ DAVID B. YOFFIE
--------------------------------------------       --------------------------------------------
              Andrew S. Grove                                    David B. Yoffie
     Chairman of the Board and Director                              Director

                                                               /s/ CHARLES E. YOUNG
--------------------------------------------       --------------------------------------------
D. James Guzy                                                    Charles E. Young
Director                                                             Director